As filed with the Securities and Exchange Commission on October 10, 2019.

SEC File No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	4215	26-3106763
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Riverway, Suite 1430
Houston, Texas 77056
Telephone: (713) 481-3340

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

John Mercadante
3 Riverway, Suite 1430
Houston, Texas 77056
Telephone: (713) 481-3340

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

M. Ali Panjwani, Esq.

Eric M. Hellige, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036
Phone: (212) 421-4100

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share	585,000	(2)	$8.58	(3)	$5,019,300	(2)	$651.51
Common Stock, par value $0.0001 per share, underlying convertible debentures	1,111,433	(4)	$8.58	(6)	$9,536,096	(6)	$1,237.79
Common Stock, par value $0.0001 per share, underlying warrants	1,572,940	(5)	$8.58	(6)	$13,495,826	(6)	$1,751.76
Total	3,269,373				$28,051,222		$3,641.06

(1)	The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the accompanying prospectus.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of $8.58 for the registrant’s common stock on October 3, 2019, as reported on the OTC Pink Tier of the OTC Markets Group, Inc.

(4)	Represents shares of common stock issuable upon the conversion of, and the payment of interest to the maturity date on, convertible notes with a conversion price per share of $2.50, offered by the selling stockholders.

(5)	Represents shares of common stock issuable upon the exercise of warrants to purchase 585,000 shares of common stock at an exercise price of $2.50 per share and warrants to purchase 987,940 shares of common stock at an exercise price of $3.50 per share, offered by the selling stockholders.

(6)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 10, 2019

Transportation and Logistics Systems, Inc.

3,269,373 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 3,269,373 shares of our common stock, par value $0.0001 per share, which consists of (i) 585,000 shares currently outstanding, (ii) 1,111,433 shares issuable upon the conversion of outstanding convertible notes, and (iii) 1,572,940 shares issuable upon the exercise of outstanding warrants. All of the shares of common stock being registered in this prospectus are being offered for resale by the selling stockholders named in this prospectus (the “Selling Stockholders”). We are registering the sale of these shares to satisfy registration rights we have granted to the Selling Stockholders.

The Selling Stockholders may sell some or all of their shares of our common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. We will not receive any proceeds from the sale of these shares by the Selling Stockholders. However, we will receive proceeds for any exercise of warrants, but not for the subsequent sale of the shares underlying the warrants. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Our common stock is quoted on the OTC Pink Tier of the OTC Markets Group, Inc. under the symbol “TLSS”. On October __, 2019, the last reported sale price of our common stock was $___ per share. As of the date of this prospectus, our common stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our common stock is so quoted, the shares of common stock covered by this prospectus will be sold by the Selling Stockholders from time to time at a fixed price of $___ per share, representing the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets Group, Inc. on October __, 2019. If and when our common stock is regularly quoted on an over-the-counter market or on a national securities exchange, the Selling Stockholders may sell their respective shares of our common stock, from time to time, at prevailing market prices or in privately negotiated transactions.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2019.

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You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes. Unless we specify otherwise, all references in this prospectus to “TLSI,” “we,” “our,” “us,” and “our company,” refer to Transportation and Logistics Systems, Inc. and its wholly-owned subsidiaries, Prime EFS, LLC and Shypdirect LLC.

Unless otherwise indicated, the information in this prospectus reflects a one-for-250 reverse stock split of our common stock effected on July 18, 2018. All share and per share data has been adjusted for the one-for-250 reverse stock split for all periods presented.

Our Company

Overview

We are a provider of a wide range of transportation and logistics services involving the movement of goods and e-commerce fulfillment. Fast, dependable order fulfillment and shipping is critical to the success of an online business. We focus primarily on the transportation of packages that are ultimately to be delivered to the business or retail consumer. Our transportation services typically involve the transport of goods from the manufacturer or fulfillment center to the delivery station, from the fulfillment center to the post office or from the delivery station to the end user or retail customer (known as the “last mile” deliveries). We also offer an increasing number of logistics services, including the management and transportation of retail returns, the removal, transportation and disposition of shipping pallets and storage solutions for manufacturers with limited storage facilities, to help our business customers manage their goods efficiently through their supply chain.

We currently operate through our two subsidiaries, Prime EFS, LLC, a New Jersey-based transportation company with a focus on deliveries to the retail consumer for on-line retailers in New York, New Jersey and Pennsylvania (“Prime”), and Shypdirect LLC, a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office (“Shypdirect”), which are known as line-haul and “mid-mile” deliveries.

We are primarily an asset-based point-to-point delivery company. An asset-based delivery company, as compared to a non-asset-based delivery company, own or leases its own transportation equipment and employs its own drivers. At June 30, 2019, we owned or leased an aggregate of 277 trucks or delivery vehicles and employed 428 drivers who worked in shifts that allowed us to utilize most of our transportation equipment on a 24/7 basis. We also utilize the services of independent contractors to provide our delivery services. At June 30, 2019, two independent contractors provided services to us on a full-time basis. The independent contractors are responsible for paying for their own vehicles, equipment, fuel and operating expenses. Point-to-point delivery refers to a transportation system in which passengers or goods travel directly to a destination, rather than going through a central hub. This differs from the spoke-hub distribution paradigm in which the passengers or goods go to a central location in order to reach their ultimate destination. Our business is referred to as “point-to-point” delivery because our drivers and independent contractors are dispatched directly to the warehouse or retailer, as the case may be, and they then travel directly to the delivery point, rather than returning to a central corporate office.

Our E-Commerce Fulfillment Solutions

The rapid growth of e-commerce and the online retailing segment of e-commerce is well documented. According to a recent internet retailer report of Digital Commence 360, a publisher of research in digital commerce, and U.S. Department of Commerce figures, consumers spent $517.36 billion online with U.S. merchants in 2018, up 15.0% from $449.88 billion spent the year prior. Total retail sales, not including the sale of items not normally bought online, such as fuel, automobiles and food at restaurants, increased to $3.628 trillion in 2018, up 3.9% year over year, from $3.490 trillion in 2017. The U.S. Department of Commerce estimates consumers spent $513.61 billion online in 2018, up 14.2% from 2017, and that total retail sales increased 4.1% to $3.63 trillion. E-commerce represented a growing share of the retail market in 2018, taking a 14.3% share of total retail sales in 2018, up from 12.9% in 2017 and 11.6% in 2016. Our largest customer, Amazon.com Inc., accounted for approximately 40.0% of overall U.S. online retail sales in 2018, and accounted for 43.3% of all 2018 e-commence year-over-year gains in the United States. We believe our technology platform positions us to provide transportation services and to grow at or faster than the rapidly-growing and evolving e-commerce marketplace.

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E-commerce retail brands have logistics needs that differ from those of traditional businesses. Unlike traditional inventory management, e-commerce companies need to ship items directly to customers, who expect their orders to arrive on time and as described. We have built our delivery services to perform effectively in the “on demand” shipping environment that is part of the e-commerce fulfillment solutions system.

Our e-commerce fulfillment solutions are primarily the transportation of goods between destination points along the way from the manufacturer to the customer. We provide delivery services to the end user ( “last mile” delivery), principally retail consumers, including deliveries which require two persons to complete the delivery of heavy or bulky items, as well as “mid-mile” delivery services between distribution centers and fulfillment centers and line-haul delivery services from the manufacturer to the distribution center. Our revenues are generated from the fixed price charged for each specific route between a delivery station to a fulfillment center or from the fulfillment center to the final destination with a fixed price per route.

In most instances we are paid a fixed fee for transporting products from one designated site to a specified delivery point without regard to the number of packages being transported. With the ongoing growth of e-commerce the specific routes between designated sites is regularly changing (primarily increasing) as the volume of the online retailing segment of e-commerce activity expands. An integral part of our strategy is to regularly be in contact with our customers to assure that we are anticipating and planning for the expansion of current routes and the addition of new routes to our service base.

Our scheduled route system allows us to adjust to the regular changes in which packages are received, sorted, stored, picked, packed, shipped and housed in fulfillment centers and distribution centers. We are structured to meet the demands of “last-mile” deliveries and home grocery shopping deliveries. In addition to delivering goods in full truckloads from distribution centers to fulfillment centers, based on customer requests, we perform unscheduled pickups and deliveries of bulk products. When delivering packages to a home, we adhere to certain time slots and sometimes make “live deliveries” to ensure the customer is aware that their package has been delivered. This entails a constantly refreshed and technologically modern transportation management system (TMS).

We have built a network operations center (“NOC”) in Jersey City, New Jersey that allows us to track the location of each of our vehicles and address any on road disruptions. Our NOC is designed to grow with our business as we add more vehicles for additional routes and expand geographically. Presently, we utilize our NOC solely for our own business. We anticipate that as our revenues grow and the reach and scope of our transportation activities expand (both geographically and within the tristate area in which we currently operate) that we will generate revenues from services provided via our NOC to other logistics providers.

Our infrastructure is built to support the e-commerce unique fulfillment requirements of distributing products to millions of homes instead of hundreds of stores, managing millions of stock keeping units (SKUs) instead of thousands, shipping to homes in parcels instead of truckloads to stores and transporting between fulfillment centers in addition to distribution centers. Our infrastructure is aligned with the requirements of the online retailer: Online retailers differ from traditional brick and mortar where customers visit the premises and the retailer maintains goods on the premises. Online retailers have goods located in multiple locations (3rd party warehouse, etc.) and ships items directly to the customer; customers expect their order to arrive on time and be the correct quantity and product ordered.

With our focus on on-time performance, customer satisfaction and challenging growth management opportunities for our employees, we believe we are one of the fastest growing e-commerce fulfillment services providers in the country. As an early stage company, we have experienced and anticipate that we will continue to experience the challenges that come from rapid growth in revenues such as identifying and hiring employees that are aligned with our expectations, securing assets and expanding our administrative support services for our rapidly growing operations. We believe that our ability to manage our company through this high growth is a key part of our success, as evidenced by the high performance ratings we have regularly achieved in our customers’ scoring systems. We expect to expand our revenue base as the traditional brick and mortar retailers develop omni-channel strategies of generating revenues through a combination of physical and online sales.

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Our Competitive Strengths and Strategy

Our strategy is to be a leader in the transportation industry in providing on-time, high-quality pick-up, transportation and delivery services. We attribute our growth and success to date to the following competitive strengths.

Market Knowledge and Understanding. While we have been operating our current business for only a few years, our senior management collectively have over 40 years of experience in the transportation industry and has broad knowledge in providing transportation services over the “last mile” as part of the e-commerce fulfillment solutions. These solutions are in high demand and are expected to continue to grow at a rapid pace. Many of our management employees have e-commerce experience with e-commerce retailers and understand the dynamics of e-commerce growth, demands and logistics since all or the vast majority of their career has been in e-commerce businesses. We believe we understand the various segments of the end-to-end solutions required to rapidly and accurately deliver goods between the various pick-up and delivery points in the e-commerce delivery chain.

Unwavering Focus on Relationships and Superior Service. We aim to be the premier platform and partner of choice for our customers. We believe we offer superior services and solutions due to our company-wide commitment to customer service. On behalf of our customers, we deliver goods from the manufacturer or fulfillment center to the delivery station, and from the delivery station to the U.S. post office or retail customer (known as the “last mile” deliveries) in a precise, safe and timely manner with complementary support from our dedicated sales and service teams. Our focus on customer relationships has allowed us to increase our sales to our largest customer, Amazon.com, which, on an unaudited pro forma basis, assuming our acquisition of Prime had occurred on January 1, 2017, increased from approximately $5.6 million in 2017 to approximately $17.7 million in 2018 and from approximately $4.8 million in the first six months of 2018 to approximately $13.9 million in the first six months of 2019.

Experienced and Proven Management Team. We believe our management team is among the most experienced in the industry. Our senior management team brings experience in transportation and logistics, mergers and acquisitions, information technology, e-commerce retailing and fulfillment, and has an understanding of the cultural nuances of the e-commerce sectors we serve.

We intend to leverage our competitive strengths to increase shareholder value through the following core strategies.

Build Upon Strong Customer Relationships to Expand Organically. We have built a strong relationship with Amazon.com that has allowed us to expand the size of our service area and add higher margin services to our service offerings. For example, due to our focus on consistent and timely deliveries and our superior safety record, we have increased the number of “last mile” local routes we serve for Amazon from five routes at December 31, 2017 to over 200 routes at December 31, 2018. In addition, we have been able to expand the type of transportation services we render to Amazon.com to include “mid-mile” and line-haul transportation services in which we deliver packages from one distribution center to another or from the distribution center to the U.S. post office. We intend to continue to build on our relationship with Amazon.com and we are working to build similar relationships with other e-commerce retailers to increase the type and scope of the transportation and logistics services we offer.

Expand Our Operations to Other Regions of the U.S. Our e-commerce “last mile” delivery services to retail consumers are currently provided primarily in New York, New Jersey and Pennsylvania and our e-commerce “mid-mile” delivery services between customer distribution centers or between such distribution centers and the U.S. post office are currently provided primarily in the northeastern region of the U.S. As we continue to expand our marketing and customer relationships, we anticipate expanding our geographic footprint to provide such services, and to capture market share, in other regions of the U.S. by opening our own operations centers and warehouses, acquiring existing regional transportation and logistics companies in operating in other areas and partnering with local operators in other regions. We believe the expansion of our business in other regions of the U.S. will also allow us to expand our relationships with existing customers who operate in those regions.

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Pursue Value-Enhancing Strategic Acquisitions. We intend to pursue strategic acquisitions as a means of adding new markets in the United States, expanding our transportation and logistics service offerings, adding talented management and operational employees, expanding and upgrading our technology platform and developing operational best practices. We are currently at various stages of reviewing several potential acquisition targets and believe we have significant opportunities to grow our business through our knowledge of our industry and possible acquisition targets.

Enhance Our Operating Margins. We expect to enhance our operating margins as our business expands through a combination of increased operational efficiencies, leveraging our existing assets and distribution facilities and increase usage of technology to help us better plan, execute and monitor the performance of our services and transportation assets. Many of our transportation assets were initially utilized for a single route per day. As we expand, we have been able to increase utilization through use of assets on multiple routes or the addition of a second shift per day. In addition, we expect that our operating margins will increase as we expand our Shypdirect line-haul and “mid mile” business-to-business transportation and logistics operations, which generally have higher margins than our direct to consumer delivery business.

General

Our business address is 3 Riverway, Suite 1430, Houston, Texas 77056 and our telephone number is (713) 481-3340. We maintain a website at www.translogsys.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Background of the Offering

Convertible Notes Transactions

On August 30, 2019, we entered into a securities purchase agreement with seven investors pursuant to which we sold for an aggregate purchase price of $2,222,854 (i) $2,469,840 aggregate principal amount of our original issue discount senior secured convertible notes (the “Notes”) and (ii) five-year warrants (the “Debt Warrants”) to purchase up to an aggregate of 987,940 shares of our common stock for a purchase price of $3.50 per share, subject to adjustment. The Notes mature on November 30, 2020 and bear interest at the rate of 10% per annum or 18% per annum during the continuance of an event of default (as defined). Commencing on December 30, 2019, we are obligated to make monthly payments of principal and interest on the Notes based upon a 12-month amortization schedule, provided that the final payment shall be made on the maturity date. Monthly payments of principal and interest shall be made in cash unless a noteholder requests its payment to be made in shares of our common stock, in which event the payment to such noteholder will be made in shares of our common stock valued at 80% of the lowest volume weighted average price per share of our common stock during the five-trading-day period preceding the date of the scheduled payment. The Notes also are convertible into shares of our common stock at any time at the option of the holder at a conversion price of $2.50 per share, subject to adjustment, or, during the continuation of any event of default (as defined), at a conversion price equal to the lower of (i) $2.50 per share or (ii) 70% of the second lowest closing price of our common stock during the 20-consecutive-trading-day period ending on the day prior to delivery of the applicable notice of conversion. The Notes are secured by a pledge of substantially all of our assets, including the shares of capital stock of our subsidiaries.

In connection with the sale of the Notes and the Debt Warrants, we entered into a registration rights agreement, pursuant to which we agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) to register the resale of the shares of our common stock issuable to the holders of the Notes and the Debt Warrants in connection with the payment, conversion or exercise of such securities. This prospectus forms a part of such registration statement and covers such shares of common stock.

Equity Transactions

On August 30, 2019, we entered into a securities purchase agreement with 22 investors pursuant to which we sold for an aggregate purchase price of $1,462,500 a total of 585,000 units, each unit comprised of one share of our common stock and a five-year warrant (an “Equity Warrant”) to purchase one share of common stock for a purchase price of $2.50 per share, subject to adjustment. An aggregate of 585,000 shares of our common stock and Equity Warrants to purchase an aggregate of 585,000 additional shares of our common stock were issued in this transaction.

In connection with the sale of such shares of common stock and the Equity Warrants, we entered into a registration rights agreement, pursuant to which we agreed to file a registration statement under the Securities Act to register the resale of such shares of common stock and the shares of common stock issuable upon exercise of the Equity Warrants. This prospectus forms a part of such registration statement and covers such shares of common stock.

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The Offering

Common Stock being offered by the selling stockholders(1)	3,269,373 shares including (i) 585,000 shares currently outstanding, (ii) 1,111,433 shares issuable upon conversion of, and the payment of interest from time to time on, the outstanding Notes, (iii) 987,940 shares issuable upon exercise of the Debt Warrants, which have an exercise price of $3.50 per share, subject to adjustment, and (iv) 585,000 shares issuable upon the exercise of the Equity Warrants, which have an exercise price of $2.50 per share, subject to adjustment.

Common Stock outstanding prior to the Offering	11,745,236 shares as of October 3, 2019(2)

Common Stock outstanding after the Offering	14,429,609(3)

Terms of Offering	The Selling Stockholders will determine when and how they will sell the shares of our common stock offered hereby, as described in “Plan of Distribution” beginning on page 59.

Use of proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. However, to the extent the Debt Warrants and the Equity Warrants are exercised for cash, we will receive up to an aggregate of $4,920,290 in gross proceeds. We expect to use the proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes.

OTC Pink Symbol	TLSS

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

(1)	Assumes conversion of the Notes in full at their respective maturity dates at the fixed conversion price per share, and assumes that interest paid through maturity will be paid in shares of our common stock at an average price per share of $2.25.

(2)	This amount does not include:

●	an aggregate of 1,700,000 shares of common stock issuable upon conversion of outstanding shares of our Series B Preferred Stock;

●	an aggregate of 80,000 shares of common stock issuable upon the exercise of outstanding stock purchase options that are exercisable for a purchase price of $8.85 per share, subject to adjustment, and expire in April 2024;

●	an aggregate of 114,000 shares of common stock issuable upon the exercise of outstanding stock purchase warrants that are exercisable for a purchase price of $1.00 per share, subject to adjustment, and expire in June 2024;

●	an aggregate of 585,000 shares of common stock issuable upon the exercise of outstanding Equity Warrants for a purchase price of $2.50 per share, subject to adjustment, and expire in January 2025, which shares may be offered by certain Selling Stockholders pursuant to this prospectus;

●	an aggregate of 987,940 shares of common stock issuable upon the exercise of outstanding Debt Warrants for a purchase price of $3.50 per share, subject to adjustment, and expire in August 2024, which shares may be offered by certain Selling Stockholders pursuant to this prospectus; and

●	an aggregate of 1,111,433 shares of common stock issuable upon the conversion of, and the payment of interest from time to time on, the Notes at a conversion price of 2.50 per share, subject to adjustment, which shares may be offered by certain Selling Stockholders pursuant to this prospectus.

(3)	This amount includes the estimated 1,111,433 shares issuable upon conversion of, and for the payment of interest from time to time on, the Notes and all 1,572,940 shares issuable upon exercise of the Equity Warrants and the Debt Warrants.

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RISK FACTORS

Some of the following risks relate principally to us, the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common shares. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends, if any, or the trading price of our common shares.

We lack an established operating history on which to evaluate our business and determine if we will be able to execute our business plan, and can give no assurance that operations will result in profits.

We have been engaged in our current continuing and proposed business operations since only June 2018. As a result, we have a limited operating history upon which you may evaluate our proposed business and prospects. Our proposed business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include:

●	the absence of an operating history in our current business and at our current scale;

●	our ability to raise capital to develop our business and fund our operations;

●	expected continual losses for the foreseeable future;

●	our ability to anticipate and adapt to a developing market(s);

●	acceptance by customers;

●	limited marketing experience;

●	competition from internet-based logistics and freight companies;

●	competitors with substantially greater financial resources and assets;

●	the ability to identify, attract and retain qualified personnel;

●	our ability to provide superior customer service; and

●	reliance on key personnel.

Because we are subject to these risks, and the other risks discussed below, you may have a difficult time evaluating our business and your investment in our company. We may be unable to successfully overcome these risks, any one or more of which could harm our business.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

We may not successfully manage our growth.

We have grown rapidly and substantially since our acquisition of Prime in June 2018, including by expanding our internal resources and entering into new markets, and we intend to continue to focus on rapid growth, including organic growth and additional acquisitions. We may experience difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, changes in revenue and business models, entering into new geographic areas and increased pressure on our existing infrastructure and information technology systems.

Our growth will place a significant strain on our management, operational, financial and information technology resources. We will need to continually improve existing procedures and controls, as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train and manage our employee base. Our working capital needs will continue to increase as our operations grow. Failure to manage our growth effectively, or obtain necessary working capital, could have a material adverse effect on our business, results of operations, cash flows, stock price and financial condition.

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Changes in our relationships with our significant customers, including the loss or reduction in business from one or more of them, could have an adverse impact on us.

For the six-month period ended June 30, 2019 and the year ended December 31, 2018, one customer, Amazon.com, Inc., represented 99.1% and 98.7%, respectively, of our total net revenues from continuing operations. Until such time, if ever, that we are able to diversify our customer base and add additional significant customers, the loss of Amazon as a customer would materially impair our overall consolidated financial condition and our consolidated results of operations. Our contractual relationships with customers, including Amazon, generally are terminable at will by the customers on short notice and do not require the customer to provide any minimum commitment. Our customers could choose to divert all or a portion of their business with us to one of our competitors, demand rate reductions for our services, require us to assume greater liability that increases our costs, or develop their own logistics capabilities. Failure to retain our existing customers or enter into relationships with new customers could materially impact the growth in our business and the ability to meet our current and long-term financial forecasts.

We have insufficient funds to develop our business, which may adversely affect our future growth.

Until we can generate a sufficient amount of revenue, if ever, we expect to finance our anticipated future growth and possibly future strategic acquisitions through public or private equity offerings or debt financings. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, our plans to grow our revenues or to consummate one or more strategic acquisitions or otherwise to scale back our business plans. In addition, we could be forced to reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our forecasts regarding the sufficiency of our financial resources to support our current and planned operations are forward-looking statements and involve significant risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future capital requirements may be substantial and will depend on many factors including:

●	marketing and developing expenses;

●	revenue received from sales and operations, if any, in the future;

●	the expenses needed to attract and retain skilled personnel; and

●	the costs associated with being a public company.

Raising capital in the future could cause dilution to our existing shareholders, and may restrict our operations or require us to relinquish rights.

In the future, we may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration or strategic alliance arrangements with third parties, we may have to relinquish valuable rights to our future revenue streams or product candidates on terms that are not favorable to us.

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Economic recessions and other factors that reduce freight volumes could have a material adverse impact on our business.

The transportation industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of our customers, increases in prices charged by third-party carriers, interest rate fluctuations and other U.S. and global economic factors beyond our control. During economic downturns, reduced overall demand for transportation services will likely reduce demand for our services and exert downward pressures on rates and margins. In periods of strong economic growth, demand for limited transportation resources can result in increased network congestion and resulting operating inefficiencies. In addition, deterioration in the economic environment subjects our business to various risks that may have a material impact on our operating results and cause us to not reach our long-term growth goals. These risks may include the following:

●	A reduction in overall freight volumes in the marketplace reduces our opportunities for growth.

●	A downturn in our customers’ business cycles causes a reduction in the volume of freight shipped by those customers.

●	Some of our customers may face economic difficulties and may not be able to pay us, and some may go out of business.

●	Some of our customers may not pay us as quickly as they have in the past, causing our working capital needs to increase.

●	A significant number of our transportation providers may go out of business and we may be unable to secure sufficient equipment or other transportation services to meet our commitments to our customers.

●	We may not be able to appropriately adjust our expenses to changing market demands.

We have ongoing capital requirements that necessitate sufficient cash flow from operations and/or obtaining financing on favorable terms.

We have depended primarily on short term borrowings and cash from operations to expand the size of our operations and upgrade and expand the size of our delivery fleet. In the future, we may be unable to generate sufficient cash from operations to support or grow our operations or to obtain sufficient financing on favorable terms for such purposes. If any of these events occur, then we may face liquidity constraints or be forced to enter into less than favorable financing arrangements. Additionally, such events could adversely impact our ability to provide services to our customers.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

●	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand for the products we deliver;

●	our ability to effectively manage our working capital;

●	our ability to satisfy consumer demands in a timely and cost-effective manner;

●	pricing and availability of labor and delivery equipment;

●	our inability to adjust certain fixed costs and expenses for changes in demand;

●	shifts in geographic concentration of customers, supplies and labor pools; and

●	seasonal fluctuations in demand and our revenue.

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If we are unable to attract and retain qualified executive officers and managers, we will be unable to operate efficiently, which could adversely affect our business, financial condition, results of operations and prospects.

We depend on the continued efforts and abilities of our executive officers, particularly John Mercadante, our Chief Executive Officer, and Doug Cerny, our Chief Development Officer, as well as the senior management of our subsidiaries to establish and maintain our customer relationships and identify strategic opportunities. The loss of any one of them could negatively affect our ability to execute our business strategy and adversely affect our business, financial condition, results of operations and prospects. Competition for managerial talent with significant industry experience is high and we may lose access to executive officers for a variety of reasons, including more attractive compensation packages offered by our competitors. Although we have entered into employment agreements with certain of our executive officers and certain other key employees, we cannot guarantee that any of them or other key management personnel will remain employed by us for any length of time. Our inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations and prospects.

Risks Related to Our Financial Results and Financing Plans

We have a history of losses and may continue to incur losses in the future, raising substantial doubts about our ability to continue as a going concern.

We have a history of losses and may continue to incur losses in the future, which could negatively impact the trading value of our common stock. We incurred losses from continuing operations of $25.9 million, $14.5 million, $14.6 million and $0.8 million in the six-month periods ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017, respectively. We incurred a net loss of $26.6 million, $14.4 million, $14.5 million and $0.7 million in the six-month periods ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017, respectively. We may continue to incur losses in future periods. These losses may increase and we may never achieve profitability for a variety of reasons, including increased competition, decreased growth in the e-commerce and the transportation and logistics industries and other factors described elsewhere in this “Risk Factors” section. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent registered public accountants included an explanatory paragraph regarding this uncertainty in their reports on our consolidated financial statements for the years ended December 31, 2018 and 2017. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses.

We may never achieve profitability, and if we do, we may not be able to sustain such profitability. Further, we may incur significant losses in the future due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. If we cannot continue as a going concern, our stockholders may lose their entire investment.

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We have identified material weaknesses in our internal control over financial reporting, and we cannot assure you that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

We have historically had a small internal accounting and finance staff with limited experience in public reporting. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the preparation of our unaudited financial statements for the six-month period ended June 30, 2019 and the audit of our financial statements for the year ended December 31, 2018, our management team identified material weaknesses relating to, among other matters:

●	Our lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

●	Our overall lack of segregation of duties among our management team and our lack of segregation of duties and monitoring controls regarding our accounting staff because we have a limited staff of accountants maintaining our books and records;

●	Our Chief Executive Officer does not have significant financial experience resulting in our use of outside consultants to assist in financial matters;

●	We do not have adequate controls over pre-closing legal and accounting review of loan transactions;

●	We did not have adequate controls over accounting systems that would prohibit unauthorized changes to historical accounting records. Recently, the Company implemented controls to address this situation;

●	We lacked supervision of outside consultants who may negotiate transactions on behalf of our company;

●	We have not yet implemented any internal controls over financial reporting at our recently-acquired Prime subsidiary; and

●	We lacked control over who was granted authorization to bind our company or its subsidiaries to legal contracts.

We have taken steps, including implementing a plan to improve the segregation of the duties of our accounting staff, and plan to continue to take additional steps, to seek to remediate these material weaknesses and to improve our financial reporting systems and implement new policies, procedures and controls. If we do not successfully remediate the material weaknesses described above, or if other material weaknesses or other deficiencies arise in the future, we may be unable to accurately report our financial results on a timely basis, which could cause our reported financial results to be materially misstated and require restatement which could result in the loss of investor confidence, delisting and/or cause the market price of our common stock to decline.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations.

As of June 30, 2019, we had total indebtedness of approximately $10.8 million, consisting of $10.2 million of notes payable and $0.6 million of lease liabilities relating to our office lease. Our substantial indebtedness could have important consequences to our stockholders. For example, it could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

●	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business;

●	place us at a competitive disadvantage compared to our competitors that have less debt;

●	limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments; and

●	make us more vulnerable to a general economic downturn than a company that is less leveraged.

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A high level of indebtedness would increase the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness will depend on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Our loan agreements impose restrictions on us that may prevent us from engaging in beneficial transactions.

We have a term loan pursuant to an Original Issue Discount Senior Secured Convertible Promissory Note dated June 18, 2018 and amended on April 9, 2019 (the “Bellridge Note”) from our company to Bellridge Capital, L.P. The Bellridge Note matures on August 31, 2020. At June 30, 2019, $1.8 million was outstanding under the Bellridge Note.

In addition, on August 30, 2019, we issued $2,469,840 aggregate principal amount of the Notes, which mature on November 30, 2020.

The terms of each of the Bellridge Note and the Notes contain covenants that restrict our ability to, among other things:

●	make certain payments, including the payment of dividends;

●	redeem or repurchase our capital stock;

●	incur additional indebtedness and issue preferred stock;

●	make investments or create liens;

●	merge or consolidate with another entity;

●	sell certain assets; and

●	enter into transactions with affiliates.

We have in the past breached certain covenants under the Bellridge Note that have resulted in various events of default under such note, which events of default have either been cured or waived by the lender thereunder. As of the date of this prospectus, we were not in default of any of the covenants. Any additional breach of any of these covenants could result in new defaults or events of default under the Bellridge Note, in which case, depending on the actions taken by the lender thereunder or its successor or assignee, such lender could elect to declare all amounts borrowed, together with accrued interest, to be due and payable. An event of default under the Bellridge Note will also create an event of default under the Notes. If following an event of default we are unable to repay the borrowings or interest then due under our outstanding promissory notes, the lenders could proceed against their collateral. Further, if the indebtedness under any or all of our promissory notes were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

Actual results could differ from the estimates and assumptions that we use to prepare our consolidated financial statements.

To prepare consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions as of the date of the consolidated financial statements that affect the reported values of assets and liabilities, revenues and expenses, and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

●	the valuation of accounts receivable;

●	the useful life of property and equipment; the valuation of intangible assets;

●	the valuation of right of use asset and related liability;

●	assumptions used in assessing impairment of long-lived assets;

●	estimates of current and deferred income taxes and deferred tax valuation allowances;

●	the fair value of non-cash equity transactions;

●	the valuation of derivative liabilities; and

●	the fair value of assets acquired and liabilities assumed in business acquisitions.

At the time the estimates and assumptions are made, we believe they are accurate based on the information available. However, our actual results could differ from, and could require adjustments to, those estimates.

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Risks Related To Our Industry

The transportation industry in which we compete is affected by general economic and business risks that are largely beyond our control.

The point-to-point transportation industry is highly cyclical, and our business is dependent on a number of factors, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets in general, such as:

●	downturns in customers’ business cycles;

●	recessionary economic cycles;

●	changes in customers’ inventory levels and in the availability of funding for their working capital;

●	commercial driver shortages and increases in driver compensation;

●	industry compliance with a constantly changing regulatory environment;

●	excess delivery vehicle capacity in comparison with shipping demand; and

●	changes in government policies, tariffs and taxes.

The risks associated with these factors are heightened when the United States and/or global economy is weakened. Some of the principal risks during such times are as follows:

●	we may experience low overall freight levels, which may impair our asset utilization, because our customers’ demand for our services generally correlate with the strength of the United States and, to a lesser extent, global economy;

●	certain of our customers may face credit issues and cash flow problems, particularly if they encounter increased financing costs or decreased access to the capital markets, and such issues and problems may affect their ability to pay for our services;

●	freight patterns may change as supply chains are redesigned, resulting in an imbalance between our capacity and our customers’ demands; and

●	customers may bid out freight or select competitors that offer lower rates from among existing choices in an attempt to lower their costs, and we might be forced to lower our rates or lose freight.

We also are subject to cost increases outside of our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, owner-operator contracted rates, interest rates, taxes, tolls, license and registration fees, insurance, trucks and other transportation equipment and healthcare for our employees.

Our suppliers’ business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the supply and availability of equipment, parts and services critical to our operations. A significant interruption in our normal supply chain could disrupt our operations, increase our costs and negatively impact our ability to serve our customers.

In addition, events outside our control, such as strikes or other work stoppages at our facilities or at customer, port, border or other shipping locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit or temporary closing of the shipping locations or United States borders. Such events or enhanced security measures in connection with such events could impair our operating efficiency and productivity and result in higher operating costs.

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Our industry is highly competitive and fragmented, and our business and results of operations may suffer if we are unable to adequately address downward pricing and other competitive pressures.

We compete with many carriers of varying sizes, including some that may have greater access to equipment, a wider range of services, greater capital resources, less indebtedness or other competitive advantages and including smaller, regional service providers that cover specific shipping lanes with specific customers or that offer niche services. We also compete, to a lesser extent, with some less-than-truckload carriers, railroads, and third-party logistics, brokerage, freight forwarding and other transportation companies. Numerous competitive factors could impair our ability to maintain or improve our profitability. These factors include the following:

●	many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth or a downturn in the economy, which may limit our ability to maintain or increase freight rates, may require us to reduce our freight rates or may limit our ability to maintain or expand our business;

●	some shippers have reduced or may reduce the number of carriers they use by selecting core carriers as approved service providers and in some instances we may not be selected;

●	many customers periodically solicit bids from multiple carriers for their shipping needs, which may depress freight rates or result in a loss of business to competitors;

●	the continuing trend toward consolidation in the trucking industry may result in more large carriers with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

●	advances in technology may require us to increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments;

●	higher fuel prices and, in turn, higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation;

●	competition from freight logistics and brokerage companies may negatively impact our customer relationships and freight rates;

●	we may have higher exposure to litigation risks as compared to other carriers; and

●	smaller carriers may build economies of scale with procurement aggregation providers, which may improve the smaller carriers’ abilities to compete with us.

Driver shortages and increases in driver compensation or owner-operator contracted rates could adversely affect our profitability and ability to maintain or grow our business.

Driver shortages in our industry have required, and could continue to require, us to spend more money to locate and retain company and owner-operator drivers. Our challenge with attracting and retaining qualified drivers primarily stems from intense market competition, which may subject us to increased payments for driver compensation and owner-operator contracted rates. Also, because of the intense competition for drivers, we may face difficulty maintaining or increasing our number of company and owner-operator drivers. Compliance and enforcement with initiatives included in the CSA program implemented by the FMCSA and regulations adopted by the DOT relating to driver time and safety and fitness could also reduce the availability of qualified drivers. In addition, like most in our industry, we suffer from a high turnover rate of drivers, especially, with respect to company drivers, in the first 180 days of employment. The high turnover rate requires us to continually recruit a substantial number of drivers in order to operate existing delivery vehicles. Further, with respect to owner-operator drivers, shortages can result from contractual terms or company policies that make contracting with us less desirable to certain owner-operator drivers. Due to the absence of long-term personal services contracts, owner-operators can quickly terminate their business relationships with us. If we are unable to continue to attract and retain a sufficient number of company and owner-operator drivers, we could be required to operate with fewer trucks and face difficulty meeting shipper demands or be forced to forego business that would otherwise be available to us, which developments could adversely affect our profitability and ability to maintain or grow our business.

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Seasonality and the impact of weather and other catastrophic events adversely affect our operations and profitability.

Our operations are affected by the winter season because inclement weather impedes operations and some shippers reduce their shipments during winter. At the same time, operating expenses increase due to, among other things, a decline in fuel efficiency because of engine idling and harsh weather that creates higher accident frequency, increased claims and higher equipment repair expenditures. We also may suffer from weather-related or other events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes and explosions, which may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy our assets or the assets of our customers or otherwise adversely affect the business or financial condition of our customers, any of which developments could adversely affect our results or make our results more volatile.

We may be adversely affected by fluctuations in the price or availability of diesel fuel.

Fuel is one of our largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond our control, such as political events, price and supply decisions by oil producing countries and cartels, terrorist activities, environmental laws and regulations, armed conflicts, depreciation of the dollar against other currencies, world supply and demand imbalances or imposition of tariffs, and hurricanes and other natural or man-made disasters, each of which may lead to an increase in the cost of fuel. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because our operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages or supply disruptions could materially and adversely affect our results of operations and financial condition. We have not used derivatives as a hedge against higher fuel costs in the past but continue to evaluate this possibility.

Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have an adverse effect on our operations and profitability. We incur certain fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with empty miles or the time when our engines are idling. Because our fuel surcharge recovery lags behind changes in fuel prices, our fuel surcharge recovery may not capture in any particular period the increased costs we pay for fuel, especially when prices are rising. Further, during periods of low freight volumes, shippers can use their negotiating leverage to impose less compensatory fuel surcharge policies. There can be no assurance that our fuel surcharge program will be maintained indefinitely or will be sufficiently effective.

Increased prices for, or decreases in the availability of, new trucks and delivery vehicles and decreases in the value of used trucks and delivery vehicles could adversely affect our results of operations and cash flows.

Investment in new equipment is a significant part of our annual capital expenditures, and we require an available supply of trucks and other delivery vehicles from equipment manufacturers to operate and grow our business. In recent years, manufacturers have raised the prices of new trucks and other vehicles and equipment significantly due to increased costs of materials and, in part, to offset their costs of compliance with new tractor engine and emission system design requirements mandated by the EPA and various state agencies, which are intended to reduce emissions. For example, more restrictive EPA engine and emissions system design requirements became effective for engines built on or after January 1, 2010. In 2011, the EPA and the NHTSA established Phase 1 of a national program to reduce greenhouse gas emissions and establish new fuel efficiency standards for medium- and heavy-duty vehicles beginning for model year 2014 and extending through model year 2018. In October 2016, the EPA and NHTSA jointly published final Phase 2 standards for improving fuel efficiency and reducing greenhouse gas emissions from new on-road medium- and heavy-duty vehicles beginning for model year 2019 and extending to model year 2027. The Phase 2 standards build upon the Phase 1 standards, encouraging wider application of currently available technologies and the development of new and advanced cost-effective technologies through model year 2027. In addition, greenhouse gas emissions limits and fuel efficiency standards will be imposed on new trailers. Greenhouse gas emissions regulations are likely to affect equipment design and cost. More recently, in November 2018, the EPA announced the Cleaner Trucks Initiative (CTI), pursuant to which it plans to propose and finalize a rulemaking updating standards for nitrogen oxide emissions from highway heavy-duty trucks and engines. The EPA is expected to issue a proposed rulemaking to implement the CTI program in early 2020. Notwithstanding the federal standards, a number of states have mandated, and states may continue to individually mandate, additional emission-control requirements for equipment that could increase equipment or other costs for entire fleets. Further equipment price increases may result from these federal and state requirements. If new equipment prices increase more than anticipated, we could incur higher depreciation and rental expenses than anticipated. If we are unable to fully offset any such increases in expenses with freight rate increases and/or improved fuel economy, our results of operations and cash flows could be adversely affected.

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We may face difficulty in purchasing or leasing new equipment due to decreased supply. From time to time, some original equipment manufacturers (OEM) of tractors, trailers and other delivery vehicles may reduce their manufacturing output due to lower demand for their products in economic downturns or a shortage of component parts. Uncertainty as to future federal emission standards or possible future inconsistencies between federal and state emission standards may also serve to decrease such manufacturing output. Component suppliers may either reduce production or be unable to increase production to meet OEM demand, creating periodic difficulty for OEMs to react in a timely manner to increased demand for new equipment and/or increased demand for replacement components as economic conditions change. At times, market forces may create market situations in which demand outstrips supply. In those situations, we may face reduced supply levels and/or increased acquisition or lease costs. An inability to continue to obtain an adequate supply of new tractors or trailers for our operations could have a material adverse effect on our business, results of operations and financial condition.

During prolonged periods of decreased tonnage levels, we and other trucking companies may make strategic fleet reductions, which could result in an increase in the supply of used equipment. When the supply exceeds the demand for used trucks or other delivery vehicles, the general market value of such used equipment decreases. Used equipment prices are also subject to substantial fluctuations based on availability of financing and commodity prices for scrap metal. A depressed market for used equipment could require us to trade our truck or other delivery vehicles at depressed values or to record losses on disposal or an impairment of the carrying values of our equipment that is not protected by residual value arrangements. Trades at depressed values and decreases in proceeds under equipment disposals and impairment of the carrying values of our equipment could adversely affect our results of operations and financial condition.

We operate in a highly-regulated industry, and changes in existing laws or regulations, or liability under existing or future laws or regulations, could have a material adverse effect on our results of operations and profitability.

We operate in the United States pursuant to operating authority granted by the DOT. We, as well as our company and owner-operator drivers, must also comply with governmental regulations regarding safety, equipment, environmental protection and operating methods. Examples include regulation of equipment weight, equipment dimensions, fuel emissions, driver hours-of-service, driver eligibility requirements, on-board reporting of operations and ergonomics. We may become subject to new, or amendment of existing, laws and regulations, reinterpretation of legal requirements or increased governmental enforcement that may impose more restrictive regulations relating to such matters that may require changes in our operating practices, influence the demand for transportation services or require us to incur significant additional costs. Possible changes to laws and regulations include:

●	increasingly stringent environmental laws and regulations, including changes intended to address NOx emissions as well as fuel efficiency and greenhouse gas emissions that are attributed to climate change;

●	restrictions, taxes or other controls on emissions;

●	regulation specific to the energy market and logistics providers to the industry;

●	changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period;

●	driver and vehicle ELD requirements;

●	requirements leading to accelerated purchases of new trailers;

●	mandatory limits on vehicle weight and size;

●	driver hiring or retention restrictions;

●	increased bonding or insurance requirements; and

●	security requirements imposed by the DHS.

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From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels and emissions, which may increase our or our independent affiliates’ operating costs, require capital expenditures or adversely impact the recruitment of drivers.

Restrictions on greenhouse gas emissions or climate change laws or regulations could also affect our customers that use significant amounts of energy or burn fossil fuels in producing or delivering the products we carry, which, in turn, could adversely impact the demand for our services as well as our operations. Additionally, recent activism directed at shifting funding away from companies with energy-related assets could result in limitations or restrictions on certain sources of funding for the energy sector, which also could adversely impact the demand for our services and our operations. We also could lose revenue if our customers divert business from us because we have not complied with customer sustainability requirements. See “Item 1. Business - Regulation” for information regarding several governmental regulations that could significantly impact our business and operations.

Safety-related evaluations and rankings under the CSA program could adversely impact our relationships with our customers and our ability to maintain or grow our fleet, each of which could have a material adverse effect on our results of operations and profitability.

The CSA includes compliance and enforcement initiatives designed to monitor and improve commercial motor vehicle safety by measuring the safety record of both the motor carrier and the driver. These measurements are scored and used by the FMCSA to identify potential safety risks and to direct enforcement action. Certain measurements and scores collected by the CSA from transportation companies are available to the general public on the FMCSA’s website.

Our CSA scores are dependent upon our safety and compliance experience, which could change at any time. In addition, the safety standards prescribed in the CSA program or the underlying methodology used by the FMCSA to determine a carrier’s safety rating could change and, as a result, our ability to maintain an acceptable score could be adversely impacted. For example, pursuant to a 2015 federal statutory mandate, the FMCSA commissioned the National Academy of Sciences (NAS) to conduct a study and report upon the CSA program and its underlying Safety Measurement System (SMS), which is the FMCSA’s process for identifying patterns of non-compliance and issuing safety-fitness determinations for motor carriers. In June 2017, the NAS published a report on the subject providing specific recommendations and concluding, among other things, that the FMCSA should explore a more formal statistical model to replace the current SMS process. In June 2018, the FMCSA posted its response to the NAS study in a report to Congress, concluding, among other things, that it would develop and test a new model, the Item Response Theory (IRT), which would replace the SMS process currently used. The FMCSA was expected to commence small scale testing of the IRT model as early as September 2018, with full-scale testing expected to occur in April 2019 and possible program roll-out expected to occur in late 2019 but the testing schedule has been delayed. The FMCSA’s June 2018 response is under audit by the DOT Inspector General to assess consistency with the NAS recommendations, and the audit findings will guide the agency’s actions and timing with respect to testing of the IRT model as a potential replacement for the SMS. In the event and to the extent that the FMCSA adopts the IRT model in replacement of the SMS or otherwise pursues rulemakings in the future that revise the methodology used to determine a carrier’s safety rating in a manner that incorporates more stringent standards, then it is possible that we and other motor carriers could be adversely affected, as compared to consideration of the current standards. If we receive an unacceptable CSA score, whether under the current SMS process, the IRT model, should it be finalized and adopted, or as a result of some other safety-fitness determination, our relationships with customers could be damaged, which could result in a loss of business.

Additionally, the requirements of CSA could shrink the industry’s pool of drivers as those with unfavorable scores could leave the industry. As a result, the costs to attract, train and retain qualified drivers could increase. In addition, a shortage of qualified drivers could increase driver turnover, decrease asset utilization, limit growth and adversely impact our results of operations and profitability.

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We are subject to environmental and worker health and safety laws and regulations that may expose us to significant costs and liabilities and have a material adverse effect on our results of operations, competitive position and financial condition.

We are subject to stringent and comprehensive federal, state and local environmental and worker health and safety laws and regulations governing, among other matters, the operation of fuel storage tanks, release of emissions from our vehicles (including engine idling) and facilities, the health and safety of our workers in conducting operations, and adverse impacts to the environment. Under certain environmental laws, we could be subject to strict joint and several liability, without regard to fault or legality of conduct, for costs relating to contamination at facilities we own or operate or previously owned or operated and at third-party sites where we disposed of waste, as well as costs associated with the clean-up of releases arising from accidents involving our vehicles. We often operate in industrial areas, where truck terminals and other industrial activities are located, and where soil, groundwater or other forms of environmental contamination have occurred from historical or recent releases and for which we have incurred and may, in the future, incur remedial or other environmental liabilities. We also maintain above-ground and underground bulk fuel storage tanks and fueling islands at some of our facilities and vehicle maintenance operations at certain of our facilities. Our operations involve the risks of fuel spillage or seepage into the environment, environmental damage and unauthorized hazardous material spills, releases or disposal actions, among others.

Increasing efforts to control air emissions, including greenhouse gases, may have an adverse effect on us. Federal and state lawmakers have implemented, and are considering, a variety of new climate-change initiatives and greenhouse gas regulations that could increase the cost of new tractors, impair productivity and increase our operating expenses. For example, in 2011, the NHTSA and the EPA adopted final Phase 1 rules that established the first-ever fuel economy and greenhouse gas standards for medium- and heavy-duty vehicles, including certain combination tractors’ model years 2014 to 2018 and, in October 2016, the EPA and NHTSA jointly published final Phase 2 standards for improving fuel efficiency and reducing greenhouse gas emissions from new on-road medium- and heavy-duty vehicles beginning for model year 2019 through model year 2027. In addition, greenhouse gas emissions limits and fuel efficiency standards will be imposed on new trailers. More recently, in November 2018, the EPA announced the CTI, pursuant to which it plans to propose and finalize a rulemaking updating standards for nitrogen oxide emissions from highway heavy-duty trucks and engines. The EPA is expected to issue a proposed rulemaking to implement the CTI program in early 2020.

Compliance with environmental laws and regulations may also increase the price of our delivery equipment and otherwise affect the economics of our industry by requiring changes in operating practices or by influencing the demand for, or the costs of providing, transportation services. For example, regulations issued by the EPA and various state agencies that require progressive reductions in exhaust emissions from diesel engines have resulted in higher prices for tractors and diesel engines and increased operating and maintenance costs. Also, in order to reduce exhaust emissions, some states and municipalities have begun to restrict the locations and amount of time where diesel-powered tractors, such as ours, may idle. These restrictions could force us to alter our drivers’ behavior, purchase on-board power units that do not require the engine to idle or face a decrease in productivity. We are also subject to potentially stringent rulemaking related to sustainability practices, including conservation of resources by decreasing fuel consumption. This increased focus on sustainability practices may result in new regulations and/or customer requirements that could adversely impact our business.

If we have operational spills or accidents or if we are found to be in violation of, or otherwise liable under, environmental or worker health or safety laws or regulations, we could incur significant costs and liabilities. Those costs and liabilities may include the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial or corrective action obligations, the occurrence of delays in permitting or performance of projects, and the issuance of orders enjoining performance of some or all of our operations in a particular area. The occurrence of any one or more of these developments could have a material adverse effect on our results of operations, competitive position and financial condition. Environmental and worker health and safety laws are becoming increasingly more stringent and there can be no assurances that compliance with, or liabilities under, existing or future environmental and worker health or safety laws or regulations will not have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects. See “Item 1. Business - Regulation” for information regarding several governmental regulations that could significantly affect our business and operations.

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Our contractual agreements with our owner-operators expose us to risks that we do not face with our company drivers.

From time to time we have relied upon independent contractor owner-operators to perform the services for which we contract with customers. While our use of independent contractors has to date been limited, we may increase our usage of independent contractor owner-operators if we are unable to meet demand for our transportation services with our own delivery vehicles and drivers. Our reliance on independent contractor owner-operators creates numerous risks for our business. For example, if our independent contractor owner-operators fail to meet our contractual obligations or otherwise fail to perform in a manner consistent with our requirements, we may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that we provide to customers. If we fail to deliver on time, if our contractual obligations are not otherwise met, or if the costs of our services increase, then our profitability and customer relationships could be harmed.

The financial condition and operating costs of our independent contractor owner-operators are affected by conditions and events that are beyond our control and may also be beyond their control. Adverse changes in the financial condition of our independent contractor owner-operators or increases in their equipment or operating costs could cause them to seek higher revenues or to cease their business relationships with our company. The prices we charge our customers could be impacted by such issues, which may in turn limit pricing flexibility with customers, resulting in fewer customer contracts and decreasing our revenues.

Independent contractor owner-operators may use tractors, trailers and other equipment bearing our trade names and trademarks. If one of our independent contractor owner-operators is subject to negative publicity, it could reflect on us and have a material adverse effect on our business, brand and financial performance. Under certain laws, we could also be subject to allegations of liability for the activities of our independent contractor owner-operators.

Owner-operators are third-party service providers, as compared to company drivers who are employed by us. As independent business owners, our owner-operators may make business or personal decisions that conflict with our best interests. For example, if a load is unprofitable, route distance is too far from home or personal scheduling conflicts arise, an owner-operator may deny loads of freight from time to time. In these circumstances, we must be able to timely deliver the freight in order to maintain relationships with customers.

If our owner-operators are deemed by regulators or judicial process to be employees, our business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that owner-operators in the trucking industry are employees rather than independent contractors. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If our owner-operators are determined to be its employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

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We depend on third parties in our brokerage business, and service instability from these providers could increase our operating costs or reduce our ability to offer brokerage services, which could adversely affect our revenue, results of operations and customer relationships.

Our brokerage business is dependent upon the services of third-party capacity providers, including other truckload carriers. These third-party providers may seek other freight opportunities and may require increased compensation during times of improved freight demand or tight trucking capacity. Our inability to maintain positive relationships with, and secure the services of, these third parties, or increases in the prices we must pay to secure such services, could have an adverse effect on our revenue, results of operations and customer relationships. Our ability to secure the services of these third-party providers on competitive terms is subject to a number of risks, including the following, many of which are beyond our control:

●	equipment shortages in the transportation industry, particularly among contracted truckload carriers and railroads;

●	interruptions in service or stoppages in transportation as a result of labor disputes, seaport strikes, network congestion, weather-related issues, acts of God or acts of terrorism;

●	changes in regulations impacting transportation;

●	increases in operating expenses for carriers, such as fuel costs, insurance premiums and licensing expenses, that result in a reduction in available carriers; and

●	changes in transportation rates.

We are dependent on computer and communications systems, and a systems failure or data breach could cause a significant disruption to our business.

Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure, including operating and financial reporting systems. Our computer and communications system is critical in meeting customer expectations, effectively tracking, maintaining and operating our trucks and other delivery vehicles, directing and compensating our employees, and interfacing with our financial reporting system. Our financial reporting system receives, processes, controls and reports information for operating our business and for tabulation into our financial statements. We currently maintain our computer systems at multiple locations, including several of our offices and terminals and third-party data centers, along with computer equipment at each of our terminals. Our operations and those of our technology and communications service providers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, Internet failures, computer viruses, data breaches (including cyber-attacks or cyber intrusions over the Internet, malware and the like) and other events generally beyond our control. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and investigate and remediate any information security vulnerabilities. A significant natural disaster or cyber-attack incident, including system failure, security breach, disruption by malware or other damage, could interrupt or delay our operations, damage our reputation, cause a loss of customers, agents or third-party capacity providers, expose us to a risk of loss or litigation, or cause us to incur significant time and expense to remedy such an event, any of which could have a material adverse impact on our results of operations and financial position.

Our business may be harmed by terrorist attacks, future wars or anti-terrorism measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying large freight are potential terrorist targets, and we may be obligated to take measures, including possible capital expenditures, intended to protect our trucks. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could continue to increase dramatically or such coverage could be unavailable in the future.

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If our employees were to unionize, our operating costs could increase and our ability to compete could be impaired.

None of our employees are currently represented under a collective bargaining agreement; however, we always face the risk that our employees will try to unionize, and if our owner-operators were ever re-classified as employees, the magnitude of this risk would increase. Further, Congress or one or more states could approve legislation and/or the National Labor Relations Board (the NLRB) could render decisions or implement rule changes that could significantly affect our business and our relationship with employees, including actions that could substantially liberalize the procedures for union organization. For example, in December 2014, the NLRB implemented a final rule amending the agency’s representation-case proceedings that govern the procedures for union representation. Pursuant to this amendment, union elections can now be held within 10 to 21 days after the union requests a vote, which makes it easier for unions to successfully organize all employers, in all industries. In addition, we can offer no assurance that the Department of Labor will not adopt new regulations or interpret existing regulations in a manner that would favor the agenda of unions.

Any attempt to organize by our employees could result in increased legal and other associated costs and divert management attention, and if we entered into a collective bargaining agreement, the terms could negatively affect our costs, efficiency and ability to generate acceptable returns on the affected operations. In particular, the unionization of our employees could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects because:

●	restrictive work rules could hamper our efforts to improve and sustain operating efficiency and could impair our service reputation and limit our ability to provide same-day or next-day services;

●	a strike or work stoppage could negatively impact our profitability and could damage customer and employee relationships, and some shippers may limit their use of unionized trucking companies because of the threat of strikes and other work stoppages; and

●	an election and bargaining process could divert management’s time and attention from our overall objectives and impose significant expenses.

Risks Related to Ownership of Our Common Stock

Our shares of common stock are quoted on the OTC Pink Open Market and there is no active trading market for our common stock.

Our shares of common stock are traded on the OTC Pink Open Market. There is currently no active trading market for our common stock and our common stock has traded in recent years only on a limited basis. There can be no assurance that an active trading market for our common stock will develop or if one develops, it will be sustained. Furthermore, because our shares of common stock are traded on the OTC Pink Open Market, the shares of our common stock covered by this prospectus will only be offered and sold by Selling Stockholders at a fixed price of $___ per share until our shares are quoted on the OTCQX or OTCQB marketplace of the OTC Link, and, thereafter, at prevailing market prices or privately negotiated prices.

If a public market for our common stock develops, it may be volatile. This may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

The market price for shares of our common stock may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the transportation and logistics industry, and changes in state or federal regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock, if a market for it develops.

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Our common stock price has fluctuated in recent years, and the trading price of our common stock is likely to continue reflect changes, which could result in losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility. Factors that could cause the market price of our common stock to fluctuate significantly include:

●	the results of operating and financial performance and prospects of other companies in our industry;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

●	the public’s reaction to our press releases, media coverage and other public announcements, and filings with the SEC;

●	lack of securities analyst coverage or speculation in the press or investment community about us or opportunities in the markets in which we compete;

●	changes in government policies in the United States and, as our international business increases, in other foreign countries;

●	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

●	dilution caused by the conversion into common stock of convertible debt securities;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	any lawsuit involving us, our services or our products;

●	arrival and departure of key personnel;

●	sales of common stock by us, our investors or members of our management team; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent stockholders from being able to sell their shares at or above the price they paid for shares of our common stock, if at all. In addition, following periods of volatility in the market price of a company’s securities, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding, including the existing lawsuits filed against us and described elsewhere in this report, could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

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If we do not meet the listing standards of a national securities exchange, our investors’ ability to make transactions in our securities will be limited and we will be subject to additional trading restrictions.

Our common stock currently is traded over-the-counter on the OTC Pink market and is not qualified to be listed on a national securities exchange, such as NASDAQ. Accordingly, we face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	our shares of common stock are currently classified as “penny stock” which requires brokers trading in our shares of common stock to adhere to more stringent rules, resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Our shares of common stock are subject to penny stock regulations. Because our common stock is a penny stock, holders of our common stock may find it difficult or may be unable to sell their shares.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, holders of our common stock may find it difficult or may be unable to sell their shares.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We do not intend to pay cash dividends in the foreseeable future.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into our company to further its business strategy. Because we do not anticipate paying dividends in the future, the only opportunity for our stockholders to realize value in our common stock will likely be through a sale of those shares.

Future sales of our securities could adversely affect the market price of our common stock and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, or at prices per share below the current market price of our common stock, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our shares and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. Moreover, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock and make it more difficult for us to raise additional capital. See “Description of Securities – Warrants.”

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If the Selling Stockholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

A significant number of shares of our common stock may be resold by the Selling Stockholders through this prospectus and as a result of any other registration statement we may file in the future. Should the Selling Stockholders decide to sell their shares at a price below the market price as quoted by the OTC Markets Group, Inc., or any other exchange or market on which our common stock might be listed or trade in the future, the price may continue to decline. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current stockholders

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of our preferred stock. Currently our board of directors has the authority to designate and issue up to 8,300,000 shares of our “blank check” preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. See “Description of Securities – Preferred Stock.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should review carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the Selling Stockholders covered by this prospectus, but we would receive any proceeds from the exercise of the Debt Warrants and the Equity Warrants. If all of such warrants are exercised for cash, we would receive $4,920,290 in proceeds. We will use all proceeds, if any, from any such exercise for working capital purposes.

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PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on OTC Pink under the symbol “PTRA” through August 13, 2018 and “TLSS” beginning on August 14, 2018. Trading in OTC Pink stocks can be volatile, sporadic and risky, as thinly traded stocks tend to move more rapidly in price than more liquid securities. Such trading may also depress the market price of our common stock and make it difficult for our stockholders to resell their common stock. Our common stock does not have an established public trading market. The following table reflects the high and low bid price for our common stock for the period indicated. The bid information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	Quarter	High	Low
Fiscal year ended December 31, 2017	First	$8.75	$4.00
	Second	$27.50	$5.27
	Third	$6.67	$2.75
	Fourth	$4.97	$2.50

Fiscal year ended December 31, 2018	First	$9.97	$1.80
	Second	$6.25	$1.50
	Third	$10.00	$0.60
	Fourth	$2.75	$1.50

Fiscal year ended December 31, 2019	First	$4.00	$0.93
	Second	$16.25	$4.25
	Third*	$13.00	$8.58

*	Through October 3, 2019.

Our common stock is considered to be penny stock under rules promulgated by the Securities and Exchange Commission. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker- dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

Holders

As of October 3, 2019, there were 48 record holders of our common stock, and there were 11,745,236 shares of our common stock outstanding.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain all available funds to support operations and to finance the growth and development of our business. The terms of the Notes currently prohibit our payment of cash dividends. Any future determination related to payments of dividends will be at the discretion of our board of directors after taking into account various factors that our board of directors deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt restrictions, if any.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus, and see “Risk Factors” beginning on page 6 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the Securities and Exchange Commission. Important factors currently known to management could cause actual results to differ materially from those in forward-looking statements. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions. Factors that could cause differences include, but are not limited to, expected market demand for our products, fluctuations in pricing for our products, and competition.

The following discussion provides information that management believes is relevant to an assessment and understanding of our past financial condition and plan of operations. The discussion below should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this prospectus.

Overview

We were incorporated under the laws of the State of Nevada on July 25, 2008 and prior to the reverse merger discussed below, we were inactive.

On March 30, 2017, we entered into a share exchange agreement, dated as of March 30, 2017 with Save on Transport pursuant to which Save on Transport became a wholly-owned subsidiary or our company. Save on Transport was incorporated in the State of Florida and commenced business operations on July 12, 2016. Save on Transport is a provider of integrated transportation management solutions consisting of brokerage and logistics services such as transportation scheduling, routing and other value-added services related to the transportation of automobiles and other freight. As an early stage company, TLSI’s current operations are subject to all risks inherent in the establishment of a new business enterprise.

Our acquisition of Save on Transport was treated as a reverse merger and recapitalization of Save on Transport for financial reporting purposes because the shareholders of Save on Transport retained an approximate 80% controlling interest in the post-acquisition consolidated entity. Save on Transport was considered the acquirer for accounting purposes, and our historical financial statements before the acquisition were replaced with the historical financial statements of Save on Transport before the acquisition. The balance sheets at their historical cost basis of both entities were combined at the acquisition date and the results of operations from the acquisition date forward include the historical results of Save on Transport and results of our company from the acquisition date forward. The acquisition was intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

On June 18, 2018, we completed the acquisition of 100% of the issued and outstanding membership interests of Prime EFS, LLC, a New Jersey limited liability company (“Prime”), from its members pursuant to the terms and conditions of a stock purchase agreement entered into among the Prime members and us on such date. Prime is a New Jersey-based transportation company with a focus on deliveries for on-line retailers to customers in New York, New Jersey and Pennsylvania.

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On July 16, 2018, we filed with the Secretary of State of the State of Nevada a certificate of amendment to our amended and restated articles of incorporation to (i) change the name of our company from PetroTerra Corp. to Transportation and Logistics Systems, Inc., (ii) authorize an increase of the number of our authorized shares of preferred stock, par value $0.001 per share, to 10,000,000 shares and (iii) effect a 1-for-250 reverse stock split of our outstanding shares of common stock. The certificate of amendment became effective on July 17, 2018. The corporate name change, increase of authorized shares of preferred stock and reverse stock split were previously approved by the sole director and the holders of a majority of the outstanding shares of our common stock. The corporate name change and the Reverse stock split were deemed effective at the open of business on July 18, 2018. All share and per share data in our consolidated financial statements included in this prospectus have been retroactively restated to reflect the effect of the recapitalization.

On July 24, 2018, we formed Shypdirect LLC (“Shypdirect”), a company organized under the laws of New Jersey. Shypdirect is a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

On May 1, 2019, we entered into a share exchange agreement with Save on Transport and Steven Yariv, our former Chief Executive Officer and director and the Chief Executive Officer of Save on Transport at such time, pursuant to which we sold all of the capital stock of Save on Transport to Mr. Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of our common stock to our company, and granted to certain employees of Save on Transport an aggregate of 80,000 stock purchase options . Mr. Yariv ceased to be an officer or director of our company on April 16, 2019, effective with the filing with the SEC of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Pursuant to Accounting Standard Codification (“ASC”) 205-20-45, the financial statement in which net income or loss of a business entity is reported shall report the results of operations of the discontinued operation in the period in which a discontinued operation either has been disposed of or is classified as held for sale. Accordingly, we reflect the operations of Save on Transport as a discontinued operations beginning in the second quarter of 2019, the period in which we disposed of Save on Transport, and retroactively for all prior periods presented.

The following discussion highlights the results of our operations and the principal factors that have affected our consolidated financial condition, as well as our liquidity and capital resources, for the periods described, and provides information that management believes is relevant for an assessment and understanding of our consolidated financial condition and results of operations at the dates and for the periods presented herein. The following discussion and analysis is based on the consolidated financial statements contained elsewhere in this prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States. You should read the discussion and analysis together with such consolidated financial statements and the related notes thereto.

Basis of Presentation

The consolidated financial statements for the years ended December 31, 2018 and 2017 include a summary of our significant accounting policies and should be read in conjunction with the discussion below.

Results of Operations

Our consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue our operation.

We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

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For the six months ended June 30, 2019 compared with the six months ended June 30, 2018

The following table sets forth our revenues, expenses and net loss for the six-month periods ended June 30, 2019 and 2018. The financial information set forth below is derived from our condensed consolidated financial statements included elsewhere in this prospectus.

	For the Six Months Ended June 30,
	2019	2018
Revenues	$13,904,619	$626,820
Cost of revenues	13,072,675	535,945
Gross Profit	831,944	90,875
Operating expenses	12,293,659	4,727,558
Loss from operations	(11,461,715)	(4,636,683)
Other (expenses) income	(14,466,040)	(9,896,907)
(loss) income from discontinued operations	(681,426)	83,601
Net loss	$(26,609,181)	$(14,449,989)

Revenues. For the six months ended June 30, 2019, our revenues from continuing operations were $13,904,619 as compared to $626,820 for the six months ended June 30, 2018, an increase of $13,277,799. This increase was a result of our acquisition of Prime on June 18, 2018. Revenue of $12,909,864 was attributable to the business of Prime, which focuses on deliveries for on-line retailers in New York, New Jersey and Pennsylvania. Additionally, during the six months ended June 30, 2019, revenue related to our newly-formed subsidiary, Shypdirect, amounted to $994,755.

On May 1, 2019, we entered into a Share Exchange Agreement with Save on Transport and our former Chief Executive Officer and director, Steven Yariv, whereby we returned all of the capital stock of Save on Transport to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of our common stock back to us. Accordingly, for all periods presented, all revenues from Save on Transport have been reflected as part of discontinued operations and we will not reflect any revenues from Save on Transport in future periods.

Cost of Revenue. For the six months ended June 30, 2019, our cost of revenues from continuing operations were $13,072,675 compared to $535,945 for the six months ended June 30, 2018, an increase of $12,536,730. This increase was a direct result of our acquisition of Prime on June 18, 2018. Cost of revenue of $11,798,743 was attributable to the business of Prime. During the six months ended June 30, 2019, cost of revenue related to our newly-formed subsidiary, Shypdirect, amounted to $1,273,932. Cost of revenues relating to our Prime and Shypdirect segments consists of truck and van rental fees, insurance, gas, maintenance, and compensation and related benefits.

Gross Profit. For the six months ended June 30, 2019, our gross profit was $831,944, or 6.0% of revenue, as compared to $90,875, or 14.5% of revenue, for the six months ended June 30, 2018, an increase of $741,069. The increase in gross profit primarily resulted from the acquisition of Prime on June 18, 2018. The gross profit for the six months ended June 30, 2019 represented six months of operating activity for Prime whereas the gross profit for the six months ended June 30, 2018 only represented only 12 days of operating activity of Prime. For the six months ended June 30, 2019, gross profit and gross profit percentage for Prime amounted to $1,111,121, or 8.6%. For the six months ended June 30, 2019, gross loss and gross loss percentage for Shypdirect amounted to $(279,177), or (28.1)%, which was primarily attributable to higher payroll, vehicle rental, insurance and other costs incurred in ramping up the Shypdirect business.

Operating Expenses. For the six months ended June 30, 2019, total operating expenses amounted to $12,293,659 as compared to $4,727,558 for the six months ended June 30, 2018, an increase of $7,566,101. For the six months ended June 30, 2019 and 2018, operating expenses consisted of the following:

	For the Six Months Ended June 30,
	2019	2018
Compensation and related benefits	$7,717,214	$3,149,776
Legal and professional Fees	1,071,082	1,373,993
Rent	185,237	—
General and administrative expenses	1,595,535	203,789
Impairment loss	1,724,591	—
Total Operating Expense	$12,293,659	$4,727,558

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Compensation and related benefits. For the six months ended June 30, 2019, compensation and related benefits amounted to $7,717,214 compared to $3,149,776 for the six months ended June 30, 2018, an increase of $4,567,438. Compensation and related benefits for the six months ended June 30, 2019 and 2018 included stock-based compensation of $4,950,808 and $3,090,000, respectively, from the granting of shares of our common stock to employees, our former chief executive officer, and our new chief executive officer for services rendered. Additionally, during the six months ended June 30, 2019, compensation and related benefits attributed to the business of Prime, which was acquired on June 18, 2018, were $2,026,718 and compensation and related benefits attributed to the business of Shypdirect was $681,527.

Legal and professional fees. For the six months ended June 30, 2019, legal and professional fees were $1,071,082 as compared to $1,373,993 for the six months ended June 30, 2018, a decrease of $302,911. During the six months ended June 30, 2019, we incurred stock-based consulting fees of $265,500 from the issuance of our common shares to consultants for business development services rendered. During the six months ended June 30, 2018, we incurred stock-based consulting fees of $1,236,000 from the issuance of our common shares to consultants for business development services rendered.

Rent expense. For the six months ended June 30, 2019, rent expense was $185,237 compared $-0- for the six months ended June 30, 2018. This increase was attributable to an expansion in office, warehouse and parking spaces pursuant to short and long-term operating leases related to our Prime and Shypdirect subsidiaries.

General and administrative expenses. General and administrative expenses include office expenses and supplies, travel and entertainment, depreciation and amortization, and other expenses.

For the six months ended June 30, 2019, general and administrative expenses were $1,595,535 as compared to $203,789 for the six months ended June 30, 2018, an increase of $1,391,746. The increase in operating expenses compared to the prior year period is due to the acquisition of Prime, which was acquired on June 18, 2018. For the six months ended June 30, 2019, general and administrative expenses included a full six months of operating activities. For the six months ended June 30, 2018, general and administrative expenses included only 12 days of operating activity. General and administrative expenses attributed to the business of Prime and Shypdirect were $1,474,342 and $111,980, respectively, which includes depreciation and amortization expense of $617,632 and $0, respectively.

Impairment expense. During the six months ended June 30, 2019, management tested the intangible asset for impairment. Based on our analysis, we recorded intangible asset impairment expense of $1,724,591 in the unaudited consolidated statement of operations for the six months ended June 30, 2019. No impairment expense was recorded during the six months ended June 30, 2018.

Loss from Operations. For the six months ended June 30, 2019, loss from operations amounted to $11,461,715 as compared to $4,636,683 for the six months ended June 30, 2018. This represented an increase in loss from operations of $6,825,032 for the six months ended June 30, 2019 compared to the same period of 2018.

Other (Expenses) Income. Total other (expenses) income include interest expense, derivative (expense) income, loan fees, and a gain on debt extinguishment. For the six months ended June 30, 2019 and 2018, other expenses (income) consisted of the following:

	For the Six Months Ended June 30,
	2019	2018
Interest expense	$(2,597,443)	$(391,555)
Interest expense – related party	(147,639)	-
Loan fees	(601,121)	-
Gain on extinguishment of debt	43,917,768)	-
Derivative (expense) income	(55,037,605)	(9,505,352)
Total Other (Expenses) Income	$(14,466,040)	$(9,896,907)

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For the six months ended June 30, 2019 and 2018, aggregate interest expense was $2,745,082 and $243,302, respectively. The increase in interest expense for both periods resulted from an increase in interest-bearing loans and an increase in the amortization in debt discount.

For the six months ended June 30, 2019 and 2018, derivative expense was $55,037,605 and $9,505,352, respectively, an increase of $45,532,253. For the six months ended June 30, 2019, we adjusted our derivative liabilities to fair value and recorded derivative expense. This significant change was attributable to a higher stock price and having more financials instruments treated as derivatives, including embedded conversion options and warrants, as compared to the comparable previous period.

For the six months ended June 30, 2019 and 2018, loan fees were $601,121 and $-0-, respectively. In connection with previous promissory notes payable, on June 11, 2019, we issued 55,000 warrants to purchase 55,000 shares of common at an exercise price of $1.00 per share. On June 11, 2019, we calculated the fair value of these warrants of $601,121, which was expensed and included in loan fees on our condensed consolidated statement of operations.

For the six months ended June 30, 2019, gain on extinguishment of debt was $43,917,768. On April 9, 2019, in connections with certain debt modifications, debt repayments, share issuances and warrants cancellations, we recorded a gain on debt extinguishment. During the six months ended June 30,2018, we did not record any gain on debt extinguishment.

Discontinued Operations. On May 1, 2019, we entered into a share exchange agreement with Save on Transport and Steven Yariv, whereby we returned all of the capital stock of Save on Transport to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of our common stock back to our company. In addition, we granted an aggregate of 80,000 options to certain employees of Save on Transport. Accordingly, we reflected Save on Transport as a discontinued operations beginning in the second quarter of 2019, the period that Save on Transport was disposed of and retroactively for all periods presented in our condensed consolidated financial statements included in this prospectus. The business of Save on Transport was considered discontinued operations because: (a) the operations and cash flows of Save on Transport were eliminated from our operations; and (b) we had no interest in the divested operations. For the six months ended June 30, 2019 and 2018, (loss) income from discontinued operations amounted to $(681,426) and $83,601, respectively. During the six months ended June 30, 2019, we recorded stock-based option expense related to the 80,000 options granted to Save on Transport employees of $700,816.

Net Loss. Due to the factors discussed above, for six months ended June 30, 2019 and 2018, net loss amounted to $26,609,181, or $(3.51) per basic and diluted common share, and $14,449,989, or $(17.87) per basic and diluted common share, respectively.

For the year ended December 31, 2018 compared with the year ended December 31, 2017

The following table sets forth our revenues, expenses and net income (loss) for the year ended December 31, 2018 and 2017. The financial information below is derived from our consolidated financial statements included in this prospectus.

	For the Year Ended December 31,
	2018	2017
Revenues	$13,620,160	$-
Cost of revenues	12,785,425	-
Gross profit	834,735	-
Operating expenses	7,903,885	200,600
Loss from operations	(7,069,150)	(200,600)
Other expenses	(7,509,386)	(611,768)
Loss from continuing operations	(14,578,536)	(812,368)
Income from discontinued operations	100,379	67,563
Net loss	$(14,478,157)	$(744,805)

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Revenues. For the year ended December 31, 2018, our revenues were $13,620,160 as compared to $0 for the year ended December 31, 2017, an increase of $13,620,160. This increase was a result of our acquisition of Prime on June 18, 2018. Revenue was attributable to the business of Prime which focuses on deliveries for on-line retailers in New York, New Jersey and Pennsylvania. In future periods, we expect the revenue generated by Prime to be a material part of our total revenues. During the year ended December 31, 2018, revenue related to our newly formed subsidiary, Shypdirect amounted to $208,950.

Cost of Revenue. For the year ended December 31, 2018, our cost of revenues were $12,785,425 compared to $0 for the year ended December 31, 2017, an increase of $12,785,425. This increase was a direct result of our acquisition of Prime on June 18, 2018. Cost of revenue of $12,456,635 was attributable to the business of Prime. In future periods, we expect the cost of revenue generated by Prime to be a material part of our total cost of revenues. Cost of revenues relating to our Prime segment consists of truck and van rental fees, insurance, gas, maintenance, and compensation and related benefits. During the year ended December 31, 2018, cost of revenue related to our newly formed subsidiary, Shypdirect amounted to $328,790.

Gross Profit. For the year ended December 31, 2018, our gross profit was $834,735, or 6.1% of revenue, as compared to $0, for the year ended December 31, 2017, an increase of $834,735. This increase in gross profit percentage related to the effect of the acquisition of Prime on June 18, 2018. For the period from June 19, 2018 to December 31, 2018, gross profit and gross profit percentage for Prime amounted to $954,575, or 7.1% compared to gross loss and gross loss percentage for Shypdirect of $(119,840), or (57.4)%.

Operating Expenses. For the year ended December 31, 2018, total operating expenses amounted to $7,903,885 as compared to $200,600 for the year ended December 31, 2017, an increase of $7,703,285. For the year ended December 31, 2018 and 2017, operating expenses consisted of the following:

	For the Year Ended December 31,
	2018	2017
Compensation and related benefits	$4,531,798	$-
Legal and professional Fees	1,993,130	200,600
Rent	23,100	-
General and administrative expenses	1,355,857	-
Total Operating Expense	$7,903,885	$200,600

Compensation and related benefits. For the year ended December 31, 2018, compensation and related benefits amounted to $4,531,798 compared to $0 for the year ended December 31, 2017. Compensation and related benefits for 2018 included stock-based compensation of $3,090,000 from the granting of 1,500,000 shares of our common stock to our chief executive officer for services rendered. Additionally, compensation and related benefits attributed to the business of Prime, which was acquired on June 18, 2018, were $1,385,620, and compensation and related benefits attributed to the business of Shypdirect was $56,178.

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Legal and professional fees. For the year ended December 31, 2018, legal and professional fees amounted to $1,993,130 as compared to $200,600 for the year ended December 31, 2017, an increase of $1,792,530. During the year ended December 31, 2018, we incurred stock-based consulting fees of $1,236,000 from issuance of our shares to consultants for business development services rendered. Additionally, legal and professional fees attributed to the business of Prime, which was acquired on June 18, 2018, were $478,589.

General and administrative expenses. General and administrative expenses include office expenses and supplies, travel and entertainment, depreciation and amortization, and other expenses. For the year ended December 31, 2018, general and administrative expenses amounted to $1,355,857 as compared to $0 for the year ended December 31, 2017, an increase of $1,355,857. The increase in operating expenses compared to the prior year period is due to the Company’s organic growth and growth through the acquisition of Prime, including the expansion of office space. Additionally, general and administrative expenses attributed to the business of Prime, which was acquired on June 18, 2018, were $1,340,029, which includes depreciation and amortization expense of $664,350.

Loss from Operations. For the year ended December 31, 2018, loss from operations amounted to $7,069,150 as compared to $200,600 for the year ended December 31, 2017, an increase of $6,868,550.

Other Expenses. Total other expenses include interest expense, derivative expense, and a bargain purchase gain. For the year ended December 31, 2018 and 2017, other expenses consisted of the following:

	For the Year Ended December 31,
	2018	2017
Interest expense	$1,720,075	$312,416
Interest expense – related party	193,617	-
Gain on extinguishment of debt	-	(10,169)
Bargain purchase gain	(203,588)	-
Derivative expense	5,799,282	309,521
Total Other Expense	$7,509,386	$611,768

For the years ended December 31, 2018 and 2017, interest expense was $1,720,075 and $312,416, respectively. The increase in interest expense resulted from an increase in interest-bearing loans and an increase in the amortization in debt discount.

For the years ended December 31, 2018 and 2017, derivative expense was $5,799,282 and $309,521, respectively, an increase of $5,489,761. In connection with the issuance of a certain note, warrant and placement warrant, during 2018, the initial measurement date, the fair values of the embedded conversion option derivative and warrant derivatives of $8,326,852 was recorded as derivative liabilities and was allocated as a debt discount of $1,487,787, with the remainder of $6,839,065 charged to current period operations as initial derivative expense. Additionally, for the year ended December 31, 2018, we adjusted our derivative liabilities to fair value and recorded a derivative gain of $1,039,783.

In connection with the acquisition of Prime, for the year ended December 31, 2018, we recognized $203,588 of bargain purchase gain, which represented the amount by which the acquisition-date fair value of the net assets acquired exceeded the fair value of the consideration paid.

Loss From Continuing Operations. Due to factors discussed above, for the years ended December 31, 2018 and 2017, loss from continuing operations amounted to $14,578,536, or $(5.79) per basic and diluted common share, and $812,368, or $(1.50) per basic and diluted common share, respectively.

Income From Discontinued Operations. On May 1, 2019, we entered into a Share Exchange Agreement with Save on Transport and Steven Yariv, whereby we returned all of the stock of Save on Transport to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of our common stock back to our company. In addition, we granted an aggregate of 80,000 options to certain employees of Save on Transport. Accordingly, we reflected Save on Transport as a discontinued operations beginning in the second quarter of 2019, the period that Save on Transport was disposed of and retroactively for all periods presented in the accompanying condensed consolidated financial statements. The business of Save on Transport are considered discontinued operations because: (a) the operations and cash flows of Save on Transport were eliminated from our operations; and (b) we have no interest in the divested operations. For the years ended December 31, 2018 and 2017, income from discontinued operations amounted to $100,379 and $67,563, respectively.

Net Loss. Due to factors discussed above, for the years ended December 31, 2018 and 2017, net loss amounted to $14,478,157, or $(5.75) per basic and diluted common share, and $744,805, or $(1.37) per basic and diluted common share, respectively.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At June 30, 2019 and December 31, 2018, we had a cash balance of $120,269 and $296,196, respectively, and our working capital deficit was $11,697,417 and $12,923,440, respectively.

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We reported a net decrease in cash for the six months ended June 30, 2019 of $175,927 and a net increase in cash for the year ended December 31, 2018 of $189,620.

Indebtedness

At June 30, 2019, we had outstanding indebtedness in the aggregate amount of $10.8 million, consisting of convertible notes and notes payable in the aggregate principal amount of $7.2 million, convertible notes and loans from related parties in the aggregate principal amount of $3.0 million and office lease liabilities of $0.6 million. Descriptions of the terms of our outstanding indebtedness at June 30, 2019 are set forth in Notes 7 and 8 to our unaudited consolidated financial statements for the six-month period ended June 30, 2019 included elsewhere in this prospectus.

On August 30, 2019, we entered into a securities purchase agreement with seven investors pursuant to which we sold for an aggregate purchase price of $2,222,854 (i) $2,469,840 aggregate principal amount of our original issue discount senior secured convertible notes and (ii) five-year warrants to purchase up to an aggregate of 987,940 shares of our common stock for a purchase price of $3.50 per share, subject to adjustment. The notes mature on November 30, 2020 and bear interest at the rate of 10% per annum or 18% per annum during the continuance of an event of default (as defined). Commencing on December 30, 2019, we are obligated to make monthly payments of principal and interest based upon a 12-month amortization schedule, provided that the final payment shall be made on the maturity date. Monthly payments of principal and interest shall be made in cash unless a noteholder requests its payment to be made in shares of our common stock, in which event the payment to such noteholder will be made in shares valued at 80% of the lowest volume weighted average price per share of our common stock during the five-trading-day period preceding the date of the scheduled payment. The notes also are convertible into shares of our common stock at any time at the option of the holder at a conversion price of $2.50 per share, subject to adjustment, or, during the continuation of any event of default (as defined), at a conversion price equal to the lower of (i) $2.50 per share or (ii) 70% of the second lowest closing price of our common stock during the 20-consecutive-trading-day period ending on the day prior to delivery of the applicable notice of conversion. The notes are secured by a pledge of substantially all of our assets, including the shares of capital stock of our subsidiaries.

The securities purchase agreement contains generally customary affirmative and negative covenants, including, but not limited to, our obligations to register for resale the shares of our common stock issuable upon payment or conversion of the notes or exercise of the warrants, a right of refusal for the investors to participate in our future debt or equity offerings, restrictions on future stock splits or combinations of our common stock, subject to certain exceptions, mandatory prepayments with a portion of the proceeds of any public offerings of our common stock, and restrictions on our ability to register shares of our common stock.

Of the $2.2 million of net proceeds we received from the sale of securities under the securities purchase agreement, approximately $1.6 million was applied to the repayment of notes payable.

Proceeds from Equity Issuances

On August 30, 2019, we entered into a securities purchase agreement with certain investors pursuant to which we sold for an aggregate purchase price of $1,462,500 a total of 585,000 units, each unit comprised of one share of our common stock and a five-year warrant to purchase one share of common stock for a purchase price of $2.50 per share, subject to adjustment.

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Cash Flows

The following summary of our cash flows for the periods indicated has been derived from our historical consolidated financial statements included elsewhere in this prospectus.

	Six months ended June 30,		Year ended December 31,
	2019	2018	2018	2017
	(Unaudited)
Net cash used in operations	$(3,115,838)	$(315,066)	$(283,678)	$(152,185)
Net cash provided by (used in) investing activities	24,119	(450,976)	(932,802)	(26,500)
Net cash provided by financing activities	2,915,792	1,344,055	1,406,100	273,536

Operating activities. Net cash flows used in operating activities for the six months ended June 30, 2019 amounted to $3,115,838. During the six months ended June 30, 2019, net cash used in operating activities was primarily attributable to a net loss of $26,609,181 adjusted for the add back (reduction) of non-cash items such as depreciation and amortization expense of $617,632, derivative expense of $55,037,605, amortization of debt discount of $2,336,963, stock-based compensation of $5,917,124, a gain on debt extinguishment of $(44,031,110), impairment expense of $1,724,591, non-cash loan fees of $601,121 and changes in operating assets and liabilities such as an increase in accounts receivable of $486,226, offset by an increase in accounts payable and accrued expenses of $1,420,925.

Net cash flows used in operating activities for the six months ended June 30, 2018 amounted to $315,066. During the six months ended June 30, 2018, the net cash used in operations was primarily attributable to net loss of $14,449,989 adjusted for the add back (reduction) of non-cash items such as depreciation and amortization expense of $173,629, derivative expense of $9,505,352, amortization of debt discount of $332,364, stock-based compensation of $4,326,000 and changes in operating assets and liabilities such as an increase in accounts receivable of $325,551 and a decrease in in accounts payable and accrued expenses of $130,902.

Net cash flows used in operating activities for the year ended December 31, 2018 amounted to $283,678. During the year ended December 31, 2018, net cash used in operating activities was primarily attributable to a net loss of $14,478,157 adjusted for the add back (reduction) of non-cash items such as depreciation and amortization expense of $664,350, derivative expense of $5,799,282, amortization of debt discount of $1,566,847, loss of disposal of property and equipment of $14,816, stock-based compensation of $4,326,000, and a bargain purchase gain of $(203,588), and changes in operating assets and liabilities such as a decrease in accounts receivable of $789,904, an increase in accounts payable and accrued expenses of $668,416, an increase in liabilities of discontinued operations of $250,169, an increase in insurance payable of $587,945, and an increase in accrued compensation and related benefits of $182,229, offset by an increase in prepaid expenses and other current assets of $365,810 and an increase in assets of discontinued operations of $81,081. Net cash flows used in operating activities for the year ended December 31, 2017 amounted to $152,185. During the year ended December 31, 2017, net cash used in operating activities was primarily attributable to a net loss of $744,805 adjusted for the add back of non-cash items such as derivative expense of $309,521 and amortization of debt discount of $277,951, and changes in operating assets and liabilities such as an increase in assets of discontinued operations of $253,487 and an increase in liabilities of discontinued operations of $231,004.

Investing activities. Net cash provided by investing activities for the six months ended June 30, 2019 amounted to $24,119 and consisted of cash received from the disposal of trucks and van of $81,000 offset by cash paid for the purchase of property and equipment of $51,256 and a reduction of cash related to the disposal of Save on Transport of $5,625. Net cash used in investing activities for the six months ended June 30, 2018 amounted to $450,976 and consisted of cash received in acquisition of $38,198 offset by cash paid for the acquisition of Prime of $489,174.

Net cash used in investing activities for the year ended December 31, 2018 amounted to $932,802 and consisted of cash received in the acquisition of $38,198 offset by cash paid for the acquisition of $489,174 and the purchase of property and equipment of $481,826. Net cash flows used in investing activities for the year ended December 31, 2017 amounted to $26,500 and was comprised of a $10,000 cash escrow acquired on March 30, 2017 in connection with the reverse merger, to be held for a six month period to pay unpaid liabilities in conjunction with the Reverse Merger offset by an investment in a license– discontinued operations of $36,500.

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Financing activities. For the six months ended June 30, 2019, net cash provided by financing activities totaled $2,915,792. For the six months ended June 30, 2019, we received proceeds from related party convertible notes of $2,500,000, proceeds from notes payable of $6,631,020 and proceeds from related party notes of $255,000 offset by the repayment of convertible notes of $273,579, the repayment of related party notes of $495,000, and the repayment of notes payable of $5,697,856.

For the six months ended June 30, 2018, net cash provided by financing activities totaled $1,344,055. For the six months ended June 30, 2018, we received proceeds from related party convertible notes of $2,497,503 and proceeds from related party notes of $467,672 offset by the repayment of notes payable of $611,406 and debt issue costs of $1,009,714.

For the year ended December 31, 2018 and 2017, net cash provided by financing activities totaled $1,406,100 and $273,536, respectively. For the year ended December 31, 2018, we received gross proceeds from convertible notes of $2,497,503, proceeds from notes payable of $2,409,898, proceeds from related party notes if $1,050,000, and net cash proceeds from related party advances of $265,768 offset by the repayment of related party notes of $930,000, the payment of debt issue costs of $1,009,714 and the repayment of notes payable of $2,877,355. For the year ended December 31, 2017, we received net proceeds from convertible notes of $280,000 and we repaid notes of $6,464.

Going Concern Consideration

Our accompanying unaudited condensed consolidated financial statements for the six months ended June 30, 2019 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited condensed consolidated financial statements, we had a net loss of $26,609,181 for the six months ended June 30, 2019. The net cash used in operations was $3,115,838 for the six months ended June 30, 2019. Additionally, we had an accumulated deficit, shareholders’ deficit, and a working capital deficit of $41,379,031, $9,248,833 and $11,697,417, respectively, at June 30, 2019. Furthermore, as of June 30, 2019, we failed to make required payments of principal and interest on certain of our convertible debt instruments and defaulted on other provisions in these notes. On April 9, 2019, we entered into agreements with these lenders that modified these notes. It is management’s opinion that these factors raise substantial doubt about our ability to continue as a going concern for a period of 12 months from June 30, 2019. Management cannot provide assurance that we will ultimately achieve profitable operations or become cash flow positive or raise additional debt and/or equity capital. We are seeking to raise capital through additional debt and/or equity financings to fund our operations in the future. Although we have historically raised capital from sales of common shares and from the issuance of convertible promissory notes, there is no assurance that we will be able to continue to do so.

If we are unable to raise additional capital or secure additional lending in the near future, management expects that we will need to curtail our operations. Our consolidated financial statements included elsewhere in this prospectus do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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Critical Accounting Policies and Significant Accounting Estimates

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Significant estimates included in the accompanying consolidated financial statements and footnotes include the valuation of accounts receivable, the useful life of property and equipment, the valuation of intangible assets, assumptions used in assessing impairment of long-lived assets, estimates of current and deferred income taxes and deferred tax valuation allowances, the fair value of non-cash equity transactions, the valuation of derivative liabilities, and the fair value of assets acquired and liabilities assumed in the business acquisition.

We have identified the accounting policies below as critical to our business operation:

Accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts. We maintain allowances for doubtful accounts for estimated losses. We review the accounts receivable on a periodic basis and make general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Derivative Financial Instruments. We have certain financial instruments that are embedded derivatives associated with capital raises. We evaluate all our financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any embedded derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with our company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The guidance was adopted as of January 1, 2019 and we elected to record the effect of this adoption retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the condensed consolidated balance sheet as of the beginning of 2019, the period which the amendment is effective. In accordance with the guidance presented in ASU 2017-11, the fair value of derivative liabilities associated with certain convertible notes as of December 31, 2018 of $838,471 and the offsetting effect of reclassifying such debt to stock-settled debt for which we recorded a put premium liability of $385,385 was reclassified by means of a cumulative-effect adjustment to opening accumulated deficit as of January 1, 2019 in the amount of $453,086.

Leases. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. The updated guidance was effective for interim and annual periods beginning after December 15, 2018.

On January 1, 2019, we adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby we elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract we assessed whether the contract is, or contains, a lease. Our assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. We will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. We have elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating lease right-of-use assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, we use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the condensed consolidated statements of operations.

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Revenue recognition and cost of revenue. On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition. This ASC is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer service orders, including significant judgments.

We recognize revenues for continuing operations and the related direct costs of such revenue, which generally include compensation and related benefits, gas costs, insurance, parking and tolls, truck rental fees, and maintenance fees, as of the date the freight is delivered, which is when the performance obligation is satisfied. In accordance with ASC Topic 606, we recognize revenue on a gross basis. Our payment terms are net seven days from acceptance of delivery. We do not incur incremental costs obtaining service orders from our customers; however, if we did, because all of our customer contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized. The revenue that we recognize arises from deliveries of packages on behalf of our customers. Primarily, our performance obligations under these service orders correspond to each delivery of packages that we make under the service agreements. Control of the delivery transfers to the recipient upon delivery. Once this occurs, we have satisfied our performance obligation and we recognize revenue.

Stock-based compensation. Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Through the current reporting period, pursuant to ASC 505-50 – “Equity-Based Payments to Non-Employees”, all share-based payments to non-employees, including grants of stock options, were recognized in the consolidated financial statements as compensation expense over the service period of the consulting arrangement or until performance conditions are expected to be met. Using a Black-Scholes valuation model, we periodically reassessed the fair value of non-employee options until service conditions are met, which generally aligns with the vesting period of the options, and we adjust the expense recognized in the consolidated financial statements accordingly. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 became effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption was permitted, but entities could not adopt prior to adopting the new revenue recognition guidance in ASC 606. We early adopted ASU No. 2018-07 in the second quarter of 2018 and there was no cumulative effect of adoption.

Recently Enacted Accounting Standards

For a description of accounting changes and recent accounting standards, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements, see “Note 2: Recent Accounting Pronouncements” in our unaudited consolidated financial statements for the six-month periods ended June 30, 2019 and 2018 included elsewhere in this prospectus.

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BUSINESS

Overview

We are a provider of a wide range of transportation and logistics services involving the movement of goods and e-commerce fulfillment. Fast, dependable order fulfillment and shipping is critical to the success of an online business. We focus primarily on the transportation of packages that are ultimately to be delivered to the business or retail consumer. Our transportation services typically involve the transport of goods from the manufacturer or fulfillment center to the delivery station, from the fulfillment center to the post office or from the delivery station to the end user or retail customer (known as the “last mile” deliveries). We also offer an increasing number of logistics services, including the management and transportation of retail returns, the removal, transportation and disposition of shipping pallets and storage solutions for manufacturers with limited storage facilities, to help our business customers manage their goods efficiently through their supply chain.

We currently operate through our two subsidiaries, Prime EFS, LLC, a New Jersey-based transportation company with a focus on deliveries to the retail consumer for on-line retailers in New York, New Jersey and Pennsylvania (“Prime”), and Shypdirect LLC, a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office (“Shypdirect”), which are known as line-haul and “mid-mile” deliveries.

We are primarily an asset-based point-to-point delivery company. An asset-based delivery company, as compared to a non-asset-based delivery company, own or leases its own transportation equipment and employs its own drivers. At June 30, 2019, we owned or leased an aggregate of 277 trucks or delivery vehicles and employed 428 drivers who worked in shifts that allowed us to utilize most of our transportation equipment on a 24/7 basis. We also utilize the services of independent contractors to provide our delivery services. At June 30, 2019, two independent contractors provided services to us on a full-time basis. The independent contractors are responsible for paying for their own vehicles, equipment, fuel and operating expenses. Point-to-point delivery refers to a transportation system in which passengers or goods travel directly to a destination, rather than going through a central hub. This differs from the spoke-hub distribution paradigm in which the passengers or goods go to a central location in order to reach their ultimate destination. Our business is referred to as “point-to-point” delivery because our drivers and independent contractors are dispatched directly to the warehouse or retailer, as the case may be, and they then travel directly to the delivery point, rather than returning to a central corporate office.

Corporate History

We were incorporated under the name “PetroTerra Corp.” in the State of Nevada on July 25, 2008. Prior to March 2017, we were an independent oil or gas exploration and development company focused on the acquisition or lease of properties that potentially contained extractable oil or gas. However, at that time, we had not generated any revenues and, due to a decline of the oil and gas markets, elected to seek other business opportunities.

On March 30, 2017, we entered into a Share Exchange Agreement, dated as of the same date, with Save on Transport Inc., a Florida-based non-asset provider of integrated transportation management solutions, including brokerage and logistics services related to the transportation of automobiles and other freight (“Save on Transport”), pursuant to we acquired Save on Transport as a wholly-owned subsidiary.

Our acquisition of Save on Transport was treated as a reverse merger and recapitalization of Save on Transport for financial reporting purposes because the Save on Transport shareholders retained an approximate 80% controlling interest in our consolidated company. Save on Transport was considered the acquirer for accounting purposes, and our historical financial statements before the acquisition transaction was replaced with the historical financial statements of Save on Transport before such acquisition. The balance sheets at their historical cost basis of both entities were combined at the acquisition date and the results of operations from the acquisition date forward included the historical results of Save on Transport and our combined results of operations from the acquisition date forward.

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On June 18, 2018, we completed the acquisition of 100% of the issued and outstanding membership interests of Prime from its members, and on July 24, 2019, we formed Shypdirect. Prime was organized in, and has been engaged in its current line of business since, July 2016.

On May 1, 2019, we entered into a Share Exchange Agreement with Save on Transport and Steven Yariv, our former Chief Executive Officer and director and the Chief Executive Officer of Save on Transport at such time, pursuant to which, among other matters, we sold all of the capital stock of Save on Transport to Mr. Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of our common stock back to our company, and granted to certain employees of Save on Transport, other than Mr. Yariv, stock options to purchase an aggregate of 80,000 shares of our common stock.

Our E-Commerce Fulfillment Solutions

The rapid growth of e-commerce and the online retailing segment of e-commerce is well documented. According to a recent internet retailer report of Digital Commence 360, a publisher of research in digital commerce, and U.S. Department of Commerce figures, consumers spent $517.36 billion online with U.S. merchants in 2018, up 15.0% from $449.88 billion spent the year prior. Total retail sales, not including the sale of items not normally bought online, such as fuel, automobiles and food at restaurants, increased to $3.628 trillion in 2018, up 3.9% year over year, from $3.490 trillion in 2017. The U.S. Department of Commerce estimates consumers spent $513.61 billion online in 2018, up 14.2% from 2017, and that total retail sales increased 4.1% to $3.63 trillion. E-commerce represented a growing share of the retail market in 2018, taking a 14.3% share of total retail sales in 2018, up from 12.9% in 2017 and 11.6% in 2016. Our largest customer, Amazon.com Inc., accounted for approximately 40.0% of overall U.S. online retail sales in 2018, and accounted for 43.3% of all 2018 e-commence year-over-year gains in the United States. We believe our technology platform positions us to provide transportation services and to grow at or faster than the rapidly-growing and evolving e-commerce marketplace.

E-commerce retail brands have logistics needs that differ from those of traditional businesses. Unlike traditional inventory management, e-commerce companies need to ship items directly to customers, who expect their orders to arrive on time and as described. We have built our delivery services to perform effectively in the “on demand” shipping environment that is part of the e-commerce fulfillment solutions system.

Our e-commerce fulfillment solutions are primarily the transportation of goods between destination points along the way from the manufacturer to the customer. We provide delivery services to the end user ( “Last Mile” delivery), principally retail consumers, including deliveries which require two persons to complete the delivery of heavy or bulky items, as well as “mid-mile” delivery services between distribution centers and fulfillment centers and line-haul delivery services from the manufacturer to the distribution center. Our revenues are generated from the fixed price charged for each specific route between a delivery station to a fulfillment center or from the fulfillment center to the final destination with a fixed price per route.

In most instances we are paid a fixed fee for transporting products from one designated site to a specified delivery point without regard to the number of packages being transported. With the ongoing growth of e-commerce, the specific routes between designated sites is regularly changing (primarily increasing) as the volume of the online retailing segment of e-commerce activity expands. An integral part of our strategy is to regularly be in contact with our customers to assure that we are anticipating and planning for the expansion of current routes and the addition of new routes to our service base.

Our scheduled route system allows us to adjust to the regular changes in which packages are received, sorted, stored, picked, packed, shipped and housed in fulfillment centers and distribution centers. We are structured to meet the demands of “last-mile” deliveries and home grocery shopping deliveries. In addition to delivering goods in full truckloads from distribution centers to fulfillment centers, based on customer requests, we perform unscheduled pickups and deliveries of bulk products. When delivering packages to a home, we adhere to certain time slots and sometimes make “live deliveries” to ensure the customer is aware that their package has been delivered. This entails a constantly-refreshed and technologically-modern transportation management system (TMS).

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We have built a network operations center (“NOC”) in Jersey City, New Jersey that allows us to track the location of each of our vehicles and address any on road disruptions. Our NOC is designed to grow with our business as we add more vehicles for additional routes and expand geographically. Presently, we utilize our NOC solely for our own business. We anticipate that as our revenues grow and the reach and scope of our transportation activities expand (both geographically and within the tristate area in which we currently operate) that we will generate revenues from services provided via our NOC to other logistics providers.

Our infrastructure is built to support the e-commerce unique fulfillment requirements of distributing products to millions of homes instead of hundreds of stores, managing millions of stock keeping units (SKUs) instead of thousands, shipping to homes in parcels instead of truckloads to stores and transporting between fulfillment centers in addition to distribution centers. Our infrastructure is aligned with the requirements of the online retailer: Online retailers differ from traditional brick and mortar where customers visit the premises and the retailer maintains goods on the premises. Online retailers have goods located in multiple locations (e.g., third party warehouses) and ship items directly to the customer; customers expect their order to arrive on time and to be the correct quantity and product ordered.

With our focus on on-time performance, customer satisfaction and challenging growth management opportunities for our employees, we believe we are one of the fastest growing e-commerce fulfillment services providers in the country. As an early stage company, we have experienced and anticipate that we will continue to experience the challenges that come from rapid growth in revenues such as identifying and hiring employees that are aligned with our expectations, securing assets and expanding our administrative support services for our rapidly growing operations. We believe that our ability to manage our company through this high growth is a key part of our success, as evidenced by the high-performance ratings we have regularly achieved in our customers’ scoring systems. We expect to expand our revenue base as the traditional brick-and-mortar retailers develop omni-channel strategies of generating revenues through a combination of physical and online sales.

Our Competitive Strengths and Strategy

Our strategy is to be a leader in the transportation industry in providing on-time, high-quality pick-up, transportation and delivery services. We attribute our growth and success to date to the following competitive strengths.

Market Knowledge and Understanding. While we have been operating our current business for only a few years, our senior management has over 40 years of experience in the transportation industry and has broad knowledge in providing transportation services over the “last mile” as part of the e-commerce fulfillment solutions. These solutions are in high demand and are expected to continue to grow at a rapid pace. Many of our management employees have e-commerce experience with e-commerce retailers and understand the dynamics of e-commerce growth, demands and logistics since all or the vast majority of their career has been in e-commerce businesses. We believe we understand the various segments of the end-to-end solutions required to rapidly and accurately deliver goods between the various pick-up and delivery points in the e-commerce delivery chain.

Unwavering Focus on Relationships and Superior Service. We aim to be the premier platform and partner of choice for our customers. We believe we offer superior services and solutions due to our company-wide commitment to customer service. On behalf of our customers, we deliver goods from the manufacturer or fulfillment center to the delivery station, and from the delivery station to the U.S. post office or retail customer (known as the “last mile” deliveries) in a precise, safe and timely manner with complementary support from our dedicated sales and service teams. Our focus on customer relationships has allowed us to increase our sales to our largest customer, Amazon.com, which, on an unaudited pro forma basis, assuming our acquisition of Prime had occurred on January 1, 2017, increased from approximately 5.6 million in 2017 to approximately $17.7 million in 2018 and from approximately $4.8 million in the first six months of 2018 to approximately $13.9 million in the first six months of 2019.

Experienced and Proven Management Team. We believe our management team is among the most experienced in the industry. Our senior management team brings experience in transportation and logistics, mergers and acquisitions, information technology, e-commerce retailing and fulfillment, and has an understanding of the cultural nuances of the e-commerce sectors we serve.

We intend to leverage our competitive strengths to increase shareholder value through the following core strategies.

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Build Upon Strong Customer Relationships to Expand Organically. We have built a strong relationship with Amazon.com that has allowed us to expand the size of our service area and add higher margin services to our service offerings. For example, due to our focus on consistent and timely deliveries and our superior safety record, we have increased the number of “last mile” local routes we serve for Amazon from five routes at December 31, 2017 to over 200 routes at December 31, 2018. In addition, we have been able to expand the type of transportation services we render to Amaznon.com to include “mid-mile” and line-haul transportation services in which our recently-formed Shypdirect subsidiary delivers packages from one distribution center to another or from the distribution center to the U.S. post office. We intend to continue to build on our relationship with Amazon.com and we are working to build similar relationships with other e-commerce retailers to increase the type and scope of the transportation and logistics services we offer.

Expand Our Operations to Other Regions of the U.S. Our e-commerce “last mile” delivery services to retail consumers are currently provided primarily in New York, New Jersey and Pennsylvania and our e-commerce “mid-mile” delivery services between customer distribution centers or between such distribution centers and the U.S. post office are currently provided primarily in the northeastern region of the U.S. As we continue to expand our marketing and customer relationships, we anticipate expanding our geographic footprint to provide such services, and to capture market share, in other regions of the U.S. by opening our own operations centers and warehouses, acquiring existing regional transportation and logistics companies in operating in other areas and partnering with local operators in other regions. We believe the expansion of our business in other regions of the U.S. will also allow us to expand our relationships with existing customers who operate in those regions.

Pursue Value-Enhancing Strategic Acquisitions. We intend to pursue strategic acquisitions as a means of adding new markets in the United States, expanding our transportation and logistics service offerings, adding talented management and operational employees, expanding and upgrading our technology platform and developing operational best practices. We are currently at various stages of reviewing several potential acquisition targets and believe we have significant opportunities to grow our business through our knowledge of our industry and possible acquisition targets.

Enhance Our Operating Margins. We expect to enhance our operating margins as our business expands through a combination of increased operational efficiencies, leveraging our existing assets and distribution facilities and increase usage of technology to help us better plan, execute and monitor the performance of our services and transportation assets. Many of our transportation assets were initially utilized for a single route per day. As we expand, we have been able to increase utilization through use of assets on multiple routes or the addition of a second shift per day. In addition, we expect that our operating margins will increase as we expand our Shypdirect “mid mile” business to business transportation and logistics operations, which generally have higher margins than our direct to consumer delivery business.

Customers and Markets

Our e-commerce retailer delivery services are currently provided primarily in New York, New Jersey and Pennsylvania principally for one customer, Amazon.com Inc. During the six-month period ended June 30, 2019 and the year ended December 31, 2018, Amazon accounted for approximately 99.0% and 98.7% of our total sales. As discussed above, we intend to address this concentration risk by expanding our organic growth through the addition of new customers and through the acquisition of businesses that provide transportation services for new customer bases.

We anticipate our customer base will expand and diversify as the business-to-business segment of e-commerce expands, and the traditional retailers implement e-commerce strategies that expand their sales channels. We anticipate our fulfillment solutions will become available to other retailers that utilize our principal customers’ expanding transportation and delivery services in which our system is an integral part.

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Delivery Fleet

As of June 30, 2019, we operated a vehicle fleet consisting of 15 tractors and 42 26-foot box trucks that were primarily used by our Shypdirect subsidiary for warehouse to warehouse deliveries and deliveries from the warehouse to the U.S. post office, and 220 vans that were primarily used by our Prime subsidiary for deliveries from the warehouse to the local retail consumer. Substantially all of such vehicles were rented or leased; however, we expect to commence purchasing additional vehicles shortly as our financing alternatives for such purchases improve. In leasing or purchasing new vehicles, we consider a number of factors, including economy, price, the economic environment, technology, warranty terms, manufacturer support, driver comfort and resale value. We maintain strong relationships with a number of equipment vendors and will lease or purchase additional vehicles as market conditions dictate. We expect that future acquisitions will also provide a significant increase in our truck and van fleets.

Information Technology and Systems

We continue to invest in information systems and technology to drive our business decisions, enhance customer experience, improve sales opportunities and create operating efficiencies. We utilize third-party software for financial reporting, equipment management, customer databases and customer campaign management, including “cloud” back-up. We also utilize leading e-commerce platforms hosted by third-party providers and an internally-developed proprietary database to accumulate business information. In addition, we utilize best-in-class integrated systems for payroll and to manage dispatching of vehicles, employees, Department of Transportation and other regulatory compliance, vehicle maintenance, scheduling, and state and local taxes. We continue to innovate and optimize our technology systems and expect to continue to make significant investments in our technology and infrastructure.

An integral part of our operating philosophy is the utilization of technology to support our transportation services and provide our employees with real time information on the status of our operations. We believe our focus on technology as a support to our operations allows our employees to focus on performing at high levels for the benefit of our customers.

Each of our vehicles contain mobile communications devices. By being “always-connected”, we are able to monitor the real time location, performance and effectiveness of our drivers as well as the operating condition of the vehicle. The advancements in what is referred to as the telematic space allow us to develop more detailed and actionable solutions in the performance of our pick-up, transport and deliver operations – all an integral part of our e-commerce fulfilment solutions.

We regularly collect data, generate automatic reporting and measure that information against key performance indicators such as routes taken, travel time, destination arrival and departure time. Just as the e-commerce retailer instantaneously and continuously tracks what has been sold, our vehicles are tracked in parallel with the packages being tracked by our customer. Our NOC is designed to be scalable and will be expanded in reach and performance capability as our revenues grow and our assets increase in number.

Competition

Transportation services is highly competitive and composed of fragmented marketplaces, with dozens of companies competing in the geographic region in which we provide services. We compete on service, reliability, scope and scale of operations, technological capabilities and price. Our competitors include local, regional and national companies that offer the same services we provide — some with larger customer bases, significantly more resources and more experience than we have. The point-to-point delivery industry in particular is highly fragmented with a low entry barrier and therefore there are a large number of competitors that range from international to local in size. Additionally, some of our customers have internal resources that can perform some or all of the services we offer. Due in part to the fragmented nature of the industry, we must strive daily to retain existing business relationships and forge new relationships.

The health of the transportation industry will continue to be a function of domestic economic growth, particularly in the e-commerce marketplace. We believe that we have positioned the Company to grow with and benefit from the e-commerce expansion. Together with our scale, technology and company-specific initiatives, we believe that our positioning should keep us growing faster than the macro environment.

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Seasonality

Our business is affected by seasonality, which historically has resulted in higher sales volumes during July, when our largest customer, Amazon.com, annually offers its Amazon Prime “sale days”, which have ranged from one or two days to a whole week, exclusively to its Prime subscribers, and during our calendar year fourth quarter, which ends December 31st. Our gross revenue was 29% higher in July 2019 than our average monthly gross revenue for the first six months of 2019, and was 69% higher during the fourth quarter of 2018 compared to the third quarter of 2018. Fourth quarter 2018 results included revenue attributable to Shypdirect, which we founded on July 24, 2018.

Regulation

Our operations are regulated and licensed by various governmental agencies. These regulations impact us directly and indirectly by regulating third-party transportation providers we use to transport freight for our customers.

Regulation Affecting Motor Carriers, Owner-Operators and Transportation Brokers. In the United States, our subsidiaries that operate as motor carriers have motor carrier licenses issued by the Federal Motor Carrier Safety Administration (“FMCSA”) of the U.S. Department of Transportation (“DOT”). In addition, our subsidiaries acting as property brokers have property broker licenses issued by the FMCSA. Our motor carrier subsidiaries and the third-party motor carriers must comply with the safety and fitness regulations of the DOT, including those related to drug-testing, alcohol-testing, hours-of-service, records retention, vehicle inspection, driver qualification and minimum insurance requirements. Weight and equipment dimensions also are subject to government regulations. We also may become subject to new or more restrictive regulations relating to emissions, drivers’ hours-of-service, independent contractor eligibility requirements, onboard reporting of operations, air cargo security and other matters affecting safety or operating methods. Other agencies, such as the U.S. Environmental Protection Agency (“EPA”), the Food and Drug Administration (“FDA”), and the U.S. Department of Homeland Security (“DHS”), also regulate our equipment, operations and independent contractor drivers. Like our third-party support carriers, we are subject to a variety of vehicle registration and licensing requirements in certain states and local jurisdictions where we operate. In foreign jurisdictions where we operate, our operations are regulated by the appropriate governmental authorities.

In 2010, the FMCSA introduced the Compliance Safety Accountability program (“CSA”), which uses a Safety Management System (“SMS”) to rank motor carriers on seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories, or “BASICs.”

Although the CSA scores are not currently publicly available, this development is likely to be temporary. As a result, our fleet could be ranked worse or better than our competitors, and the safety ratings of our motor carrier operations could be impacted. Our network of third-party transportation providers may experience a similar result. A reduction in safety and fitness ratings may result in difficulty attracting and retaining qualified independent contractors and could cause our customers to direct their business away from the Company and to carriers with more favorable CSA scores, which would adversely affect our results of operations.

In addition, nearly all carriers and drivers that are required to maintain records of duty status have been required to install and use electronic logging devices (“ELDs”). ELD installation and use may increase costs for independent contractors and other third-party support carriers who provide services to XPO and may impact driver recruitment.

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Classification of Independent Contractors. Tax and other federal and state regulatory authorities, as well as private litigants, continue to assert that independent contractor drivers in the trucking industry are employees rather than independent contractors. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements and heighten the penalties for companies who misclassify workers and are found to have violated overtime and/or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers that meet certain criteria to treat individuals as independent contractors if they are following a longstanding, recognized practice. Federal legislators also sought to expand the Fair Labor Standards Act to cover “non-employees” who perform labor or services for businesses, even if said non-employees are properly classified as independent contractors; require taxpayers to provide written notice to workers based upon their classification as either an employee or a non-employee; and impose penalties and fines for violations of the notice requirement and/or for misclassifications. Some states have launched initiatives to increase revenues from items such as unemployment, workers’ compensation and income taxes, and the reclassification of independent contractors as employees could help states with those initiatives. Taxing and other regulatory authorities and courts apply a variety of standards in their determinations of independent contractor status. If our independent contractor drivers are determined to be employees, we would incur additional exposure under some or all of the following: federal and state tax, workers’ compensation, unemployment benefits, and labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Environmental Regulations. Our facilities and operations and our independent contractors are subject to various environmental laws and regulations dealing with the hauling, handling and disposal of hazardous materials, emissions from vehicles, engine-idling, fuel tanks and related fuel spillage and seepage, discharge and retention of storm water, and other environmental matters that involve inherent environmental risks. Similar laws and regulations may apply in many of the foreign jurisdictions in which we operate. We have instituted programs to monitor and control environmental risks and maintain compliance with applicable environmental laws and regulations. We may be responsible for the cleanup of any spill or other incident involving hazardous materials caused by our operations or business. In the past, we have been responsible for the costs of cleanup of diesel fuel spills caused by traffic accidents or other events, and none of these incidents materially affected our business or operations. We generally transport only hazardous materials rated as low-to-medium-risk, and a small percentage of our total shipments contains hazardous materials. We believe that our operations are in substantial compliance with current laws and regulations and we do not know of any existing environmental condition that reasonably would be expected to have a material adverse effect on our business or operating results. Future changes in environmental regulations or liabilities from newly discovered environmental conditions or violations (and any associated fines and penalties) could have a material adverse effect on our business, competitive position, results of operations, financial condition or cash flows. U.S. federal and state governments, as well as governments in certain foreign jurisdictions where we operate, have also proposed environmental legislation that could, among other things, potentially limit carbon, exhaust and greenhouse gas emissions. If enacted, such legislation could result in higher costs for new tractors and trailers, reduced productivity and efficiency, and increased operating expenses, all of which could adversely affect our results of operations.

Employees and Independent Contractors

As of June 30, 2019, we employed 491 employees, of whom 35 were employed in administration and corporate management positions, three were employed in accounting, finance and compliance positions, three were employed in marketing and sales positions, four were employed in vehicle maintenance positions, and 446 were employed as drivers. None of our employees is covered by a collective bargaining agreement and we consider our employee relations to be good.

We also contract with owner-operator drivers to provide and operate tractors, which provide additional delivery fleet capacity. Independent contractors own their own tractors and are responsible for all associated expenses, including financing costs, fuel, maintenance, insurance and highway use taxes. As of June 30, 2019, we had engaged two independent contractors on a full-time basis; however, the number of independent contractors we engage fluctuates throughout the year depending on several factors, including seasonality, the availability of company drivers, the availability of delivery vehicles to rent, lease or purchase, and the number of routes our customers have hired us to cover.

Our strategy for both company and owner-operator drivers is to (i) hire safe and experienced drivers (the majority of driver positions hired require twelve months of over-the-road experience); (ii) promote retention with a competitive compensation package in the case of company drivers and contracted rates in the case of owner-operator drivers and positive working conditions; and (iii) minimize safety problems through careful screening, mandatory drug testing, continuous training, electronic logging system and rewards for accident-free driving. We also seek to minimize turnover of company drivers by providing highly-attractive vehicles, flexible schedules and competitive compensation packages. As a result, we have achieved driver retention rates that we believe is superior to the trucking industry average.

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Properties

We do not own any real property. Our executive office is located at 3 Riverway, Suite 1430, Houston, Texas  77056, in the office of Doug Cerny, a director of our company and our Chief Development Officer. We are not charged rent for the use of this space. We believe that our existing facilities are sufficient for our current operations.

On November 30, 2018, we entered into a commercial lease agreement for the lease of 60 parking spaces in Carlstadt, New Jersey through November 2023 for a monthly rental fee of $6,000. Either we or the landlord can cancel this lease on the annual anniversary date of the lease provided that the party who wishes to terminate provides the other party with at least 30-day prior written notice of such termination.

In December 2018, we entered into a lease for office and warehouse space and parking spaces in Carlstadt, New Jersey through December 2023. From the lease commencement date until the last day of the second lease year, monthly rent is $14,000. At the beginning of the 30th month following the commencement date and through the end of the term, minimum rent will be $14,420 per month. We are also obligated to pay all taxes and utilities related to this facility. We shall have an option to renew the term of this lease for an additional five years. On August 29, 2019, we entered into a one-year sublease of this space to sublease this space commencing on September 1, 2019 for $14,000 per month.

In July 2019, we entered into a 4.5-year lease for office and warehouse space and parking spaces in Carlstadt, New Jersey through December 2023. From the lease commencement date until the last day of the second lease year, monthly rent is $10,000. At the beginning of the 25th month following the commencement date and through the end of the term, minimum rent will be $10,500 per month. We are also obligated to pay all taxes and utilities related to this facility. We have an option to renew the term of this lease for an additional five years.

In July 2019, we entered into a five-year lease for office and warehouse space and parking spaces in Carlstadt, New Jersey through July 2024. Base rent is payable monthly at the rate of $18,000 per month for the first year, $18,540 per month for the second year, $19,096 per month for the third year, $19,669 per month for the fourth year and $20,259 per month for the fifth year. We are also obligated to pay all taxes and utilities related to this facility. We have an option to renew the term of this lease for an additional five or ten years at our option.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceeding that we believe would have a material adverse effect on our business, financial condition, or operating results.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

Name and Address	Age	Date First Elected or Appointed	Position(s)

John Mercadante	74	April 16, 2019	Chief Executive Officer, Chief Financial Officer and Director

Doug Cerny	60	April 16, 2019	Chief Development Officer and Director

Biographical Information

The principal occupation and business experience during at least the past five years for our executive officers and directors is as follows:

John Mercadante - Chairman of the Board, President and Chief Executive Officer. John Mercadante has been the President, Chief Executive Officer and a director of our company since April 16, 2019. For more than the past five years, John has been a consultant and a manager of his personal investments. John co-founded Leisure Line, Inc., a motor coach company serving New York City and Atlantic City, New Jersey, in 1970 and served as its Chief Executive Officer for a ten-year period through the sale of the company to Golden Nugget in 1980. At the time of the sale, Leisure Line was generating approximately $11 million in annual revenues. In 1988, John cofounded Cape Transit, Inc., a motor coach company servicing Atlantic City, Philadelphia and South New Jersey. Under John Mercadante’s leadership as CEO, annual revenues at Cape Transit grew from $2 million to more than $11 million. In May 1996, Cape Transit became one of the founding companies of Coach USA, Inc. and John Mercadante became Coach USA’s president and Chief Operating Officer. John was an integral part of growing Coach’s annual revenues from $100 million to over $1 billion in revenues in just three years.

Doug Cerny - Director, Chief Development Officer. Doug Cerny has been the Chief Development Officer and a director of our company since April 16, 2019. For more than the past five years, Doug has been engaged in the practice of law with the Law Offices of Douglas M. Cerny located in Houston, Texas. Doug was the Senior Vice President and General Counsel of Coach USA, Inc. A major portion of the acquisitions completed by Coach USA were through the teamwork of Doug and John Mercadante in conjunction with personnel experienced in financial, integration and human capital management. Doug has extensive experience in mergers and acquisitions and business transactions. Doug earned a Bachelor’s of Science Civil Engineering from Valparaiso University, and his law degree and his Masters of Business Administration from the University of Houston, Houston, Texas.

Family Relationships

There are no family relationships among our directors and executive officers.

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Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

●	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Other Directorships

None of our officers and directors are directors of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Director Independence

We are not currently subject to the listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the Board of Directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.” We do not have an independent director under the applicable standards of the SEC and the Nasdaq stock market.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of our company and its stockholders to partially combine these roles. Due to the small size of our company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions partially combined.

John Mercadante, our Chairman, also serves as our Chief Executive Officer. We are seeking other qualified individuals to serve on our board of directors. At this time, we do not have directors and officers liability insurance which has been a deterring factor in seeking other qualified directors. Mr. Mercadante is actively involved in oversight of our day-to-day activities.

Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. Our board of directors focuses on the most significant risks facing our company and our general risk management strategy, and also ensures that risks undertaken by our company are consistent with our board’s appetite for risk. While the board of directors oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

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Board Diversity

While we do not have a formal policy on diversity, our board of directors considers diversity to include the skill set, background, reputation, type and length of business experience of our board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the board seeks individuals with experience on public company boards as well as experience with advertising, marketing, legal and accounting skills.

Board Assessment of Risk

Our risk management function is overseen by our board of directors. Our management keeps our board of directors apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect our company, and how management addresses those risks. Once material risks are identified, John Mercadante, our Chairman and Chief Executive Officer, determines how to best address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors, if any, may conduct the assessment. Our board of directors focuses on these key risks and interfaces with management on seeking solutions. Currently, we have three members on the board of directors of our company.

Committees of the Board of Directors

We currently do not maintain any committees of our board of directors. Given our size and the development of our business to date, we believe that our board of directors through its meetings can perform all of the duties and responsibilities which might be contemplated by a committee.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which security holders may recommend nominees to our board of directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as Amended

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, our officers, directors and greater than 10% stockholders have been in compliance with Section 16(a) of the Securities Exchange Act of 1934 for the year ended December 31, 2018.

Code of Ethics and Business Conduct

We have not yet adopted a Code of Ethics although we expect to do so as we develop our infrastructure and business.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us during our last two fiscal years to Steven Yariv, the only individual who served as our principal executive officer or acted in a similar capacity for us at any time during our two most recent fiscal years. No other executive officer of our company received annual compensation during such fiscal years in excess of $100,000.

Name & Principal Position	Fiscal Year ended Dec. 31,	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Yariv,	2018	$441,000	-	$3,090,000	-	-	-	-	$3,531,000
Former Chief Executive Officer(1)	2017	42,500	-	-	-	-	-	$2	42,500

(1)	Mr. Yariv resigned as an officer and employee of our company on April 16, 2019. Mr. Yariv resigned as a director of our company on May 1, 2019 in connection with our disposition of our former Save on Transport subsidiary.

(2)	On June 18, 2018, we issued 1,500,000 shares of our common stock to Mr. Yariv as additional compensation. The amount shown reflects the grant date fair value of such stock award computed in accordance with FASB ASC Topic 718. See Note 10 of notes to consolidated financial statements for the years ended December 31, 2018 and 2017 included elsewhere in this prospectus.

Employment Agreements

We have no employment agreements in place with our executive officers.

We have no pension or retirement plan in place and have never maintained any plan that provides for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. We also do not currently offer or have any benefits, such as health or life insurance, available to our employees.

Outstanding Equity Awards at Fiscal Year-End

At December 31, 2018, we did not have any outstanding equity awards to our executive officers.

Director Compensation

No director compensation was paid during the years ended December 31, 2018 and 2017 in the form of cash expenses, stock awards, option awards, non-equity incentive plan compensation, pension value and nonqualified deferred compensation earnings or any other type of compensation. We do not currently pay any cash fees to our directors, nor do we pay directors’ expenses in attending board meetings.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Borrowings From Affiliates

Since January 1, 2018, we have from time to time borrowed funds from various executive officers or directors of our company, or persons or entities related to or affiliated with such persons, as follows:

●	In connection with our acquisition of Prime on June 18, 2018, we paid $489,174 in cash to Rosemary Mazzola, the former majority owner of Prime and now the owner of more than 5% of our common stock, who then loaned $489,174 back to Prime. This loan is non-interest bearing and is due on demand. During the period from our acquisition of Prime (June 18, 2018) to December 31, 2018, we repaid $216,155 of this loan. During the six months ended June 30, 2019, we repaid $50,000 of this loan. At June 30, 2019 and December 31, 2018, the outstanding principal amount of this loan was $209,000 and $259,000, respectively.

●	From July 25, 2018 through December 31, 2018, we borrowed an aggregate of $1,150,000 from Steven Yariv, our chief executive officer at such time, or his spouse, and received net proceeds of $1,050,000, net of original issue discounts of $100,000. These loans were evidenced by promissory notes that were payable within 90 days of the loan date. From July 25, 2018 through December 31, 2018, $930,000 of these loans were repaid and during January 2019, we repaid the remaining outstanding principal of $220,000. During February 2019, we borrowed an additional $220,000 from Mr. Yariv’s spouse, net of an original issue discount of $20,000. In April 2019, we repaid this loan in full. During the six months ended June 30, 2019, amortization of debt discount related to these loans amounted to $26,383.

●	On March 13, 2019, we borrowed $500,000 from an individual who was affiliated with our Chief Executive Officer, John Mercadante, that was evidenced by a promissory note that requires interest payments in the amount of $7,500, commencing on April 11, 2019 and continuing on the eleventh day of each month thereafter, and payments of principal and interest in the amount of $31,902 commencing on October 11, 2019 and continuing on the eleventh day of each month thereafter through April 11, 2021. Interest accrues with respect to the unpaid principal until such principal is paid or converted as provided below at a rate equal to 18% per annum compounded annually. All past due principal and interest on this note bears interest from maturity of such principal or interest until paid at the lesser of (i) 20% per annum, or (ii) the highest non-usurious rate allowed by applicable law. This note may be converted by the holder at any time in principal amounts of $100,000 into a number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this note that is being converted by $1.37. During the six months ended June 30, 2019, interest expense related to these notes amounted to $27,616.

●	On April 11, 2019, we borrowed $2,000,000 from an entity that was affiliated with Mr. Mercadante that was evidenced by a promissory note that requires interest payments in the amount of $30,000, commencing on May11, 2019 and continuing on the eleventh day of each month thereafter, and payments of principal and interest in the amount of $117,611 commencing on November 11, 2019 and continuing on the eleventh day of each month thereafter through April 11, 2021. Interest accrues with respect to the unpaid principal until such principal is paid or converted as provided below at a rate equal to 18% per annum compounded annually. All past due principal and interest on this note bears interest from maturity of such principal or interest until paid at the lesser of (i) 20% per annum, or (ii) the highest non-usurious rate allowed by applicable law. This note may be converted by the holder at any time in principal amounts of $100,000 into a number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this note that is being converted by $11.81. During the six months ended June 30, 2019, interest expense related to these notes amounted to $79,890.

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Conflicts of Interest

There are not currently any conflicts of interest by or among our current officers, directors, key employees or advisors. We have not yet formulated a policy for handling conflicts of interest; however, we intend to do so prior to adding additional directors to our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 3, 2019, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge, by any person of securities of our company, the operation of which may at a subsequent date result in a change of control of our company.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

In the table below, percentage ownership of our common stock prior to the offering is based upon 11,745,326 shares of common stock outstanding as of October 3, 2019. Percentage ownership of our common stock after this offering assumes the sale of all shares in this offering. Unless otherwise indicated in the following table, the address for each person named in the table is c/o Transportation and Logistics Systems, Inc., 3 Riverway, Suite 1430, Houston, Texas 77056.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Executive Officers
John Mercadante	1,400,000	11.9%
Douglas Cerny	1,000,000	8.5

All directors and executive officers as a group (two persons)	2,400,000	20.4

5% or More Stockholders
SCS, LLC(1)	1,583,750	13.5
RedDiamond Partners, LLC(2)	1,583,750	13.5
Rosemary Mazzola(3)	1,000,000	8.5
Steven Yariv(4)	1,050,000	8.9

(1)	We have been advised by SCS, LLC that Lawrence Sands is the managing members of SCS, LLC. The address of SCS, LLC is 980 N. Federal Highway, Suite 304, Boca Raton, FL 33432

(2)	Does not include 111,112 shares issuable upon the conversion of a Note or 111,112 shares issuable upon the exercise of Debt Warrants. The Notes and Debt Warrants contain a 4.99% beneficial ownership blocker. Pursuant to a Schedule 13G filed by RedDiamond Partners, LLC with the SEC on May 29, 2019, John DeNobile is the managing member of RedDiamond Partners, LLC. The address of RedDiamond Partners, LLC is 156 West Saddle River Road, Saddle River, NJ 07458.

(3)	Does not include 1,000,000 shares of common stock issuable upon the conversion of 1,000,000 shares of our Series B Preferred Stock, which shares may not be issued to the extent such shares would cause Ms. Mazzola to beneficially own more than 4.99% of the outstanding shares of our common stock. The address of Ms. Mazzola is 27 Dogwood Hill Road, Upper Saddle River, NJ 07458.

(4)	Includes 50,000 shares of common stock owned by Mr. Yariv’s spouse. The address of Mr. Yariv is 1634 Trotter Court, Wellington, FL 33414.

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SELLING STOCKHOLDERS

This prospectus covers the resale, from time to time by the Selling Stockholders identified below, of up to 3,269,373 shares of our common stock, which includes 585,000 outstanding shares of common stock, 1,111,433 shares of common stock issuable upon the conversion of, and the payment of interest from time to time on, the outstanding Notes and 1,572,940 shares of common stock issuable upon the exercise of the outstanding Warrants. All of these shares of our common stock are being offered for resale by the Selling Stockholders.

We are registering the shares hereby pursuant to the terms of our agreements with certain stockholders, in order to permit the Selling Stockholders identified in the table below to offer the shares for resale from time to time.

The table below sets forth certain information regarding the Selling Stockholders and the shares of our common stock offered by them in this prospectus. The Selling Stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities. To the best of our knowledge, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer other than as described in the footnotes to the table below. Unless otherwise indicated, the mailing address of all listed Selling Stockholders is c/o Transportation and Logistics Systems, Inc., 3 Riverway, Suite 1430, Houston, Texas 77056.

Under the terms of the Notes, a Selling Stockholder may not convert the Notes to the extent such conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of our common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the Notes have not been converted. Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of our common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the table below does not reflect these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares		Number of	Number of Shares
	Beneficially Owned		Shares	Beneficially Owned
	Prior to this Offering		Being Sold	After this Offering**
Selling Stockholder	Number	Percent	Offered	Number	Percent

Barnard & Fifth Capital Group LLC(1)	117,494	1.0%	117,494	-	-%
BMF Capital LLC(2)	80,600	*	80,600	-	-
Cavalry Fund I LP(3)	666,668	5.52	666,668	-	-
GS Capital Partners, LLC(4)	222,224	1.86	222,224	-	-
Puritan Partners LLC (5)	444,446	3.71	444,446	-	-
RedDiamond Partners LLC(6)	1,805,974	15.09	222,224	1,583,750	13.48
SBI Investments LLC, 2014-1(7)	222,224	1.86	222,224	-	-
Joseph Morello(8)	100,000	*	100,000	-	-
James Leto(9)	10,000	*	10,000	-	-
Michael Anderson(10)	80,000	*	80,000	-	-
Michael Joseph de Castro(11)	200,000	1.69	200,000	-	-
Benjamin Rae(12)	12,000	*	12,000	-	-
Kurt Ralston(13)	16,000	*	16,000	-	-
Luann Wowkanech(14)	12,000	*	12,000	-	-
June Nedick(15)	12,000	*	12,000	-	-
Eric Koeppel(16)	120,000	1.02	120,000	-	-
GPS Securities, LLC(17)	120,000	1.02	120,000	-	-
Richard Cohen(18)	40,000	*	40,000	-	-
Patricia Peters(19)	24,000	*	24,000	-	-
Daniel Mercadante(20)	20,000	*	20,000	-	-
Kathleen Osterkamp(21)	48,000	*	48,000	-	-
Mary Martire(22)	40,000	*	40,000	-	-
Green 2014 Family Trust(23) Lyle green trustee	20,000	*	20,000	-	-
Heath Korenstein(24)	60,000	*	60,000	-	-
Paul & Cara Pluta(25)	88,000	*	88,000	-	-
Karthik Annadorai (Cumin) (26)	28,000	*	28,000	-	-
Anthony Catapano(27)	80,000	*	80,000	-	-
Stanley Germain(28)	40,000	*	40,000	-	-

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*	Denotes less than 1%.

**	Assumes that all the shares are sold

(1)	Includes (i) 58,747 shares issuable upon conversion of a Note, and (ii) 58,747 shares of common stock issuable upon exercise of a Debt Warrant. Mr. Samuel Burger has voting and dispositive powers over the shares held by Barnard & Fifth Capital Group LLC. Mr. Burger disclaims beneficial ownership over the shares held by Barnard & Fifth Capital Group LLC. The address of Barnard & Fifth Capital Group LLC is 1573 Broadway, Hewlett, NY 11557.

(2)	Includes (i) 40,300 shares issuable upon conversion of a Note, and (ii) 40,300 shares of common stock issuable upon exercise of a Debt Warrant. Mr. Gavriel Yitzchakov has voting and dispositive powers over the shares held by BMF Capital LLC. Mr. Yitzchakov disclaims beneficial ownership over the shares held by BMF Capital LLC. The address of BMF Capital LLC is 1829 Avenue M Suite 125, Brooklyn, NY 11230.

(3)	Includes (i) 333,334 shares issuable upon conversion of a Note, and (ii) 333,334 shares of common stock issuable upon exercise of a Debt Warrant. The Notes and the Debt Warrants contain a 4.99% beneficial ownership blocker. Mr. Thomas Walsh has voting and dispositive powers over the shares held by Cavalry Fund I LP. Mr. Walsh disclaims beneficial ownership over the shares held by Cavalry Fund I LP. The address of Cavalry Fund I LP is 61 Kinderkamack Road, Woodcliff Lake, NJ 07677.

(4)	Includes (i) 111,112 shares issuable upon conversion of a Note, and (ii) 111,112 shares of common stock issuable upon exercise of a Debt Warrant. Mr. Gabriel Sayegh has voting and dispositive powers over the shares held by GS Capital Partners, LLC. Mr. Sayegh disclaims beneficial ownership over the shares held by GS Capital Partners, LLC. The address of GS Capital Partners, LLC is 110 Wall Street, New York, New York 10005.

(5)	Includes (i) 222,223 shares issuable upon conversion of a Note, and (ii) 222,223 shares of common stock issuable upon exercise of a Debt Warrant. Mr. Richard Smithline has voting and dispositive powers over the shares held by Puritan Partners LLC. Mr. Smithline disclaims beneficial ownership over the shares held by Puritan Partners LLC. The address of Puritan Partners LLC is c/o Centrecourt Asset Management LLC, 369 Lexington Avenue, 25th Floor New York, NY 10017.

(6)	Includes (i) 1,583,750 shares of common stock, (ii) 111,112 shares issuable upon conversion of a Note, and (iii) 111,112 shares of common stock issuable upon exercise of a Debt Warrant. Mr. John DeNobile has voting and dispositive powers over the shares held by RedDiamond Partners LLC. Mr. DeNobile disclaims beneficial ownership over the shares held by RedDiamond Partners LLC. The address of RedDiamond Partners LLC is 156 West Saddle River Road, Saddle River, NJ 07458.

(7)	Includes (i) 111,112 shares issuable upon conversion of a Note, and (ii) 111,112 shares of common stock issuable upon exercise of a Debt Warrant. Mr. Jonathan Juchno has voting and dispositive powers over the shares held by SBI Investments LLC, 2014-1. Mr. Juchno disclaims beneficial ownership over the shares held by SBI Investments LLC, 2014-1. The address of SBI Investments LLC, 2014-1 is 107 Grand Street, 7th Floor, New York, NY 10013.

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(8)	Includes (i) 50,000 shares of common stock, and (ii) 50,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Joseph Morello is 8164 Lakeview Dr., West Palm Beach, FL 33412.

(9)	Includes (i) 5,000 shares of common stock, and (ii) 5,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of James Leto is 208 Honeysuckle Dr., Jupiter, FL 33458.

(10)	Includes (i) 40,000 shares of common stock, and (ii) 40,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Michael Anderson is 3092 Flint Hill Rd., Coopersburg, PA 18036.

(11)	Includes (i) 100,000 shares of common stock, and (ii) 100,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Michael Joseph de Castro is 5572 Northwood Drive, Center Valley, PA 18034.

(12)	Includes (i) 6,000 shares of common stock, and (ii) 6,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Benjamin Rae is 618 Louisiana Dr., Bayfield, CO 81122.

(13)	Includes (i) 8,000 shares of common stock, and (ii) 8,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Kurt Ralston is 106 Sycamore Ridge Dr., Simpsonville, SC 29681.

(14)	Includes (i) 6,000 shares of common stock, and (ii) 6,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Luann Wowkanech is 18 Gilbert Lane, Ocean City, NJ 08226.

(15)	Includes (i) 6,000 shares of common stock, and (ii) 6,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of June Nedick is 8 Wingate Court, Allentown, NJ 08501.

(16)	Includes (i) 60,000 shares of common stock, and (ii) 60,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Eric Koeppel is 11284 Boca Woods Lane, Boca Raton, FL 33428.

(17)	Includes (i) 60,000 shares of common stock, and (ii) 60,000 shares of common stock issuable upon exercise of an Equity Warrant. Mr. Michael Shindle has voting and dispositive powers over the shares held by GPS Securities LLC. Mr. Shindle disclaims beneficial ownership over the shares held by GPS Securities LLC. The address of GPS Securities LLC is 256 Columbia Turnpike, Florham Park, NJ 07932.

(18)	Includes (i) 20,000 shares of common stock, and (ii) 20,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Richard Cohen is 8009 Lagoon Drive, Margate, NJ 08402.

(19)	Includes (i) 12,000 shares of common stock, and (ii) 12,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Patricia Peters is 19 Roy Drive, Hudson, NH 03051.

(20)	Includes (i) 10,000 shares of common stock, and (ii) 10,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Daniel Mercadante is 264 Harmony Lane, Titusville, FL 32780. Daniel Mercadante is the brother of our Chief Executive Officer, John Mercandante.

(21)	Includes (i) 24,000 shares of common stock, and (ii) 24,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Kathleen Osterkamp is 23 Hideaway Lane, Hollis, NH 03049.

(22)	Includes (i) 20,000 shares of common stock, and (ii) 20,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Mary Martire is 136 Rotunda Drive, Jupiter, FL 33477.

(23)	Includes (i) 10,000 shares of common stock, and (ii) 10,000 shares of common stock issuable upon exercise of an Equity Warrant. Mr. Lyle Green has voting and dispositive powers over the shares held by the Green Family Trust. Mr. Green disclaims beneficial ownership over the shares held by the Green Family Trust. The address of the Green Family Trust is 734 Jason Way, Pacific Palisades, CA 90272.

(24)	Includes (i) 30,000 shares of common stock, and (ii) 30,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Heath Korenstein is 16 Willowbrook Drive North Caldwell, NJ 07006.

(25)	Includes (i) 44,000 shares of common stock, and (ii) 44,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Paul and Cara Pluta is 80-67 222 Street Hollis Hills, NY 11427.

(26)	Includes (i) 14,000 shares of common stock, and (ii) 14,000 shares of common stock issuable upon exercise of an Equity Warrant. Mr. Karthik Annadorai has voting and dispositive powers over the shares held Cumin Ventures, LLC. Mr. Annadorai disclaims beneficial ownership over the shares held by Cumin Ventures, LLC. The address of Cumin Ventures, LLC is 14122 River Forest Dr., Houston, TX 77079.

(27)	Includes (i) 40,000 shares of common stock, and (ii) 40,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Anthony Catapano is 19870 Meadowside Lane, Boca Raton, FL 33498.

(28)	Includes (i) 20,000 shares of common stock, and (ii) 20,000 shares of common stock issuable upon exercise of an Equity Warrant. The address of Stanley Germain is 15800 88th Trail North, West Palm Beach, FL 33418.

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DESCRIPTION OF SECURITIES

The following description of our capital stock summarizes the material terms and provisions of our Common Stock and preferred stock.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, of which 11,745,236 shares are currently issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,700,000 shares have been designated as Series B Preferred Stock, all of which shares are issued and outstanding.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of our directors.

The payment of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Preferred Stock

Our board of directors has been authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among other things, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series B Preferred Stock

In July 2019, our board of directors designated 1,700,000 shares of our authorized shares of preferred stock as Series B Preferred Stock, which has the following preferences, voting powers, qualifications and special or relative rights or privileges.

Conversion. On the second business day following the date upon which an increment of at least 100,000 shares of Series B Preferred Stock can be converted by the holder thereof into shares of common stock on a one-for-one basis without exceeding the Beneficial Ownership Limitation (as defined below), such shares of the Series B Preferred Stock shall automatically convert into the maximum number of shares of common stock that can be issued without such holder exceeding the Beneficial Ownership Limitation. We may not convert any shares of Series B Preferred Stock, and the holders of Series B Preferred Stock do not have the right to convert shares of Series B Preferred Stock, to common stock if, after giving effect to such conversion, the holder thereof, together with such holder’s affiliates, or any persons acting as a group with such holder, would beneficially own (determined in accordance with Section 13(d) of the Exchange Act, shares of common stock in excess of the Beneficial Ownership Percentage. The “Beneficial Ownership Percentage” has been defined, with respect to any holder of Series B Preferred Stock, as 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the conversion of shares of Series B Preferred Stock by such holder.

Dividends. Holders of Series B Convertible Stock are not entitled to receive dividends in respect of such shares.

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Voting Rights. Except as otherwise provided required by law, the Series B Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series B Convertible Stock will first be entitled to receive out of our assets, whether capital or surplus, an amount equal to $0.001 for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of any junior securities, and thereafter, such holders shall be entitled to receive the same amount that a holder of common stock would receive if the Series B Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Warrants

At June 30, 2019, we had outstanding the following warrants to purchase shares of our common stock:

●	Warrants to purchase 114,000 shares of common stock at an initial exercise price of $1.00 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our common stock. These warrants expire on June 30, 2024.

In addition, on August 30, 2019, in connection with our sale of shares of our common stock and the Notes, we issued the following additional warrants:

●	Warrants to purchase 585,000 shares of common stock at an initial exercise price of $2.50 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our common stock. These warrants expire on January 30, 2025.

●	Warrants to purchase 987,940 shares of common stock at an initial exercise price of $3.50 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our common stock or if we issue shares of common stock, or securities exercisable to purchase or convertible into, shares of common stock, for a purchase price that is less than the exercise price in effect at such time, in which event the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of common stock. These warrants expire on August 30, 2024. However, pursuant to the terms of these warrants, commencing on the six-month anniversary of the date of issuance of these warrants, we have the option to cause the exercise of these warrants on a cashless basis pursuant to the terms of these warrants, subject to certain limitations, if (i) no breach shall have occurred under the documents pursuant to which the Notes were issued, (ii) the last closing price of the common stock was equal or greater than $6.125 per share (subject to adjustment) for the 20 trading-day-period preceding the date of our election to cause the exercise of these warrants, (iii) on each trading day during such 20 trading-day-period, the total trading volume of our common stock was at least $900,000, and (iv) during such period and on the date of exercise of our election to cause the exercise of these warrants, there must be an effective registration statement under the Securities Act covering the shares of common stock to be issued upon such mandatory exercise of these warrants. If the holder of any warrant fails to meet its obligations following our exercise of the mandatory exercise of these warrants, we have the option to purchase any unexercised warrants for cash at a price per warrant equal to the Purchase Option Black Scholes Value (as defined).

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Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the Board of Directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board of Directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC. The transfer agent and registrar’s address is 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33558 and its telephone number is (813) 235-4490.

Market Listing

Our common stock is listed for quotation on the OTCPK Tier of the OTC Markets Group, Inc. under the symbol “TLSS.”

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of an aggregate of 3,269,373 shares of our common stock, par value $0.001 per share, which includes 585,000 outstanding shares, 1,111,433 shares issuable upon the conversion of, and the payment of interest from time to time on, the outstanding Notes and 1,572,940 shares issuable upon the exercise of outstanding warrants.

The Selling Stockholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus at a fixed price of $___ per share, representing the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets Group, Inc. on October __, 2019. If and when our common stock is regularly quoted on an over-the-counter market or on a national securities exchange, the Selling Stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market prices or in privately negotiated transactions. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these shares to close out such short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as Selling Stockholders under this prospectus).

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The Selling Stockholders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the Selling Stockholders will not transfer the shares of our common stock by other means not described in this prospectus.

The Selling Stockholders and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. If the Selling Stockholders and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the Selling Stockholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock offered hereby. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The shares of common stock offered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Pryor Cashman LLP, New York, New York, will pass upon the validity of the shares of common stock sold in this offering.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report thereto, and are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the Commission’s regional offices and public reference facilities, and on the website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information found on our website, www.translogsys.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

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INDEX TO FINANCIAL STATEMENTS

Transportation and Logistics Systems, Inc.

Condensed Consolidated Interim Financial Statements

For the Six Months Ended June 30, 2019 and 2018

Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

F-1

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$120,269	$296,196
Accounts receivable	927,723	441,497
Prepaid expenses and other current assets	590,730	509,068
Assets of discontinued operations	-	335,894
Due from related party	81,489	-

Total Current Assets	1,720,211	1,582,655

OTHER ASSETS:
Security deposit	39,350	5,000
Property and equipment, net	728,054	936,831
Right of use asset	578,421	-
Intangible asset, net	2,420,191	4,668,334

Total Other Assets	3,766,016	5,610,165

TOTAL ASSETS	$5,486,227	$7,192,820

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Convertible notes payable, net of debt discounts of $0 and $1,595,627, respectively	$1,800,000	$1,411,876
Convertible notes payable - related parties	2,500,000	-
Notes payable, net of debt discount	4,256,738	1,509,804
Notes payable - related party, net of debt discount	-	213,617
Accounts payable	1,594,189	655,183
Accrued expenses	815,151	566,574
Insurance payable	1,403,070	1,108,368
Lease liability	102,407	-
Liabilities of discontinued operations	-	440,745
Derivative liability	-	7,888,684
Due to related parties	271,507	275,300
Accrued compensation and related benefits	674,566	435,944

Total Current Liabilities	13,417,628	14,506,095

LONG-TERM LIABILITIES:
Lease liability	490,126	-
Notes payable - related party	510,000	-
Notes payable	317,306	424,019

Total Long-term Liabilities	1,317,432	424,019

Total Liabilities	14,735,060	14,930,114

Commitments and Contingencies (See Note 10)

SHAREHOLDERS’ DEFICIT:
Preferred stock, par value $0.001; authorized 10,000,000 shares: Series A Convertible Preferred stock, par value $0.001 per share; authorized 4,000,000 shares; issued and outstanding 0 and 4,000,000 shares at June 30, 2019 and December 31, 2018, respectively (Liquidation value $0 and $4,000,000, respectively)	-	4,000
Common stock, par value $0.001 per share; authorized 500,000,000 shares; issued and outstanding 9,421,525 and 4,220,837 at June 30, 2019 and December 31, 2018, respectively	9,421	4,220
Common stock issuable, par value $0.001 per share; 700,000 and 0 shares	700	-
Additional paid-in capital	32,120,077	7,477,422
Accumulated deficit	(41,379,031)	(15,222,936)

Total Shareholders’ Deficit	(9,248,833)	(7,737,294)

Total Liabilities and Shareholders’ Deficit	$5,486,227	$7,192,820

See accompanying notes to unaudited condensed consolidated financial statements.

F-2

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Six Months Ended
	June 30,
	2019	2018

REVENUES	$13,904,619	$626,820

COST OF REVENUES	13,072,675	535,945

GROSS PROFIT	831,944	90,875

OPERATING EXPENSES:
Compensation and related benefits	7,717,214	3,149,776
Legal and professional fees	1,071,082	1,373,993
Rent	185,237	-
General and administrative expenses	1,595,535	203,789
Impairment loss	1,724,591	-

Total Operating Expenses	12,293,659	4,727,558

LOSS FROM OPERATIONS	(11,461,715)	(4,636,683)

OTHER (EXPENSES) INCOME:
Interest expense	(2,597,443)	(391,555)
Interest expense - related parties	(147,639)	-
Loan fees	(601,121)	-
Gain on debt extinguishment, net	43,917,768	-
Derivative expense	(55,037,605)	(9,505,352)

Total Other (Expenses) Income	(14,466,040)	(9,896,907)

LOSS FROM CONTINUING OPERATIONS	(25,927,755)	(14,533,590)

(LOSS) INCOME FROM DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations	(681,426)	83,601

NET LOSS	$(26,609,181)	$(14,449,989)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED
Net loss from continuing operations	$(3.42)	$(17.97)
Net (loss) income from discontinued operations	(0.09)	0.10

Net loss per common share - basic and diluted	$(3.51)	$(17.87)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
Basic and diluted	7,573,522	808,780

See accompanying notes to unaudited condensed consolidated financial statements.

F-3

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

							Additional		Total
	Preferred Stock Series A		Common Stock		Common Stock Issuable		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2017	4,000,000	$4,000	570,106	$570	-	$-	$(34,928)	$(744,779)	$(775,137)

Net loss	-	-	-	-	-	-	-	60,925	60,925

Balance, March 31, 2018	4,000,000	4,000	570,106	570	-	-	(34,928)	(683,854)	(714,212)

Shares issued for services	-	-	2,100,000	2,100	-	-	4,323,900	-	4,326,000

Shares issued for acquisition	-	-	1,500,000	1,500	-	-	3,088,500	-	3,090,000

Net loss	-	-	-	-	-	-	-	(14,510,914)	(14,510,914)

Balance, June 30, 2018	4,000,000	$4,000	4,170,106	$4,170	-	$-	$7,377,472	$(15,194,768)	$(7,809,126)

							Additional		Total
	Preferred Stock Series A		Common Stock		Common Stock Issuable		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2018	4,000,000	$4,000	4,220,837	$4,220	-	$-	$7,477,422	$(15,222,936)	$(7,737,294)

Shares issued for services	-	-	2,670,688	2,671	-	-	2,748,137	-	2,750,808

Warrants issued in connection with debt	-	-	-	-	-	-	63,581	-	63,581

Cumulative effect adjustment for change in derivative accounting	-	-	-	-	-	-	-	453,086	453,086

Net loss	-	-	-	-	-	-	-	(19,647,723)	(19,647,723)

Balance, March 31, 2019	4,000,000	4,000	6,891,525	6,891	-	-	10,289,140	(34,417,573)	(24,117,542)

Shares issued for services	-	-	230,000	230	-	-	2,465,270	-	2,465,500

Shares issued for debt and warrant modifications			700,000	700	700,000	700	17,932,600	-	17,934,000

Shares issued for conversion of preferred shares	(4,000,000)	(4,000)	2,600,000	2,600	-	-	1,400	-	-

Return and cancellation of shares for disposal of Save On	-	-	(1,000,000)	(1,000)	-	-	57,987	-	56,987

Stock options granted	-	-	-	-	-	-	700,816	-	700,816

Warrants issued in connection with debt	-	-	-	-	-	-	672,864	-	672,864

Net loss	-	-	-	-	-	-	-	(6,961,458)	(6,961,458)

Balance, June 30, 2019	-	$-	9,421,525	$9,421	700,000	$700	$32,120,077	$(41,379,031)	$(9,248,833)

See accompanying notes to unaudited condensed consolidated financial statements.

F-4

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,609,181)	$(14,449,989)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	617,632	173,629
Amortization of debt discount to interest expense	2,310,580	332,364
Amortization of debt discount to interest expense - related party	26,383	-
Stock-based compensation and consulting fees	5,216,308	4,326,000
Stock-based compensation and consulting fees - discontinued operations	700,816	-
Non-cash loan fees	601,121	-
Derivative expense (income)	55,037,605	9,505,352
Non-cash portion of gain on extinguishment of debt	(44,031,110)	-
Deferred rent	14,112	-
Loss on disposal of property and equipment	47,022	-
Impairment loss	1,724,591	-
Change in operating assets and liabilities:
Accounts receivable	(486,226)	(325,551)
Prepaid expenses and other current assets	(81,662)	-
Assets of discontinued operations	(53,193)	(93,073)
Due from related party	(81,489)	-
Security deposit	(34,350)	-
Accounts payable and accrued expenses	1,420,925	(130,902)
Insurance payable	294,702	(5,108)
Liabilities of discontinued operations	10,954	155,115
Accrued compensation and related benefits	238,622	197,097

NET CASH USED IN OPERATING ACTIVITIES	(3,115,838)	(315,066)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received in acquisition	-	38,198
Cash paid for acquisition	-	(489,174)
Decrease in cash from disposal of subsidiary	(5,625)	-
Purchase of property and equipment	(51,256)	-
Proceeds from sale of property and equipment	81,000	-

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	24,119	(450,976)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable - related party	2,500,000	2,497,503
Debt issue costs paid	-	(1,009,714)
Repayment of convertible notes payable	(273,579)	-
Net proceeds from notes payable	6,631,020	-
Repayment of notes payable	(5,697,856)	(611,406)
Net proceeds from notes payable - related party	255,000	-
Repayment of notes payable - related party	(495,000)	-
Net proceeds from related parties	(3,793)	467,672

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,915,792	1,344,055

NET (DECREASE) INCREASE IN CASH	(175,927)	578,013

CASH, beginning of period	296,196	106,576

CASH, end of period	$120,269	$684,589

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$2,239,463	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discounts recorded	$1,222,986	$1,487,788
Increase in right of use asset and lease liability	$631,723	$-

Liabilities assumed in acquisition	$-	$3,503,552
Less: assets acquired in acquisition	-	1,959,655
Net liabilities assumed	-	1,543,897
Fair value of shares for acquisition	-	3,090,000
Increase in intangible assets - non-cash	$-	$4,633,897

See accompanying notes to unaudited condensed consolidated financial statements.

F-5

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Transportation and Logistics Systems, Inc. (“TLSS”), formerly PetroTerra Corp., was incorporated under the laws of the State of Nevada, on July 25, 2008.

On March 30, 2017 (the “Closing Date”), TLSS and Save On Transport Inc. (“Save On”) entered into a Share Exchange Agreement, dated as of the same date (the “Share Exchange Agreement”). Pursuant to the terms of the Share Exchange Agreement, on the Closing Date, Save On became a wholly-owned subsidiary of TLSS (the “Reverse Merger”). Save On was incorporated in the state of Florida and started business on July 12, 2016. Save On is a provider of integrated transportation management solutions consisting of brokerage and logistic services such as transportation scheduling, routing and other value-added services related to the transportation of automobiles and other freight. As an early stage company, TLSS’s current operations are subject to all risks inherent in the establishment of a new business enterprise

The Share Exchange was treated as a reverse merger and recapitalization of Save On for financial reporting purposes since the Save On shareholders retained an approximate 80% controlling interest in the post-merger consolidated entity. Save On was considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger was replaced with the historical financial statements of Save On before the Merger. The balance sheets at their historical cost basis of both entities were combined at the merger date and the results of operations from the merger date forward include the historical results of Save On and results of TLSS from the merger date forward. The Merger was intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company. In addition, the Company granted an aggregate of 80,000 options to certain employees of Save On. Mr. Yariv ceased to be an officer or director of the Company effective with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission of April 16, 2019.

On June 18, 2018 (the “Acquisition Date”), the Company completed the acquisition of 100% of the issued and outstanding membership interests of Prime EFS, LLC, a New Jersey limited liability company (“Prime”), from its members pursuant to the terms and conditions of a Stock Purchase Agreement entered into among the Company and the Prime members on the Closing Date (the “SPA”). Prime is a New Jersey based transportation company with a focus on deliveries for on-line retailers in New York, New Jersey and Pennsylvania.

On July 24, 2018, the Company formed Shypdirect LLC (“Shypdirect”), a company organized under the laws of New Jersey. Shypdirect is a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

TLSS and its wholly-owned subsidiaries, Prime and Shypdirect are hereafter referred to as the “Company”.

On July 16, 2018, the Company filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Nevada to (1) change the name of the Company from PetroTerra Corp. to Transportation and Logistics Systems, Inc., (2) authorize an increase of the shares of the preferred stock to 10,000,000 shares, par value $0.001 per share and (3) effect a 1-for-250 reverse stock split (the “Reverse Stock Split”) with respect to the outstanding shares of the Company’s common stock. The Certificate of Amendment became effective on July 17, 2018. The corporate name change, increase of authorized shares of preferred stock and Reverse Stock Split were previously approved by the sole director and the majority of stockholders of the Company. The corporate name change and the Reverse Stock Split were deemed effective at the open of business on July 18, 2018. All share and per share data in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the recapitalization.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of presentation and principles of consolidation

The condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and disclosures necessary for comprehensive presentation of financial position, results of operations or cash flow. However, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments and a non-recurring adjustment for the impairment of intangible assets, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these unaudited interim condensed consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2018, and notes thereto included in the Company’s annual report on Form 10-K, filed on April 16, 2019.

F-6

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

The Company follows the same accounting policies in the preparation of its annual and interim reports. The results of operations in interim periods are not necessarily an indication of operating results to be expected for the full year.

The unaudited condensed consolidated financial statements of the Company include the accounts of TLSS and its wholly owned subsidiaries, Save On (through April 30, 2019), Prime and Shypdirect. All intercompany accounts and transactions have been eliminated in consolidation.

On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company. Pursuant to Accounting Standard Codification (“ASC”) 205-20-45, the financial statement in which net income or loss of a business entity is reported shall report the results of operations of the discontinued operation in the period in which a discontinued operation either has been disposed of or is classified as held for sale. Accordingly, beginning in the second quarter of 2019, the period that Save On was disposed of, the Company reflects Save On as a discontinued operation and such presentation is retroactively applied to all periods presented in the accompanying condensed consolidated financial statements.

Going concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, for the six months ended June 30, 2019, the Company had a net loss of $26,609,181 and net cash used in operations was $3,115,838, respectively. Additionally, the Company had an accumulated deficit, shareholders’ deficit, and a working capital deficit of $41,379,031, $9,248,833 and $11,697,417, respectively, at June 30, 2019. Furthermore, the Company failed to make required payments of principal and interest on certain of its convertible debt instruments and defaulted on other provisions in these Notes. On April 9, 2019, the Company entered into agreements with these lenders that modified these Notes (See Note 7). It is management’s opinion that these factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management cannot provide assurance that the Company will ultimately achieve profitable operations, become cash flow positive, or raise additional debt and/or equity capital. The Company is seeking to raise capital through additional debt and/or equity financings to fund its operations in the future. Although the Company has historically raised capital from sales of common shares and from the issuance of convertible promissory notes, there is no assurance that it will be able to continue to do so.

If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail its operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of estimates

The preparation of the condensed consolidated financial statements, in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates included in the accompanying unaudited condensed consolidated financial statements and footnotes include the valuation of accounts receivable, the useful life of property and equipment, the valuation of intangible assets, the valuation of right of use asset and related liability, assumptions used in assessing impairment of long-lived assets, estimates of current and deferred income taxes and deferred tax valuation allowances, the fair value of non-cash equity transactions, the valuation of derivative liabilities, and the fair value of assets acquired and liabilities assumed in business acquisitions.

Fair value of financial instruments

The Financial Accounting Standards Board (“FASB”) issued ASC 820 — Fair Value Measurements and Disclosures, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on June 30, 2019. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

F-7

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

The three levels of the fair value hierarchy are as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company measures certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at June 30, 2019 and December 31, 2018:

	At June 30, 2019			At December 31, 2018
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative liabilities	—	—	$—	—	—	$7,888,684

A roll forward of the level 3 valuation financial instruments is as follows:

For the Six Months Ended June 30, 2019
Balance at beginning of period	$7,888,684
Gain on extinguishment of debt related to repayment of debt	(246,110)
Gain on extinguishment of debt related to April 9, 2019 modifications	(61,841,708)
Cumulative effect adjustment for change in derivative accounting	(838,471)
Change in fair value included in derivative expense	55,037,605
Balance at end of period	$-

The Company accounts for its derivative financial instruments, consisting of certain conversion options embedded in our convertible instruments and warrants, at fair value using level 3 inputs. The Company determined the fair value of these derivative liabilities using the Black-Scholes option pricing model, binomial lattice models, or other accepted valuation practices. When determining the fair value of its financial assets and liabilities using these methods, the Company is required to use various estimates and unobservable inputs, including, among other things, expected terms of the instruments, expected volatility of its stock price, expected dividends, and the risk-free interest rate. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the instrument. Increases in expected term, anticipated volatility and expected dividends generally result in increases in fair value, while decreases in the unobservable inputs generally result in decreases in fair value.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amount of the Company’s convertible notes payable and promissory note obligations approximate fair value, as the terms of these instruments are consistent with terms available in the market for instruments with similar risk.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents. At June 30, 2019 and December 31, 2018, the Company did not have any cash equivalents.

F-8

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. There were no balances in excess of FDIC insured levels as of June 30, 2019 and December 31, 2018. The Company has not experienced any losses in such accounts through June 30, 2019.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Property and equipment

Property are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five to six years. Leasehold improvements are depreciated over the shorter of the useful life or lease term including scheduled renewal terms. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Intangible asset

Intangible assets are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life, less any impairment charges. At June 30, 2019 and December 31, 2018, intangible asset consists of a customer relationship acquired on June 18, 2018 which is being amortized over a period of five years.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. The updated guidance is effective for interim and annual periods beginning after December 15, 2018.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a term of 12 months or less.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the condensed consolidated statements of operations.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

F-9

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Segment reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. On May 1, 2019, the Company disposed of its Save On business segment and the results of operations of Save On are included in discontinued operations. Accordingly, during the six months ended June 30, 2019 and 2018, the Company believes that it operates in one operating segment related to deliveries for on-line retailers in New York, New Jersey and Pennsylvania and tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

Derivative financial instruments

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any embedded derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The guidance was adopted as of January 1, 2019 and the Company elected to record the effect of this adoption retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the condensed consolidated balance sheet as of the beginning of 2019, the period which the amendment is effective. In accordance with the guidance presented in the ASU 2017-11, the fair value of derivative liabilities associated with certain convertible notes as of December 31, 2018 of $838,471 and the offsetting effect of reclassifying such debt to stock-settled debt for which the Company recorded a put premium liability of $385,385 was reclassified by means of a cumulative-effect adjustment to opening accumulated deficit as of January 1, 2019 in the amount of $453,086.

Revenue recognition and cost of revenue

On January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition. This ASC is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer service orders, including significant judgments.

For the Company’s Prime and Shypdirect business activities, the Company recognizes revenues and the related direct costs of such revenue which generally include compensation and related benefits, gas costs, insurance, parking and tolls, truck rental fees, and maintenance fees as of the date the freight is delivered which is when the performance obligation is satisfied. In accordance with ASC Topic 606, the Company recognizes revenue on a gross basis. Our payment terms are net seven days from acceptance of delivery. The Company does not incur incremental costs obtaining service orders from its Prime customers, however, if the Company did, because all of Prime and Shypdirect customer contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized. The revenue that the Company recognizes arises from deliveries of packages on behalf of the Company’s customers. Primarily, the Company’s performance obligations under these service orders correspond to each delivery of packages that the Company makes under the service agreements. Control of the package transfers to the recipient upon delivery. Once this occurs, the Company has satisfied its performance obligation and the Company recognizes revenue.

F-10

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

For the Company’s Save On business activities, through the date of disposition on May 1, 2019, the Company recognized revenues and the related direct costs of such revenue which includes carrier fees and dispatch costs as of the date the freight is delivered by the carrier which is when the performance obligation is satisfied. Customer payments received prior to delivery are recorded as a deferred revenue liability and related carrier fees if paid prior to delivery are recorded as a deferred expense asset. In accordance with ASC Topic 606, the Company recognizes revenue on a gross basis. Our payment terms for corporate customers are net 30 days from acceptance of delivery and individual customers generally must pay in advance. The Company does not incur incremental costs obtaining service orders from our Save On customers, however, if the Company did, because all of the Save On customer’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized. The Company’s adoption of this ASC, resulted in no cumulative effect at January 1, 2018 and no change prospectively to the Company’s results of operations or financial condition. The revenue that the Company recognizes arises from service orders it receives from its Save On customers. The Company’s performance obligations under these service orders correspond to each delivery of a vehicle that the Company makes for its customer under the service orders; as a result, each service order generally contains only one performance obligation based on the delivery to be completed.

Revenue disaggregation disclosure required pursuant to ASC 606 are disclosed in Note 13 – Segment Information.

Basic and diluted loss per share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock warrants (using the treasury stock method) and shares issuable for convertible debt (using the as-if converted method). These common stock equivalents may be dilutive in the future.

Potentially dilutive common shares were excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact on the Company’s net losses and consisted of the following:

	June 30, 2019	June 30, 2018
Stock warrants	114,000	1,329,548
Stock options	80,000	-
Convertible debt	534,312	3,158,465
Series A convertible preferred stock	-	6,666,667

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Through March 31, 2018, pursuant to ASC 505-50 – “Equity-Based Payments to Non-Employees”, all share-based payments to non-employees, including grants of stock options, were recognized in the consolidated financial statements as compensation expense over the service period of the consulting arrangement or until performance conditions are expected to be met. Using a Black-Scholes valuation model, the Company periodically reassessed the fair value of non-employee options until service conditions are met, which generally aligns with the vesting period of the options, and the Company adjusts the expense recognized in the consolidated financial statements accordingly. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The Company early adopted ASU No. 2018-07 in the second quarter of 2018 and there was no cumulative effect of adoption.

F-11

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Recent Accounting Pronouncements

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The guidance was adopted as of January 1, 2019 and the Company elected to record the effect of this adoption retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the condensed consolidated balance sheet as of the beginning of 2019, the period which the amendment is effective. In accordance with the guidance presented in the ASU 2017-11, the fair value of derivative liabilities associated with certain convertible notes as of December 31, 2018 of $838,471 and the offsetting effect of reclassifying such debt to stock-settled debt for which the Company recorded a put premium liability of $385,385 was reclassified by means of a cumulative-effect adjustment to opening accumulated deficit as of January 1, 2019 in the amount of $453,086.

In August 2018, the FASB issued ASU 2018-13 to modify the disclosure requirements on fair value measurements. The amendments are effective for years beginning after December 15, 2019. An entity is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until the effective date. Most amendments should be applied retrospectively, but certain amendments will be applied prospectively. The Company is in the process of assessing the impact of the standard on the Company’s fair value disclosures. However, the standard is not expected to have an impact on the Company’s consolidated financial position, results of operations and cash flows.

There are currently no other accounting standards that have been issued but not yet adopted that we believe will have a significant impact on our consolidated financial position, results of operations or cash flows upon adoption.

NOTE 3 – DISCONTINUED OPERATIONS

On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company. In addition, the Company granted an aggregate of 80,000 options to certain employees of Save On. Mr. Yariv ceased to be an officer or director of the Company effective with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission of April 16, 2019.

Pursuant to Accounting Standard Codification (“ASC”) 205-20-45, the financial statement in which net income or loss of a business entity is reported shall report the results of operations of the discontinued operation in the period in which a discontinued operation either has been disposed of or is classified as held for sale. Accordingly, the Company shall reflect Save On as a discontinued operations beginning in the second quarter of 2019, the period that Save On was disposed of and retroactively for all periods presented in the accompanying condensed consolidated financial statements. The business of Save On are considered discontinued operations because: (a) the operations and cash flows of Save On were eliminated from the Company’s operations; and (b) the Company has no interest in the divested operations.

The assets and liabilities classified as discontinued operations in the Company’s condensed consolidated financial statements as of June 30, 2019 and December 31, 2018, and for the six months ended June 30, 2019 and 2018 is set forth below.

	June 30, 2019	December 31, 2018
Assets:
Current assets:
Accounts receivable, net	$-	$334,275
Prepaid expenses and other	-	1,619
Total current assets	-	335,894
Total assets	$-	$335,894
Liabilities:
Current liabilities:
Accounts payable	$-	$409,053
Accounts payable – related party	-	3,700
Accrued expenses and other liabilities	-	27,992
Total current liabilities	-	440,745
Total liabilities	$-	$440,745

F-12

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

The summarized operating result of discontinued operations included in the Company’s condensed consolidated statements of operations is as follows:

	Six Months Ended
	June 30,
	2019	2018
Revenues	$1,491,253	$2,309,771
Cost of revenues	1,114,269	1,756,634
Gross profit	376,984	553,137
Operating expenses	1,058,410	469,536
Loss from discontinued operations	(681,426)	83,601
Loss on disposal of discontinued operations	-	-
Loss from discontinued operations, net of income taxes	$(681,426)	$83,601

NOTE 4 – ACCOUNTS RECEIVABLE

At June 30, 2019 and December 31, 2018, accounts receivable, net consisted of the following:

	June 30, 2019	December 31, 2018
Accounts receivable	$927,723	$441,497
Allowance for doubtful accounts	-	-
Accounts receivable, net	$927,723	$441,497

NOTE 5 - PROPERTY AND EQUIPMENT

At June 30, 2019 and December 31, 2018, property and equipment consisted of the following:

	Useful Life	June 30, 2019	December 31, 2018
Delivery trucks and vehicles	5 - 6 years	$899,139	$1,033,397
Less: accumulated depreciation		(171,085)	(96,566)
Property and equipment, net		$728,054	$936,831

For the six months ended June 30, 2019 and 2018, depreciation expense is included in general and administrative expenses and amounted to $94,080 and $5,199, respectively. During the six months ended June 30, 2019, the Company traded in or sold delivery trucks and vehicles of $185,514 with related accumulated depreciation of $19,561, and received cash of $81,000 and reduced notes payable of $37,931, resulting in a loss of $47,022 which is included in general and administrative expenses on the accompanying condensed consolidated statement of operations.

NOTE 6 – INTANGIBLE ASSET

At June 30, 2019 and December 31, 2018, intangible asset consisted of the following:

	Useful life	June 30, 2019	December 31, 2018
Customer relationship	5 year	$2,420,191	$5,235,515
Less: accumulated amortization		-	(567,181)
		$2,420,191	$4,668,334

F-13

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

For the six months ended June 30, 2019 and 2018, amortization of intangible assets amounted to $523,552 and $168,430, respectively.

At June 30, 2019, the Company conducted an impairment assessment on intangible assets based on the guidelines established in ASC Topic 360 to determine the estimated fair market value of intangible assets as of June 30, 2019. Such analysis considered future cash flows and other industry factors. Upon completion of this impairment analysis, the Company determined that the carrying value exceeded the fair market value of intangible assets. Accordingly, in connection with the impairment of such intangible assets, the Company recorded an impairment charge of $1,724,591 for the six months ended June 30, 2019, which was included in operating expenses on the accompanying condensed consolidated statements of operations.

Amortization of intangible assets attributable to future periods is as follows:

Year ending June 30:	Amount
2020	$611,417
2021	611,417
2022	611,417
2023	585,940
$2,420,191

NOTE 7 – CONVERTIBLE PROMISSORY NOTES PAYABLE AND NOTES PAYABLE

Red Diamond Partners LLC and RDW Capital, LLC

On April 25, 2017, the Company entered into a Securities Purchase Agreement with RedDiamond Partners LLC (“RedDiamond”) pursuant to which the Company would issue to RedDiamond Convertible Promissory Notes in an aggregate principal amount of up to $355,000, which includes a purchase price of $350,000 and transaction costs of $5,000. Pursuant to this securities purchase agreement, on April 25, 2017, the Company entered into a convertible promissory note in the aggregate principal amount of $100,000 and the Company received $95,000 after giving effect to the original issue discount of $5,000. This note matured on April 25, 2018 and each tranche matured one year after the date of such funding. The second Tranche was received on June 2, 2017 for $85,000 and the third Tranche for $85,000 was received on August 8, 2017 upon filing of the Registration Statement. The fourth Tranche was to be for $85,000, however, as of the date of this filing, the fourth tranche has not yet been received. The Purchaser is not required to fund any Tranche subsequent to the first Tranche if there is an event of default as described in the promissory notes. Through date of default, the RedDiamond Notes bore interest at a rate of 12% per annum and were convertible into shares of the Company’s common stock at RedDiamond’s option at 65% of the lowest VWAP for the previous ten trading days preceding the conversion. During 2018, the Company failed to make its required maturity date payments of principal and interest on Convertible Promissory Notes of $270,000. In accordance with these notes, the Company entered into default in 2018, which increased the interest rate to 18.0% per annum. These convertible promissory notes contain cross default provisions whereby a default in any one note greater than $25,000 will cause a default in all the notes, however, this provision is only effective if there is a formal notice of default by the lender.

On June 30, 2017, the Company issued RDW Capital, LLC a senior convertible note in the aggregate principal amount of $240,000, for an aggregate purchase price of $30,000 of which $15,000 had been recorded as advance from lender as of March 31, 2017 and the remaining $15,000 received on June 30, 2017. Through date of default, the principal due under the Note accrued interest at a rate of 12% per annum. All principal and accrued interest under the Note was due six months following the issue date of the Note, and is convertible into shares of the Company’s common stock, at a conversion price equal to fifty (50%) of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion. The Note includes anti-dilution protection, including a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company, as well as customary events of default, including non-payment of the principal or accrued interest due on the Note. Upon an event of default, all obligations under the Note will become immediately due and payable and the Company will be required to make certain payments to the Lender. On December 31, 2017 the Company failed to make its required maturity date payment of principal and interest. In accordance with the note, the Company entered into default on January 3, 2018, which increased the interest rate to 24% per annum.

In connection with the issuance of these Convertible Promissory Notes above, the Company determined that the terms of these Convertible Promissory Notes included a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company.

F-14

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

The Company evaluated these convertible promissory note transactions in accordance with ASC Topic 815, Derivatives and Hedging. Through December 31, 2018, the Company determined that the conversion feature of the convertible promissory notes were not afforded the exemption for conventional convertible instruments due to their respective variable conversion rate and price protection provision. Accordingly, through December 31, 2018, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in the convertible instruments were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. On January 1, 2019, the Company adopted ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, and the Company elected to record the effect of this adoption retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the condensed consolidated balance sheet as of the beginning of 2019, the period which the amendment is effective (See Note 2 - Derivative liabilities).

On April 9, 2019, the Company entered into agreements with RedDiamond, holding these convertible notes representing an aggregate principal amount of $510,000, and agreed with such holder to:

●	extend the maturity date of the notes to December 31, 2020;
●	remove all convertibility features of the notes; and
●	if the Company completes an offering of equity or equity linked securities (including warrants, convertible preferred stock, convertible debentures or convertible promissory note) which results in gross proceeds to the Company of at least $4,000,000, then the Company shall use a portion of the proceeds thereof to repay not less than half of the obligations then outstanding pursuant to the notes.

The aggregate principal amounts due as of June 30, 2019 and December 31, 2018 amounted to $510,000 and $510,000, respectively. At December 31, 2018, the principal balance of $510,000 was included in convertible notes payable, a current liability, on the accompanying consolidated balance sheet. At June 30, 2019, the principal balance of $510,000 was included in notes payable – related party, a long-term liability, on the accompanying consolidated balance sheet since on April 9, 2019, the conversion features on the notes were removed and RedDiamond became a principal shareholder of the Company when they converted their preferred shares to common stock (See Note 9). In connection with this debt modification, the Company recorded a gain on debt extinguishment of $432,589, which consists of the removal of debt put premium of $385,385 since the debt is no longer convertible, and $47,205 related to the reversal of default interest payable.

Bellridge Capital, LLC

On June 18, 2018, the Company entered into a securities purchase agreement (the “Purchase Agreement”), whereby it issued to an institutional investor (the “Lender”) a senior secured convertible note in the aggregate principal amount of $2,497,503 (the “Note”), for an aggregate purchase price of $1,665,000, net of an original issue discount of $832,503. In addition, the Company paid issue costs of $177,212. The original issue discount and issue costs were recorded as a debt discount to be amortized over the Note term. The principal due under the Note accrues interest at a rate of 10% per annum. Principal and interest payments of $232,940 were payable monthly beginning on December 18, 2018 and were due monthly over the term of the Note in cash or common stock of the Company, at the Lender’s discretion.

In connection with the Purchase Agreement, the Lender was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100. Additionally, the placement agent was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100.

In August 2018, the Company defaulted on its convertible note payable with Bellridge due to (i) default on the payment of monthly interest payments due, (ii) default caused by the late filing of the Company’s report on Form 10-Q for the periods ended June 30, 2018 and September 30, 2018 and (iii) default of filing of a registration statement. Upon an event of default, all principal, accrued interest, and liquating damages and penalties were due upon request of the lender at 125% of such amounts.

On December 27, 2018, the lender waived any and all defaults in existence on the Note and the Company agreed to issue a warrant that is convertible into 2% of the issued and outstanding shares existing as the time the Company files a registration statement or makes an application to up list to a national stock exchange. Pursuant to this warrant, at any time on or before the date that the Company files a registration statement on form S-l or applies for up-listing to a National Exchange, and on or prior to the close of business on the early of the first year anniversary of the issuance of December 27, 2018 (the “Termination Date”), Bellridge could have chosen to subscribe for and purchase from the Company up to 2% in shares of common stock for an aggregate exercise price of $100. Additionally, the principal interest amount due under the Note was modified with a monthly payment of principal and interests due beginning on January 18, 2019 of $156,219 with all remaining principal and interest amounts on the Note due on December 18, 2019. This modification was not considered a debt extinguishment.

F-15

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

On April 9, 2019, the Company entered into a new agreement with this lender that modified these Notes and cancelled these warrants (see below).

Through April 9, 2019, all principal and accrued interest under the Note was convertible into shares of the Company’s common stock, at a conversion price equal to the lower of $1.50 and 65% of the lowest traded price during the fifteen trading days immediately prior to the conversion date. The Note includes anti-dilution protection, as well as customary events of default, including, but not limited to, non-payment of the principal or accrued interest due on the Note and cross default provisions on other Company obligations or contracts. Upon an event of default, all obligations under the Note will become immediately due and payable and the Company will be required to make certain payments to the Lender.

The Lender was granted a right of first refusal on future financing transactions of the Company while the Note remains outstanding, plus an additional three months thereafter. In connection with the issuance of the Note, the Company entered into a security agreement with the Lender (the “Security Agreement”) pursuant to which the Company agreed that obligations under the Note and related documents will be secured by all of the assets of the Company. In addition, all of the Company’s subsidiaries are guarantors of the Company’s obligations to the Lender pursuant to the Note and have granted a similar security interest over substantially all of their assets. A portion of the proceeds of the Note were used to acquire 100% of the membership interests of Prime.

During the term of this Note, in the event that the Company consummates any public or private offering or other financing or capital raising transaction of any kind ( each a “Subsequent Offering”), in which the Company receives, in one or more contemporaneous transactions, gross proceeds of at least $5,000,000, at any time upon ten (10) days written notice to the Holder, but subject to the Holder’s conversion rights set forth in the Purchase Agreement, then the Company shall use 20% of the gross proceeds of the Subsequent Offering and shall make payment to the Holder of an amount in cash equal to the product of (i) the sum of (x) the then outstanding principal amount of this Note and (y) all accrued but unpaid interest, multiplied by (ii) (x) 110%, if the Prepayment Date is within 90 days of the date hereof the Closing Date (as defined in the Purchase Agreement), or (y) 125%, if the Prepayment Date is after the 90th day following the Closing Date, to which calculated amount the Company shall add all other amounts owed pursuant to this Note, including, but not limited to, all Late Fees and liquidated damages.

In connection with the Purchase agreement, the Company entered into a registration rights agreement which, among other things, required the Company to file a registration statement with the Securities and Exchange Commission no later than 120 days after June 18, 2018. The Company failed to file such registration statement. Accordingly, in addition to any other rights the Holders may have hereunder or under applicable law, on the default date and on each monthly anniversary of each such default date (if the applicable event shall not have been cured by such date) until the ninetieth day from such Event Date, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of one percent (1%) multiplied by the aggregate subscription amount paid by the Holder pursuant to the Purchase Agreement. Subsequent to the ninetieth day from such default date, the one percent (1%) penalty shall increase to two percent (2%), with an aggregate cap of twenty percent (20%) per annum. If the Company fails to pay any of these partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. On December 27, 2018, the lender waived any and all defaults.

In connection with this Purchase Agreement, the Company paid a placement agent $120,000 in cash which is included in issue costs previously discussed above and this placement agent was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100 (the “Placement Warrant”). On April 9, 2019, the Company entered into an agreement with this placement agent that cancelled these warrants.

In connection with the issuance of this Note, Warrants, and Placement Warrant, the Company determined that this Note and these Warrants contains terms that are not fixed monetary amounts at inception. Accordingly, under the provisions of ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in the convertible instrument and the Warrant and Placement Warrant were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of this embedded conversion option derivative, and the Warrant and Placement Warrant were determined using the Binomial valuation model and Monte-Carlo simulation model, respectively.

F-16

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Convertible debt modifications and warrant cancellations

On April 9, 2019 (the “Modification Date”), the Company entered into an agreement with Bellridge Capital, L.P. (“Bellridge”) that modifies its existing obligations to Bellridge as follows:

●	the overall principal amount of that certain Convertible Promissory Note, dated June 18, 2018, issued by the Company in favor of Bellridge (the “Note”) was reduced from the original principal amount of $2,497,502 (principal amount was $2,223,918 at April 9, 2019) to $1,800,000, in exchange for the issuance to Bellridge of 800,000 shares of restricted common stock, which shall be delivered to Bellridge, either in whole or in part, at such time or times as when the beneficial ownership of such shares by Bellridge will not result in Bellridge’s beneficial ownership of more than the Beneficial Ownership Limitation and such shares will be issued within three business days of the date the Bellridge has represented to the Company that it is below the Beneficial Ownership Limitation. Such issuances will occur in increments of no fewer than the lesser of (i) 50,000 shares and (ii) the balance of the 800,000 shares owed. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable pursuant to this Agreement. As of August 19, 2019, 100,000 of these shares have been issued;

●	the maturity date of the Note was extended to August 31, 2020;

●	the interest rate was reduced from 10% to 5% per annum;

●	if the Company completes an offering of equity or equity linked securities (including warrants, convertible preferred stock, convertible debentures or convertible promissory note) which results in gross proceeds to the Company of at least $4,000,000, then the Company shall use a portion of the proceeds thereof to repay not less than half of the obligations then outstanding pursuant to the Note;

●	if the Company completes an offering of debt which results in gross proceeds to the Company of at least $3,000,000, then the Company shall use a portion of the proceeds thereof to repay any remaining obligations then outstanding pursuant to the Note;

●	the convertibility of the Note will now be amended such that the Note shall only be convertible at a conversion price to be mutually agreed upon between the Company and the Holder. As of the date of this report, the Company and Holder have not mutually agreed on a conversion price, Since the conversion terms are unknown, the Company will account for this conversion feature when the contingency is resolved;

●	the registration rights previously granted to Bellridge have now been eliminated; and

●	those certain Warrants, dated June 18, 2018 and December 27, 2018, respectively, issued by the Company in favor of Bellridge shall be cancelled and of no further force or effect. In exchange, the Company will issue Bellridge 360,000 shares of restricted common stock.

In addition, on the Modification Date, warrant holders holding warrants exercisable into an aggregate of 4.75% of the outstanding common stock of the Company all agreed to exercise such warrants for an aggregate of 240,000 shares of common stock of the Company.

In connection with the modification of the Bellridge Note and the cancellation of the related warrants, under the provisions of ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in the convertible instrument and the Warrant and Placement Warrant were adjusted to fair value through earnings on the Modification Date. The fair value of this embedded conversion option derivative, and the Warrant and Placement Warrant were determined using the Binomial valuation model and Monte-Carlo simulation model, respectively. For the period from April 1, 2019 to April 9, 2019, the change of fair value of derivative liabilities associated with these instruments amounted to $41,653,345, which was recorded as derivative expense on the Modification date. The increase in derivative liabilities was caused by an increase in the Company’s stock price, as quoted on OTC Markets. Additionally, on the Modification Date, the Company analyzed the Bellridge Note modification and the cancellation of the warrants and pursuant to ASC 470-50, the modifications were treated as a debt extinguishment.

Gain on debt extinguishment

In connections with the RedDiamond and Bellridge debt modifications and warrants cancellations discussed above, on the Modification Date, the Company recorded a gain on debt extinguishment of $43,823,897 which consists of the following.

Gain on Extinguishment on Modification Date
Gain from reversal of derivative liabilities on Modification Date	$61,841,708
Fair value of common shares issued on Modification Date	(17,934,000)
Write-off of remaining debt discount	(1,013,118)
Reversal of put premium on stock-settled debt related to cancellation of conversion terms	385,385
Reduction of principal and interest balances due	543,922
Gain of debt extinguishment	$43,823,897

F-17

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Summary of derivative liabilities

Through April 9, 2019, the Company revalued the embedded conversion option and warrant derivative liabilities. In connection with these revaluations, the Company recorded derivative expense of $55,037,605 and $9,505,352 for the six months ended June 30, 2019 and 2018, respectively

During the six months ended June 30, 2019 and 2018, the fair value of the derivative liabilities was estimated using the Black-Sholes valuation model, Binomial valuation model, and the Monte-Carlo simulation model with the following assumptions:

	2019	2018
Expected dividend rate	-	-
Expected term (in years)	0.05 to 0.75	0.01 to 2.00
Volatility	228.1%	261.2% to 307.75%
Risk-free interest rate	2.23% to 2.40%	1.32% to 2.11%

Convertible note payable – related parties

On March 13, 2019, the Company entered into a convertible note agreement with an individual, who is affiliated to the Company’s chief executive officer, in the amount of $500,000. Commencing on April 11, 2019, and continuing on the eleventh day of each month thereafter, payments of interest only on the outstanding principal balance of this Note of $7,500 shall be due and payable. Commencing on October 11, 2019 and continuing on the eleventh day of each month thereafter through April 11, 2021, payments of principal and interest of $31,902 shall be made, if not sooner converted as provided in the note agreement. The payment of all or any portion of the principal and accrued interest may be paid prior to the April 11, 2021. Interest shall accrue with respect to the unpaid principal sum identified above until such principal is paid or converted as provided below at a rate equal to 18% per annum compounded annually. All past due principal and interest on this Note shall bear interest from maturity of such principal or interest (in whatever manner same may be brought about) until paid at the lesser of (i) 20% per annum, or (ii) the highest non-usurious rate allowed by applicable law. This Note may be converted by Holder at any time in principal amounts of $100,000 in accordance with the terms by delivery of written notice to the Company, into that number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this Note that is being converted by $1.37. In connection with the issuance of this Note, the Company determined that this Note contains terms that are fixed monetary amounts at inception. Since the conversion price of $1.37 was equal to the quoted closing of the Company’s common shares on the note date, no beneficial feature conversion was recorded.

On April 11, 2019, the Company entered into a convertible note agreement with an entity affiliated with the Company’s chief executive officer in the amount of $2,000,000. Commencing on May 11, 2019, and continuing on the eleventh day of each month thereafter, payments of interest only on the outstanding principal balance of this Note of $30,000 shall be due and payable. Commencing on November 11, 2019 and continuing on the eleventh day of each month thereafter through April 11, 2021, payments of principal and interest of $117,611 are due, if the note is not sooner converted as provided in the note agreement. The payment of all or any portion of the principal and accrued interest may be prepaid prior to April 11, 2021. Interest shall accrue with respect to the unpaid principal sum identified above until such principal is paid or converted as provided below at a rate equal to 18% per annum compounded annually. All past due principal and interest on this Note shall bear interest from maturity of such principal or interest until paid at the lesser of (i) 20% per annum, or (ii) the highest non-usurious rate allowed by applicable law. This Note may be converted by Holder at any time in principal amounts of $100,000 in accordance with the terms by delivery of written notice to the Company, into that number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this Note that is being converted by $11.81. Since the conversion price of $11.81 was equal to the quoted closing of the Company’s common shares on the note date, no beneficial feature conversion was recorded.

At June 30, 2019 and December 31, 2018, convertible promissory notes (third party and related parties) are as follows:

	June 30, 2019	December 31, 2018
Principal amount	$1,800,000	$3,007,503
Principal amounts – related parties	2,500,000	-
Total principal amount	4,300,000	3,007,503
Less: unamortized debt discount	-	(1,595,627)
Convertible notes payable, net	4,300,000	1,411,876
Less: current portion of convertible notes payable	(4,300,000)	(1,411,876)
Convertible notes payable, net – long-term	$-	$-

F-18

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

For the six months ended June 30, 2019 and 2018, amortization of debt discounts related to these convertible notes amounted to $430,268 and $332,364, respectively, which has been included in interest expense on the accompanying unaudited condensed consolidated statements of operations.

NOTE 8 – NOTES PAYABLE

Secured merchant loans

In connection with the acquisition of Prime in 2018, the Company assumed several notes payable liabilities amounting to $944,281 pursuant to secured merchant agreements (the “Assumed Secured Merchant Loans”). Pursuant to the Assumed Secured Merchant Loans, the Company is required to repay the noteholders by making daily payments on each business day or on demand payments until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. The Assumed Secured Merchant Loans are secured by the assets of Prime, and are personally guaranteed by the former majority member of Prime.

During January 2019, the Company entered into a separate promissory note with one of these individuals and borrowed an additional $26,900 at a simple annual interest rate of 15% bringing the total promissory note balance to $77,090 for this individual. During the six months ended June 30, 2019, the Company repaid $57,355 of these notes. At June 30, 2019 and December 31, 2018, notes payable related to Assumed Secured Merchant Loans and a new promissory note amounted to $97,496 and $157,951, respectively. In connection with the January 2019 promissory note, the Company issued 1,000 warrants to purchase 1,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrant is exercisable over a five year period.

On September 20, 2018, the Company entered into a secured Merchant Loan with a lender in the amount of $521,250 and received net proceeds of $375,000, net of original issue discount of $146,250. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $3,724 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. This Secured Merchant Loan is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. On January 14, 2019, the Company entered into a new secured Merchant Loan with this lender in the amount of $764,500. The Company simultaneously repaid the September 20, 2018 loan which had a remaining principal balance of $223,329, paid an origination fee of $10,034 and received net proceeds of $316,637, net of original issue discount of $214,500. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $6,371 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank account. On January 24, 2019, the Company entered into another secured Merchant Loan with this lender in the amount of $417,000. The Company simultaneously paid an origination fee of $7,998 and received net proceeds of $292,002, net of original issue discount of $117,000. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $3,972 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank account. On May 8, 2019, the Company entered into another secured Merchant Loan with this merchant in the principal amount of $1,242,000. The Company simultaneously repaid prior loans of $362,961 which were entered into during January 2019, paid origination fees totaling $9,000 and paid an original issue discount of $342,000, and received net proceeds of $528,039. Pursuant to this secured Merchant Loan, the Company is required to pay the noteholder by making daily payments of $10,265 on each business day until the loan amounts are paid in full. Each payment is deducted from the Company’s bank account. These Secured Merchant Loans are secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. During the six months ended June 30, 2019, the Company repaid an aggregate of $1,774,274 of the loans. At June 30, 2019 and December 31, 2018, secured merchant notes payable related to these Secured Merchant Loans amounted to $655,347 and $190,125, which is net of unamortized debt discount of $258,173 and $74,169, respectively.

On October 1, 2018, the Company entered into a secured Merchant Loan in the amount of $209,850 and received net proceeds of $137,962, net of original issue discount of $59,850 and net of origination fees of $12,038. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $1,749 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. Additionally, on October 1, 2018, the Company entered into a second secured Merchant Loan in the amount of $139,900 and received net proceeds of $92,000, net of original issue discount of $39,900 and net of origination fees of $8,000. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $1,166 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. These Secured Merchant Loans are secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. During the six months ended June 30, 2019, the Company repaid all of these notes. At June 30, 2019 and December 31, 2018, notes payable related to these Secured Merchant Loans amounted to $0 and $128,726, which is net of unamortized debt discount of $0 and $51,371, respectively.

F-19

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

On October 12, 2018, the Company entered into a secured Merchant Loan with a lender in the amount of $420,000. The Company simultaneously repaid a prior loan of $31,634, paid an origination fee of $10,500 and received net proceeds of $254,552, net of original issue discount of $123,314. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholder by making daily payments of $3,000 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. This Secured Merchant Loans was secured by the Company’s assets and was personally guaranteed by the former majority member of Prime. On January 28, 2019, the Company entered into a new secured Merchant Loan with this lender in the amount of $759,000 and received net cash of $315,097 after paying origination fee of $25,750, an original issue discount of $209,000, and the repayment of October 12, 2018 remaining loan and interest due to this lender of $209,153. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $4,897 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank account. This Secured Merchant Loans is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. At June 30, 2019 and December 31, 2018, note payable related to these Secured Merchant Loans amounted to $163,435 and $171,752, which is net of unamortized debt discount of $81,403 and $86,248, respectively.

From February 25, 2019 to March 6, 2019, the Company entered into four secured Merchant Loans in the aggregate amount of $1,199,200. The Company simultaneously repaid prior loans of $69,327 which were entered into during October 2018, paid origination fees totaling $78,286 and received net proceeds of $652,387, net of original issue discounts of $399,200. Pursuant to these four secured Merchant Loans, the Company was required to pay the noteholders by making daily payments aggregating $11,993 on each business day until the loan amounts were paid in full. Each payment was deducted from the Company’s bank account. On April 10, 2019, the Company paid off these secured Merchant Loans in full by paying an aggregate amount of $703,899. As a result of paying off these loans early, the noteholders reduced the origination fees and debt discounts by $229,195 in the aggregate.

On April 17, 2019, the Company entered into a secured Merchant Loan in the principal amount of $650,000 and received net proceeds of $500,000, net of original issue discounts of $150,000. Pursuant to this secured Merchant Loan, the Company is required to pay the noteholders by making three monthly installments of $216,667 beginning in June 2019 to August 2019. At June 30, 2019, notes payable related to this Secured Merchant Loan amounted to $333,333, which is net of unamortized debt discount of $100,000.

From May 21, 2019 to June 30, 2019, the Company entered into three secured Merchant Loans in the aggregate amount of $1,349,400. The Company received net proceeds of $855,000, net of original issue discounts and origination fees of $494,100. Pursuant to these three secured Merchant Loans, the Company is required to pay the noteholders by making daily payments aggregating $8,000 on each business day and a weekly payment of $28,500 until the loan amounts were paid in full. Each payment was deducted from the Company’s bank account. At June 30, 2019, notes payable related to these Secured Merchant Loans amounted to $714,387, which is net of unamortized debt discount of $403,963.

Promissory notes

In connection with the acquisition of Prime, the Company assumed several notes payable liabilities due to entities or individuals amounting to $297,005 (the “Note”). These notes have effective interest rates ranging from 7% to 10%, and are unsecured. During the six months ended June 30, 2019, the Company repaid $25,000 of these notes and $40,000 of these notes was rolled into a new note. At June 30, 2019 and December 31, 2018, notes payable to these entities or individuals amounted to $65,000 and $130,000, respectively.

From October 31, 2018 to December 31, 2018, the Company entered into Original Discount Senior Secured Demand Promissory Notes with an investor (the “Promissory Note”). Pursuant to the Promissory Notes, the Company borrowed an aggregate of $770,000 and received net proceeds of $699,955, net of original issue discount of $70,000 and fees of $45. In December 2018, the Company repaid $220,000 of these promissory notes. During the six months ended June 30, 2019, the Company repaid $200,000 of these promissory notes. At June 30, 2019 and December 31, 2018, notes payable to this entity amounted to $350,000 and $505,945, which is net of unamortized debt discount of $0 and $44,055, respectively. The remaining notes were payable on demand. These promissory notes are secured by the Company’s assets.

From January 2019 to June 30, 2019, the Company entered into separate promissory notes with several individuals totaling $2,352,150, including $40,000 of a previous note rolled into these new notes, and received net proceeds of $2,048,900, net of original issue discounts of $263,250. These Notes are due between 45 and 273 days from the respective Note date. Other than the original issue discount, no additional interest is due to the holders. In connection with these promissory notes, the Company issued 58,000 warrants to purchase 58,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants are exercisable over a five year period. At June 30, 2019, notes payable to these individuals amounted to $1,638,480, which is net of unamortized debt discount of $21,365.

During March 2019, the Company entered into two separate promissory notes with an entity totaling $165,000 and received net proceeds of $150,000, net of original issue discounts of $15,000. During the six months ended June 30, 2019, the Company repaid $165,000 of these promissory notes. At June 30, 2019, notes payable to this entity amounted to $0.

F-20

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Equipment and auto notes payable

In connection with the acquisition of Prime, the Company assumed several equipment notes payable liabilities due to entities amounting to $523,207 (the “Equipment Notes”). These Equipment Notes have effective interest rates ranging from 6.0% to 9.4%, and are secured by the underlying van or trucks. At June 30, 2019 and December 31, 2018, equipment notes payable to these entities amounted to $358,285 and $488,289, respectively.

During October and November 2018, the Company entered into several auto financing agreements. At June 30, 2019 and December 31, 2018, auto notes payable related to auto financing agreements amounted to $198,281 and $161,036, respectively.

At June 30, 2019 and December 31, 2018, notes payable consisted of the following:

	June 30, 2019	December 31, 2018
Principal amounts	$5,438,948	$2,189,666
Less: unamortized debt discount	(864,904)	(255,843)
Principal amounts, net	4,574,044	1,933,823
Less: current portion of notes payable	(4,256,738)	(1,509,804)
Notes payable – long-term	$317,306	$424,019

NOTE 9– STOCKHOLDERS’ DEFICIT

Preferred stock

The Company increased its authorized preferred shares to 10,000,000 shares in July 2018.

Preferred stock of 4,000,000 shares is designated Series A Convertible Preferred Stock. Each share of Series A preferred stock has a par value of $.001 and a stated value of $1.00. Dividends are payable on Series A preferred shares at the rate per share of 7% per annum cumulative based on the stated value. The Series A preferred shares have no voting rights, except as required by law. Each share of preferred stock is convertible based on the stated value at a conversion price of $20.83 at the option of the holder; provided, however, if a triggering event occurs, as defined in the document, the conversion price shall thereafter be reduced, and only reduced, to equal forty percent of the lowest VWAP during the thirty consecutive trading day period prior to the conversion date. As of June 30, 2019, the Company believes a triggering event has occurred. The beneficial ownership limitation attached to conversion is 4.99%, which can be decreased or increased, upon not less than 61 days’ notice to the Company, but in no event exceeding 19.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon conversion of the preferred stock. After 36 months, the Company has the right to redeem all, but not less than all, of the outstanding preferred shares in cash at a price equal to 130% of the stated value plus any accrued but unpaid dividends thereon.

On April 9, 2019, the Company entered into agreements with all holders of its Series A Convertible Preferred Stock to exchange all 4,000,000 outstanding shares of preferred stock for an aggregate of 2,600,000 shares of restricted common stock.

Common stock issued for services

On February 25, 2019, the Company granted an aggregate of 2,670,688 shares of its common stock to an executive officer, employees and consultants of the Company for services rendered. The shares were valued at $2,750,808, or $1.03 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded stock-based compensation of $2,750,808.

On May 1, 2019, the Company granted an aggregate of 30,000 shares of its common stock to consultants for business development and investor relations services rendered. The shares were valued at $265,500, or $8.85 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded stock-based professional fees of $265,500.

On June 14, 2019, the Company granted 200,000 shares of its common stock to an employee of the Company for services rendered. The shares were valued at $2,200,000, or $11.00 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded stock-based compensation of $2,200,000.

Cancellation of common shares

On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company and the shares were cancelled. In connection with the disposal of Save On, the Company recorded an increase in equity of $56,987 related to the amount of net liabilities disposed of in a transaction with the former chief executive officer of the Company since the CEO is still a related party after this transaction as he remained a principal shareholder (see Note 3).

F-21

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

Shares issued in connection with debt modification

On April 9, 2019, the Company entered into an agreement with Bellridge that modifies its existing obligations to Bellridge. In connection with this modification, principal balance of the Bellridge Note was reduced to $1,800,000, in exchange for the issuance to Bellridge of 800,000 shares of restricted common stock, which shall be delivered to Bellridge, either in whole or in part, at such time or times as when the beneficial ownership of such shares by Bellridge will not result in Bellridge’s beneficial ownership of more than the Beneficial Ownership Limitation and such shares will be issued within three business days of the date the Bellridge has represented to the Company that it is below the Beneficial Ownership Limitation. Such issuances will occur in increments of no fewer than the lesser of (i) 50,000 shares and (ii) the balance of the 800,000 shares owed. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable pursuant to this Agreement. As of the date of this report, 100,000 of these shares have been issued and 700,000 shares are issuable. These 800,000 shares issued and issuable were valued at $10,248,000, or $12.81 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded a loss on debt extinguishment of $10,248,000 (See Note 7).

Stock options

In connection the disposal of Save On, on May 1, 2019, the Company granted an aggregate of 80,000 options to certain employees of Save On. The options are exercisable at $8.85 per share for a period of five years. 25% of the options vest on January 1, 2020 and 25% shall vest annually thereafter. On May 1, 2019, the Company calculated the fair value of these options of $700,816 which was calculated using the Black-Sholes option pricing model with the following assumptions: expected dividend rate, 0%; expected term (in years), 5 years; volatility of 228.1% and risk-free interest rate of 2.31%. During the six months ended June 30, 2019, the Company recorded stock-based compensation of $700,816 related to these options which has been included in loss from discontinued operations on the accompany statement of operations.

Stock option activities for the six months ended June 30, 2019 are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2018	-	$-	-	$-
Granted	80,000	8.84
Cancelled	-	-
Balance Outstanding June 30, 2019	80,000	$8.84	4.83	$252,000
Exercisable, June 30, 2019	0	$-	-	$-

Warrants

In connection with the Purchase Agreement in 2018 (See Note 7 under Bellridge), the Lender was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100. Additionally, the placement agent was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100. Also, on December 27, 2018, the lender waived any and all defaults in existence on the Note and the Company agreed to issue a warrant that is convertible into 2% of the issued and outstanding shares existing as the time the Company files a registration statement or makes an application to up list to a national stock exchange. On April 9, 2019, the Company entered into an agreement with Bellridge and the Placement Agent that cancelled these warrants in exchange for an aggregate of 600,000 common shares of the Company. These shares were valued at $7,686,000, or $12.81 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded a loss on debt extinguishment of $7,686,000 (See Note 7).

In connection with several promissory notes payable (see Note 8), during the six months ended June 30, 2019, the Company issued 59,000 warrants to purchase 59,000 shares of common at an exercise price of $1.00 per share. During the six months ended June 30, 2019, the Company calculated the relative fair value of these warrants of $135,324 which was amortized into interest expense over the loan terms and was estimated using the Binomial valuation model with the following assumptions: expected dividend rate, 0%; expected term (in years), 5 years; volatility of 228.1% and risk-free interest rate ranging from 2.28% to 2.40%.

F-22

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

In connection with previous promissory notes payable (see Note 8), on June 11, 2019, the Company issued 55,000 warrants to purchase 55,000 shares of common at an exercise price of $1.00 per share. On June 11, 2019, the Company calculated the fair value of these warrants of $601,121 which was expensed and included in loan fees on the accompanying condensed consolidated statement of operations. The fair value of these warrants was estimated using the Binomial valuation model with the following assumptions: expected dividend rate, 0%; expected term (in years), 5 years; volatility of 228.1% and risk-free interest rate of 1.92%.

Warrant activities for the six months ended June 30, 2019 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2018	1,648,570	$0.00	1.47	$2,472,655
Granted	114,000	1.00
Cancellations	(1,421,059)	0.00
Change in warrants related to dilutive rights	(227,511)	0.00
Balance Outstanding June 30, 2019	114,000	$1.00	4.82	$1,254,000
Exercisable, June 30, 2019	114,000	$1.00	4.82	$1,254,000

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Employment agreement

On June 18, 2018, the Company entered into an employment agreement with the chief operating officer of Prime. The Company shall pay to this executive a base salary of $520,000 per year, payable in accordance with the Company’s usual pay practices. The executive’s base salary will increase by $260,000 per year upon (i) Prime achieving revenue of $20 million on an annualized basis (the “Initial Target Goal”) for four consecutive weeks; and (ii) each time Prime achieves revenue of an additional $10 million increment above the Initial Target Goal (i.e., $30 million, $40 million, $50 million, etc.) on an annualized basis for four consecutive weeks. Executive’s base salary shall be subject to review annually by the Manager and may be increased (but not decreased). The executive shall be entitled to participate in any bonus plan that the Manager or its designee may approve for the senior executives of the Company and shall be entitled to participate in benefits under the Company’s benefit plans, profit sharing and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its employees or senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing, during the Employment, the Company will provide, at the Company’s expense, health and major medical insurance benefits to the Executive and his family members which are at least equal to the benefits provided to the Executive and his family members immediately prior to the Effective Date. The term of this Agreement (as it may be extended by the following sentence or terminated earlier pursuant to terms in the employment agreement shall begin on the Effective Date and end on the close of business on May 31, 2023. The Employment Term shall be automatically extended for additional one-year periods unless, at least sixty (60) days prior to the end of the expiration of the Employment Term.

Other

From time to time, we may be involved in litigation relating to claims arising out of our operation in the normal course of business. As of June 30, 2019, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on results of our operations.

F-23

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

NOTE 11– RELATED PARTY TRANSACTIONS AND BALANCES

Due to related parties

In connection with the acquisition of Prime, the Company acquired a balance of $14,019 that was due from the former majority owner of Prime. Pursuant to the terms of the SPA, the Company agreed to pay $489,174 in cash to the former majority owner of Prime who then advanced back the $489,174 to Prime. During the six months ended June 30, 2019, the Company repaid $50,000 of this advance. This advance is non-interest bearing and is due on demand. At June 30, 2019 and December 31, 2018, amount due to this related party amounted to $209,000 and $259,000.

During the period from acquisition date of Prime (June 18, 2018) to June 30, 2019, an employee of Prime who exerts significant influence over the business of Prime, paid costs and expenses and was reimbursed funds by the Company. These advances are non-interest bearing and are due on demand. At June 30, 2019 and December 31, 2018, amounts due from (to) this related party amounted to $81,489 and $(16,300), respectively.

Notes payable – related parties

From July 25, 2018 through December 31, 2018, the Company entered into several Promissory Notes with the Company’s former chief executive officer or the spouse of the Company’s former chief executive officer. Pursuant to these promissory notes, the Company borrowed an aggregate of $1,150,000 and received net proceeds of $1,050,000, net of original issue discounts of $100,000. From July 25, 2018 through December 31, 2018, $930,000 of these loans were repaid and during January 2019, the Company repaid the remaining existing promissory note totaling $220,000 with the spouse of the Company’s chief executive officer. In addition, during February 2019, the Company entered into another promissory note with the spouse of the chief executive officer totaling $220,000, net of an original issue discount of $20,000. In April 2019, the Company repaid this promissory note. During the six months ended June 30, 2019, amortization of debt discount related to these notes amounted to $26,383 and is included in interest expense – related parties on the accompanying condensed consolidated statement of operations.

On April 9, 2019, certain noteholders who were not considered related parties became related parties since they became beneficial owners of the Company’s common stock. Accordingly, notes payable amounting to $510,000 were reclassified from notes payable to note payable – related party (See Note 7).

At June 30, 2019 and December 31, 2018, notes payable – related parties amounted to $510,000 (non-current) and $213,617 (current), which is net of unamortized debt discount of $0 and $6,383, respectively.

Convertible note payable – related parties

On March 13, 2019, the Company entered into a convertible note agreement with an individual, who is affiliated to the Company’s chief executive officer, in the amount of $500,000 (See Note 7).

In April 2019, the Company entered into a convertible note agreement with a company, who is affiliated to the Company’s chief executive officer, in the amount of $2,000,000 (See Note 7).

During the six months ended June 30, 2019, interest expense related to these notes amounted to $107,506 and is included in interest expense – related parties on the accompanying condensed consolidated statement of operations.

NOTE 12 – OPERATING LEASE RIGHT-OF-USE (“ROU”) ASSETS AND OPERATING LEASE LIABILITIES

In December 2018, the Company entered into a lease agreement for the lease of office and warehouse space and parking spaces under a non-cancelable operating lease through January 2024. From the lease commencement date until the last day of the second lease year, monthly rent shall be $14,000. At the beginning of the 25th month following the commencement date and through the end of the term, minimum rent shall be $14,420 per month. The Company shall have one option to renew the term of this lease for an additional five years. In January 2019, the Company paid a security deposit of $28,000.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs (see Note 2). In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 month or less. On January 1, 2019, upon adoption of ASC Topic 842, the Company recorded right-of-use assets and lease liabilities of $631,723.

F-24

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2019

During the six months ended June 30, 2019 and 2018, in connection with this operating lease, the Company recorded rent expense of $84,112 and $0, respectively, which is expensed during the period and included in operating expenses on the accompanying condensed consolidated statements of operations.

The significant assumption used to determine the present value of the lease liability was a discount rate of 12% which was based on the Company’s estimated incremental borrowing rate.

At June 30, 2019, right-of-use asset (“ROU”) is summarized as follows:

June 30, 2019
Office lease right of use asset	$631,723
Less: accumulated amortization into rent expense	(53,302)
Balance of ROU asset as of June 30, 2019	$578,421

At June 30, 2019, operating lease liability related to the ROU asset is summarized as follows:

June 30, 2019
Lease liability related to office lease right of use asset	$592,533
Less: current portion of lease liability	(102,407)
Lease liability – long-term	$490,126

At June 30, 2019, future minimum base lease payments due under non-cancelable operating leases is as follows:

Year ended June 30,	Amount
2020	$168,000
2021	170,520
2022	173,040
2023	173,040
2024	86,520
Total minimum non-cancelable operating lease payments	$771,120
Less: discount to fair value	(178,587)
Total lease liability at June 30, 2019	592,533

NOTE 13 – CONCENTRATIONS

For the six months ended June 30, 2019, one customer represented 99.1% of the Company’s total net revenues. This revenue is from one Prime customer. For the six months ended June 30, 2018, one customer represented 98.9% of the Company’s total net revenues. At June 30, 2019, one customer represented 96.9% of the Company’s accounts receivable balance.

During the six months ended June 30, 2019, the Company rented delivery vans from two vendors. Any shortage of supply of vans available to rent to the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

All revenues are derived from customers in the United States.

NOTE 14 – SUBSEQUENT EVENTS

Secured merchant loans

From July 1, 2019 to August 19, 2019, the Company entered into several secured Merchant Loans in the aggregate amount of $1,762,225. The Company received net proceeds of $557,500, net of original issue discounts and origination fees of $702,225 and the repayment of previous secured merchant loans of $502,500. Pursuant to these secured Merchant Loans, the Company is required to pay the noteholders by making daily payments on each business day until the loan amounts are paid in full. Each payment was deducted from the Company’s bank account.

Promissory notes

In August 2019, the Company entered into a promissory note with an entity totaling $52,500 and received net proceeds $50,000, net of original issue discount of $2,500. The note was due in one week and is currently in default. The default interest is 12% per annum.

Promissory notes – related party

On July 2. 2019, the Company entered into a note agreement with an entity, who is affiliated to the Company’s chief executive officer, in the amount of $500,000. The principal amount of this note and all accrued interest shall be due and payable on October 3, 2019 and is non-interest bearing. If the note is not paid by the due date, interest shall be 20% per annum.

Due to related party

On August 1, 2019, the Company’s chief executive officer advanced the Company $50,000 for working capital purposes. The advance is payable on demand and is non-interest bearing.

Sale of common stock

In August 2019, the Company entered into subscription agreements with investors for the sale of 209,000 units at $2.50 per unit which consists of 209,000 shares of common stock and 209,000 warrants exercisable at $2.50 per share for cash proceeds of $522,500.

F-25

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of:

Transportation and Logistics Systems, Inc. (Formerly known as PetroTerra Corp.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Transportation and Logistics Systems, Inc. (Formerly known as PetroTerra Corp.) and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in shareholders’ equity/(deficit) and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a net loss and cash used in operations of $14,478,157 and $283,678, respectively, in 2018 and has a working capital deficit, shareholders’ deficit and accumulated deficit of $12,923,440, $7,737,294 and $15,222,936, respectively, at December 31, 2018. Furthermore, the Company has been late on certain loan payments. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

 /s/ SALBERG & COMPANY, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2017.

Boca Raton, Florida

April 16, 2019 (except for Note 15 “Discontinued Operations” as to which the date is October 4, 2019)

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431-7328

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

F-26

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash	$296,196	$106,576
Accounts receivable	441,497	-
Prepaid expenses and other current assets	509,068	-
Assets of discontinued operations	335,894	254,813

Total Current Assets	1,582,655	361,389

OTHER ASSETS:
Security deposit	5,000	-
Property and equipment, net	936,831	-
Intangible asset, net	4,668,334	-

Total Other Assets	5,610,165	-

TOTAL ASSETS	$7,192,820	$361,389

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Convertible notes payable, net of debt discounts of $1,595,627 and $237,384, respectively	$1,411,876	$272,616
Notes payable, net of debt discount of $255,843	1,509,804	-
Notes payable - related party, net of debt discount of $6,383	213,617	-
Accounts payable	655,183	-
Accrued expenses	566,574	48,168
Insurance payable	1,108,368	-
Liabilities of discontinued operations	440,745	214,127
Derivative liability	7,888,684	601,615
Due to related parties	275,300	-
Accrued compensation and related benefits	435,944	-

Total Current Liabilities	14,506,095	1,136,526

LONG-TERM LIABILITIES:
Notes payable	424,019	-

Total Long-term Liabilities	424,019	-

Total Liabilities	14,930,114	1,136,526

Commitments and Contingencies (See Note 9)

SHAREHOLDERS’ DEFICIT:
Series A Convertible Preferred stock, par value $0.001 per share; authorized 4,000,000 shares; issued and outstanding 4,000,000 shares (Liquidation value $4,000,000)
	4,000	4,000
Common stock, par value $0.001 per share; authorized 500,000,000 shares; issued and outstanding 4,220,837 and 570,106 at December 31, 2018 and 2017, respectively
	4,220	570
Additional paid-in capital	7,477,422	(34,928)
Accumulated deficit	(15,222,936)	(744,779)

Total Shareholders’ Deficit	(7,737,294)	(775,137)

Total Liabilities and Shareholders’ Deficit	$7,192,820	$361,389

See accompanying notes to consolidated financial statements.

F-27

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2018	2017

REVENUES	$13,620,160	$-

COST OF REVENUES	12,785,425	-

GROSS PROFIT	834,735	-

OPERATING EXPENSES:
Compensation and related benefits	4,531,798	-
Legal and professional	1,993,130	200,600
Rent	23,100	-
General and administrative expenses	1,355,857	-

Total Operating Expenses	7,903,885	200,600

LOSS FROM OPERATIONS	(7,069,150)	(200,600)

OTHER (EXPENSES) INCOME:
Interest expense	(1,720,075)	(312,416)
Interest expense - related party	(193,617)	-
Gain on extinguishment of debt	-	10,169
Bargain purchase gain	203,588	-
Derivative expense	(5,799,282)	(309,521)

Total Other Expenses	(7,509,386)	(611,768)

LOSS FROM CONTINUING OPERATIONS	(14,578,536)	(812,368)

INCOME FROM DISCONTINUED OPERATIONS:
Income from discontinued operations	100,379	67,563

NET LOSS	$(14,478,157)	$(744,805)

NET LOSS PER COMMON SHARE:

NET LOSS PER COMMON SHARE - BASIC AND DILUTED
Net loss from continuing operations	$(5.79)	$(1.50)
Net income from discontinued operations	0.04	0.12

Net loss per common share - basic and diluted	$(5.75)	$(1.37)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
Basic and diluted	2,516,059	542,481

See accompanying notes to consolidated financial statements.

F-28

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

						Retained	Total
	Preferred Stock Series A		Common Stock		Additional Paid-in	Earnings (Accumulated	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	(Deficit)

Balance, December 31, 2016	-	$-	$456,812	$457	$7,643	$26	$8,126

Recapitalization	4,000,000	4,000	113,294	113	(42,571)	-	(38,458)

Net loss	-	-	-	-	-	(744,805)	(744,805)

Balance, December 31, 2017	4,000,000	4,000	570,106	570	(34,928)	(744,779)	(775,137)

Shares issued for services	-	-	2,100,000	2,100	4,323,900	-	4,326,000

Rounding pursuant to reverse split	-	-	731	-	-	-	-

Shares issued for acquisition	-	-	1,500,000	1,500	3,088,500	-	3,090,000

Shares issued related to debt - related party	-	-	50,000	50	99,950		100,000

Net loss	-	-	-	-	-	(14,478,157)	(14,478,157)

Balance, December 31, 2018	4,000,000	$4,000	4,220,837	$4,220	$7,477,422	$(15,222,936)	$(7,737,294)

See accompanying notes to consolidated financial statements.

F-29

TRANSPORTATION AND LOGISTICS SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,478,157)	$(744,805)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	664,350	-
Bad debt expense - discontinued operations	-	1,300
Amortization of debt discount to interest expense	1,466,847	277,951
Amortization of debt discount to interest expense - related party	100,000	-
Stock-based compensation and consulting fees	4,326,000	-
Derivative expense	5,799,282	309,521
Gain on extinguishment of debt	-	(10,169)
Impairment loss - discontinued operations	-	36,500
Loss on disposal of property and equipment	14,816	-
Bargain purchase gain	(203,588)	-
Change in operating assets and liabilities:
Accounts receivable	789,904	-
Prepaid expenses and other current assets	(365,810)	-
Assets of discontinued operations	(81,081)	(253,487)
Security deposit	(5,000)	-
Accounts payable and accrued expenses	668,416	-
Insurance payable	587,945	-
Liabilities of discontinued operations	250,169	231,004
Accrued compensation and related benefits	182,229	-

NET CASH USED IN OPERATING ACTIVITIES	(283,678)	(152,185)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash acquired - discontinued operations	-	10,000
Investment in license - discontinued operations	-	(36,500)
Purchase of property and equipment	(481,826)	-
Cash received in acquisition	38,198	-
Cash paid for acquisition	(489,174)	-

NET CASH USED IN INVESTING ACTIVITIES	(932,802)	(26,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	2,497,503	280,000
Debt issue costs paid	(1,009,714)	-
Repayment of convertible notes payable	-	(6,464)
Proceeds from notes payable	2,409,898	-
Repayment of notes payable	(2,877,355)	-
Proceeds from notes payable - related party	1,050,000	-
Repayment of notes payable - related party	(930,000)	-
Net proceeds from related parties	265,768	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,406,100	273,536

NET INCREASE IN CASH	189,620	94,851

CASH, beginning of year	106,576	11,725

CASH, end of year	$296,196	$106,576

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$1,962,095	$342
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discounts recorded	$1,487,787	$510,000
Transfer of advance from lender to convertible note	$-	$15,000

Liabilities assumed in acquisition	$3,503,552	$38,458
Less: assets acquired in acquisition	2,050,799	-
Net liabilities assumed	1,452,753	38,458
Fair value of shares for acquisition	3,090,000	-
Increase in intangible assets - non-cash	$4,542,753	$38,458

See accompanying notes to consolidated financial statements.

F-30

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Transportation and Logistics Systems, Inc. (“TLSS”), formerly PetroTerra Corp., was incorporated under the laws of the State of Nevada, on July 25, 2008.

On March 30, 2017 (the “Closing Date”), TLSS and Save On Transport Inc. (“Save On”) entered into a Share Exchange Agreement, dated as of the same date (the “Share Exchange Agreement”). Pursuant to the terms of the Share Exchange Agreement, on the Closing Date, Save On became a wholly-owned subsidiary of TLSS (the “Reverse Merger”). Save On was incorporated in the state of Florida and started business on July 12, 2016. Save On is a provider of integrated transportation management solutions consisting of brokerage and logistic services such as transportation scheduling, routing and other value-added services related to the transportation of automobiles and other freight. As an early stage company, TLSS’s current operations are subject to all risks inherent in the establishment of a new business enterprise

The Share Exchange was treated as a reverse merger and recapitalization of Save On for financial reporting purposes since the Save On shareholders retained an approximate 80% controlling interest in the post-merger consolidated entity. Save On was considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger was replaced with the historical financial statements of Save On before the Merger. The balance sheets at their historical cost basis of both entities were combined at the merger date and the results of operations from the merger date forward include the historical results of Save On and results of TLSS from the merger date forward. The Merger was intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company (See Note 15 – Subsequent Events). In addition, the Company granted an aggregate of 80,000 options to certain employees of Save On. Mr. Yariv ceased to be an officer or director of the Company effective with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission of April 16, 2019.

On June 18, 2018 (the “Acquisition Date”), the Company completed the acquisition of 100% of the issued and outstanding membership interests of Prime EFS, LLC, a New Jersey limited liability company (“Prime”), from its members pursuant to the terms and conditions of a Stock Purchase Agreement entered into among the Company and the Prime members on the Closing Date (the “SPA”) (See Note 3). Prime is a New Jersey based transportation company with a focus on deliveries for on-line retailers in New York, New Jersey and Pennsylvania.

On July 24, 2018, the Company formed Shypdirect LLC (“Shypdirect”), a company organized under the laws of New Jersey. Shypdirect is a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

TLSS and its wholly-owned subsidiaries, Save On, Prime and Shypdirect are hereafter referred to as the “Company”.

On July 16, 2018, the Company filed a Certificate of Amendment to the Amended and Restated Articles of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Nevada to (1) change the name of the Company from PetroTerra Corp. to Transportation and Logistics Systems, Inc., (2) authorize an increase of the shares of the preferred stock to 10,000,000 shares, par value $0.001 per share and (3) effect a 1-for-250 reverse stock split (the “Reverse Stock Split”) with respect to the outstanding shares of the Company’s common stock. The Certificate of Amendment became effective on July 17, 2018. The corporate name change, increase of authorized shares of preferred stock and Reverse Stock Split were previously approved by the sole director and the majority of stockholders of the Company. The corporate name change and the Reverse Stock Split were deemed effective at the open of business on July 18, 2018. All share and per share data in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the recapitalization.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of presentation and principles of consolidation

The consolidated financial statements of the Company include the accounts of TLSS and its wholly-owned subsidiaries, Save On, Prime and Shypdirect. All intercompany accounts and transactions have been eliminated in consolidation.

F-31

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company. Pursuant to Accounting Standard Codification (“ASC”) 205-20-45, the financial statement in which net income or loss of a business entity is reported shall report the results of operations of the discontinued operation in the period in which a discontinued operation either has been disposed of or is classified as held for sale. Accordingly, beginning in the second quarter of 2019, the period that Save On was disposed of, the Company reflects Save On as a discontinued operation and such presentation is retroactively applied to all periods presented in the accompanying consolidated financial statements.

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, for the years ended December 31, 2018 and 2017, the Company had a net loss of $14,478,157 and $744,805 and net cash used in operations was $283,678 and $152,185, respectively. Additionally, the Company had an accumulated deficit, shareholders’ deficit, and a working capital deficit of $15,222,936, $7,737,294 and $12,923,440, respectively, at December 31, 2018. Furthermore, the Company failed to make required payments of principal and interest on its convertible debt instruments and defaulted on other provisions in these Notes. On April 9, 2019, the Company entered into agreements with these lenders that modified these Notes (See Note 15 – Subsequent Events). It is management’s opinion that these factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. The Company is seeking to raise capital through additional debt and/or equity financings to fund its operations in the future. Although the Company has historically raised capital from sales of common shares and from the issuance of convertible promissory notes, there is no assurance that it will be able to continue to do so.

If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail its operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of estimates

The preparation of the consolidated financial statements, in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates included in the accompanying consolidated financial statements and footnotes include the valuation of accounts receivable, the useful life of property and equipment, the valuation of intangible assets, assumptions used in assessing impairment of long-lived assets, estimates of current and deferred income taxes and deferred tax valuation allowances, the fair value of non-cash equity transactions, the valuation of derivative liabilities, and the fair value of assets acquired and liabilities assumed in the business acquisition.

Fair value of financial instruments

FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2018. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

F-32

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

The three levels of the fair value hierarchy are as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The Company measures certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2018 and 2017:

	At December 31, 2018			At December 31, 2017
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative liabilities	—	—	$7,888,684	—	—	$601,615

A roll forward of the level 3 valuation financial instruments is as follows:

	For the Year ended December 31, 2018	For the Year ended December 31, 2017
Balance at beginning of year	$601,615	$-
Fair value of derivative liabilities assumed in merger	-	7,263
Initial valuation of derivative liabilities included in debt discount	1,487,787	295,000
Initial valuation of derivative liabilities included in derivative expense	6,839,065	609,318
Gain on extinguishment of debt	-	(10,169)
Change in fair value included in derivative expense	(1,039,783)	(299,797)
Balance at end of year	$7,888,684	$601,615

The Company accounts for its derivative financial instruments, consisting of certain conversion options embedded in our convertible instruments and warrants, at fair value using level 3 inputs. The Company determined the fair value of these derivative liabilities using the Black-Scholes option pricing model, binomial lattice models, or other accepted valuation practices. When determining the fair value of its financial assets and liabilities using these methods, the Company is required to use various estimates and unobservable inputs, including, among other things, expected terms of the instruments, expected volatility of its stock price, expected dividends, and the risk-free interest rate. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the instrument. Increases in expected term, anticipated volatility and expected dividends generally result in increases in fair value, while decreases in the unobservable inputs generally result in decreases in fair value.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The carrying amounts reported in the balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amount of the Company’s convertible notes payable and promissory note obligations approximate fair value, as the terms of these instruments are consistent with terms available in the market for instruments with similar risk.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents. At December 31, 2018 and 2017, the Company did not have any cash equivalents.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. There were no balances in excess of FDIC insured levels as of December 31, 2018 and 2017. The Company has not experienced any losses in such accounts through December 31, 2018.

F-33

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Property and equipment

Property are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five years. Leasehold improvements are depreciated over the shorter of the useful life or lease term including scheduled renewal terms. Maintenance and repairs are charged to expense as incurred. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of these assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Intangible asset

Intangible assets are carried at cost less accumulated amortization, computed using the straight-line method over the estimated useful life. In November 2017 the Company acquired a Motor Carrier number (MC) and a Department of Transportation number (DOT) from a third party for $36,500. The Company reviews its intangible assets for impairment annually and determined that the carrying value was not recoverable in accordance with ASC 350, Intangibles - Goodwill and Other. During the year ended December 31, 2017, an impairment loss of $36,500 was recorded for the entire amount, which is recorded in discontinued operations. At December 31, 2018, intangible asset consists of a customer relationship acquired on June 18, 2018 which is being amortized over a period of five years.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Segment reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the chief executive officer of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company.

Derivative financial instruments

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 810-10-05-4 and 815-40. This accounting treatment requires that the carrying amount of any embedded derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on extinguishment.

Bargain purchase gain

In connection with the acquisition of Prime, the Company allocated the purchase price to the acquired assets and intangible asset and assumed liabilities of Prime based on their estimated fair values as of the acquisition date. The excess of the estimated fair values of net assets acquired over the acquisition consideration paid was recorded as a bargain purchase gain in other income in the consolidated statements of operations. The determination of the fair values of the assets acquired and liabilities assumed requires significant judgment, including valuation estimates relating to the value of the acquired customer relationship.

F-34

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Revenue recognition and cost of revenue

On January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition. This ASC is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer service orders, including significant judgments.

For the Company’s Save On business activities, which are presented as discontinued operations, the Company recognizes revenues and the related direct costs of such revenue which includes carrier fees and dispatch costs as of the date the freight is delivered by the carrier which is when the performance obligation is satisfied. Customer payments received prior to delivery are recorded as a deferred revenue liability and related carrier fees if paid prior to delivery are recorded as a deferred expense asset. In accordance with ASC Topic 606, the Company recognizes revenue on a gross basis. Our payment terms for corporate customers are net 30 days from acceptance of delivery and individual customers generally must pay in advance. The Company does not incur incremental costs obtaining service orders from our Save On customers, however, if the Company did, because all of the Save On customer’s contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized. The Company’s adoption of this ASC, resulted in no cumulative effect at January 1, 2018 and no change prospectively to the Company’s results of operations or financial condition. The revenue that the Company recognizes arises from service orders it receives from its Save On customers. The Company’s performance obligations under these service orders correspond to each delivery of a vehicle that the Company makes for its customer under the service orders; as a result, each service order generally contains only one performance obligation based on the delivery to be completed.

For the Company’s Prime and Shypdirect business activities, the Company recognizes revenues and the related direct costs of such revenue which generally include compensation and related benefits, gas costs, insurance, parking and tolls, truck rental fees, and maintenance fees as of the date the freight is delivered which is when the performance obligation is satisfied. In accordance with ASC Topic 606, the Company recognizes revenue on a gross basis. Our payment terms are net seven days from acceptance of delivery. The Company does not incur incremental costs obtaining service orders from its Prime customers, however, if the Company did, because all of Prime and Shypdirect customer contracts are less than a year in duration, any contract costs incurred would be expensed rather than capitalized. The revenue that the Company recognizes arises from deliveries of packages on behalf of the Company’s customers. Primarily, the Company’s performance obligations under these service orders correspond to each delivery of packages that the Company makes under the service agreements. Control of the package transfers to the recipient upon delivery. Once this occurs, the Company has satisfied its performance obligation and the Company recognizes revenue.

Revenue disaggregation disclosure required pursuant to ASC 606 are disclosed in Note 14– Segment Information.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Through March 31, 2018, pursuant to ASC 505-50 – “Equity-Based Payments to Non-Employees”, all share-based payments to non-employees, including grants of stock options, were recognized in the consolidated financial statements as compensation expense over the service period of the consulting arrangement or until performance conditions are expected to be met. Using a Black-Scholes valuation model, the Company periodically reassessed the fair value of non-employee options until service conditions are met, which generally aligns with the vesting period of the options, and the Company adjusts the expense recognized in the consolidated financial statements accordingly. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The Company early adopted ASU No. 2018-07 in the second quarter of 2018 and there was no cumulative effect of adoption.

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TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Basic and diluted loss per share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock warrants (using the treasury stock method) and shares issuable for convertible debt (using the as-if converted method). These common stock equivalents may be dilutive in the future. Potentially dilutive common shares were excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact on the Company’s net losses and consisted of the following:

	December 31, 2018	December 31, 2017
Stock warrants	1,648,570	0
Convertible debt	3,158,465	339,340
Series A convertible preferred stock	6,666,667	205,522

Recent Accounting Pronouncements

On February 25, 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”) to amend the accounting guidance for leases. The accounting applied by a lessor is largely unchanged under ASU 2016-02. However, the standard requires lessees to recognize lease assets and lease liabilities for leases classified as operating leases on the balance sheet. Lessees will recognize in the statement of financial position a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it will recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and early adoption is permitted. The adoption of ASU 2016-02 is not expected to have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13 to modify the disclosure requirements on fair value measurements. The amendments are effective beginning after December 15, 2019. An entity is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until the effective date. Most amendments should be applied retrospectively, but certain amendments will be applied prospectively. The Company is in the process of assessing the impact of the standard on the Company’s fair value disclosures. However, the standard is not expected to have an impact on the Company’s consolidated financial position, results of operations and cash flows.

There are currently no other accounting standards that have been issued but not yet adopted that we believe will have a significant impact on our consolidated financial position, results of operations or cash flows upon adoption.

NOTE 3 – ACQUISITION

On June 18, 2018, (the “Closing Date”), the Company completed the acquisition of 100% of the issued and outstanding membership interests of Prime from its members pursuant to the terms and conditions of a SPA entered into among the Company and the Prime members on the Closing Date. Prime is a New Jersey based transportation company with a focus on deliveries for on-line retailers in New York, New Jersey and Pennsylvania. The Company’s acquisition of Prime diversified the Company’s revenue sources and gives the Company access to the growing market of on line retail deliveries.

Pursuant to the terms of the SPA, as amended in September 2018 to correct the purchase price error in the original SPA, the Company paid $489,174 in cash which under the SPA was loaned back to Prime and therefore was included, net of repayments, in due to related parties at December 31, 2018, and the Company issued 1,500,000 shares of its common stock in exchange for 100% of the issued and outstanding membership units of Prime. These shares were valued at $3,090,000, or $2.06 per share, the fair value of the Company’s common stock based on the quoted closing price of the Company’s common stock on the Closing Date.

F-36

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Additionally, the Company shall issue additional shares of its common stock intended to true-up the Purchase Interests such that the aggregate value of the Purchase Interests would be equal to the trailing twelve-month gross profit of the Company (the “True-Up Value”), to be calculated as of December 31, 2018 (the “True-up Stock”). On April 15, 2019, the Company shall issue to the sellers such aggregate number of True-up Stock equal to (i) the True-Up Value minus $3,750,000 divided by (ii) the lower of (A) $2.50, (B) the closing price of the Company’s common stock on April 15, 2019 or (C) the lowest price per share (as adjusted for any stock splits) paid upon conversion of the Company’s series A convertible preferred stock on or prior to April 15, 2019. Based on Prime’s initial estimate of the 2018 gross profit, no contingent consideration was recorded on the acquisition date. Based on actual 2018 gross profit, no additional True-up stock will be issued and therefore, no additional contingent consideration was recorded as of December 31, 2018. Prime became a wholly owned subsidiary of the Company as of the Closing Date.

On June 18, 2018, the Company entered into an employment agreement with a party related to the majority selling member of Prime which did not represent additional purchase consideration.

The fair value of the assets acquired and liabilities assumed are based on management’s initial estimates of the fair values on June 18, 2018 and on subsequent measurement adjustments as of December 31, 2018. Based upon the purchase price allocation, the following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Assets acquired:
Cash	$38,198
Accounts receivable	1,231,401
Prepaid expensed and other current assets	143,258
Due from related party	14,019
Property and equipment, net	623,923
Intangible asset	5,235,515
Total assets acquired at fair value	7,286,314

Liabilities assumed:
Notes payable	2,224,242
Accounts payable and accrued expenses	758,887
Insurance payable	520,423
Total liabilities assumed	3,503,552
Net assets acquired	3,782,762

Purchase consideration paid:
Cash	489,174
Common stock	3,090,000
Total purchase consideration paid	3,579,174

Gain on bargain purchase	$203,588

In connection with the acquisition, the Company recognized $203,588 of bargain purchase gain and a $5,235,515 intangible asset related to the acquisition of a customer relationship. The bargain purchase gain of $203,588 represents the amount by which the acquisition-date fair value of the net assets acquired exceeded the fair value of the consideration paid. The bargain purchase gain is reported as other income in the consolidated statements of operations. Prior to recognizing a bargain purchase, management reassessed whether all assets acquired and liabilities assumed had been correctly identified, and reviewed the key valuation assumptions and business combination accounting procedures for this acquisition. After careful consideration and review, management concluded that the recognition of a bargain purchase gain was appropriate for this acquisition.

The assets acquired and liabilities assumed are recorded at their estimated fair values on the acquisition date as adjusted during the measurement period with subsequent changes recognized in earnings or loss. These estimates are inherently uncertain and are subject to refinement. Management develops estimates based on assumptions as a part of the purchase price allocation process to value the assets acquired and liabilities assumed as of the business acquisition date. As a result, during the purchase price measurement period, which may be up to one year from the business acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed based on completion of valuations, with the corresponding offset to goodwill or bargain purchase gain. After the purchase price measurement period, the Company will record adjustments to assets acquired or liabilities assumed in operating expenses in the period in which the adjustments were determined.

F-37

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

The Company shall record acquisition and transaction related expenses in the period in which they are incurred. During the year ended December 31, 2018, acquisition and transaction related expenses primarily consisted of legal fees of approximately $24,000 and $1,236,000 of stock-based professional fees from the granting of 600,000 shares of the Company’s common stock to two consultants for services rendered in connection with the acquisition. Additionally, debt issue costs were incurred relating to a loan in which a portion of the proceeds were used to pay the cash portion of the purchase consideration (see Note 7 “Bellridge Capital LLC”).

In the event of Buyer’s failure to satisfy the conditions set forth in the SPA, the former majority member, (the “Manager”), acting in her sole discretion on behalf of the Sellers, shall have the right, for the one year period following the Closing, to unwind the transactions and return the Purchase Price in exchange for 90% of the Interests of Prime. Conditions include:

1)	Within twelve months from the Closing Date, the Company shall apply (the “Application”) to have its common stock listed and trading on the (i) New York Stock Exchange, (ii) NASDAQ Global Select Market, (iii) NASDAQ Global Market, (iv) NASDAQ Capital Market, or (v) NYSE American (each, a “Selected Market”). At the time of submitting the Application, the Company shall meet all of the quantitative initial listing standards and corporate governance standards of such Selected Market. The Company shall use its best efforts to have its application approved by the Selected Market.
2)	The Company covenants and agrees that, from and after the Closing Date for a period of twelve months, the Company shall not sell, transfer, assign and convey its interests in Prime without the prior written consent of the Manager.
3)	The Sellers shall have the right to appoint one nominee to the Board of Directors of the Company for a period of three years beginning on the Closing Date.
4)	The Company shall provide at least $267,000 of cash in additional working capital to the Company within six months from the Closing Date.

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Prime had occurred as of the beginning of the following periods:

	Year Ended December 31, 2018	Year Ended December 31, 2017
Net Revenues - Continuing Operations	$17,885,957	$5,627,314
Net Loss	$(16,705,685)	$(2,195,035)
Net Loss per Share	$(6.64)	$(1.06)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

NOTE 4 – ACCOUNTS RECEIVABLE

At December 31, 2018 and 2017, accounts receivable, net consisted of the following:

	December 31, 2018	December 31, 2017
Accounts receivable	$441,497	$-
Allowance for doubtful accounts	-	-
Accounts receivable, net	$441,497	$-

NOTE 5 - PROPERTY AND EQUIPMENT

At December 31, 2018 and 2017, property and equipment consisted of the following:

	Useful Life	2018	2017
Delivery trucks and vehicles	5 years	$1,033,397	$-
Less: accumulated depreciation		(96,566)	-
Property and equipment, net		$936,831	$-

For the years ended December 31, 2018 and 2017, depreciation expense is included in general and administrative expenses and amounted to $97,169 and $0, respectively. During the year ended December 31, 2018, the Company traded in delivery trucks and vehicles of $72,342 with related accumulated depreciation of $603 and reduced notes payable of $56,933, resulting in a loss of $14,816 which is included in general and administrative expenses on the accompanying consolidated statement of operations.

F-38

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

NOTE 6 – INTANGIBLE ASSET

At December 31, 2018 and 2017, intangible asset consisted of the following:

	Useful life	December 31, 2018	December 31, 2017
Customer relationship	5 year	$5,235,515	$-
Less: accumulated amortization		(567,181)	-
		$4,668,334	$-

For the years ended December 31, 2018 and 2017, amortization of intangible assets amounted to $567,181 and $0, respectively. Amortization of intangible assets attributable to future periods is as follows:

Year ending December 31:	Amount
2019	$1,047,103
2020	1,047,103
2021	1,047,103
2022	1,047,103
2023	479,922
$4,668,334

NOTE 7 – CONVERTIBLE PROMISSORY NOTES PAYABLE

Red Diamond Partners LLC

On April 25, 2017, the Company entered into a Securities Purchase Agreement with RedDiamond Partners LLC (“RedDiamond”) pursuant to which the Company would issue to RedDiamond Convertible Promissory Notes in an aggregate principal amount of up to $355,000, which includes a purchase price of $350,000 and transaction costs of $5,000. Pursuant to this securities purchase agreement, on April 25, 2017, the Company entered into a convertible promissory note in the aggregate principal amount of $100,000 and the Company received $95,000 after giving effect to the original issue discount of $5,000. This note matured on April 25, 2018 and each tranche will mature 1 year after the date of such funding. The second Tranche was received on June 2, 2017 for $85,000 and the third Tranche for $85,000 was received on August 8, 2017 upon filing of the Registration Statement. The fourth Tranche was to be for $85,000 and was to occur ninety days after the First Closing, however, as of the date of this filing, the fourth tranche has not yet been received. The Purchaser shall not be required to fund any Tranche subsequent to the first Tranche if there is an event of default as described in the promissory notes. Through date of default, the RedDiamond Notes bore interest at a rate of 12% per annum and are convertible into shares of the Company’s common stock at RedDiamond’s option at 65% of the lowest VWAP for the previous ten trading days preceding the conversion.

During 2018, the Company failed to make its required maturity date payments of principal and interest on a Convertible Promissory Notes of $270,000. In accordance with these notes, the Company entered into default on April 27, 2018, June 2, 2018 and August 8, 2018, which increased the interest rate to 18.0% per annum. As of the date of this report the lender has not notified the Company of default and has not exercised any of its remedies provided for in the note. One of the remedies the lender may request is an immediate repayment of the loans at 125% of the principal balance, which would result in the recording of penalty expenses of $67,500 and the related liability.

In connection with the issuance of the Convertible Promissory Note above, the Company determined that the terms of the Convertible Promissory Note included a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company.

These convertible promissory notes contain cross default provisions whereby a default in any one note greater than $25,000 will cause a default in all the notes, however, this provision is only effective if there is a formal notice of default by the lender.

We evaluated these convertible promissory note transactions in accordance with ASC Topic 815, Derivatives and Hedging, and determined that the conversion feature of the convertible promissory notes were not afforded the exemption for conventional convertible instruments due to their respective variable conversion rate and price protection provision. Accordingly, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in the convertible instruments were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date.

F-39

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

The fair value of the embedded conversion option derivatives were determined in 2017 using the Black-Scholes valuation model. During 2017, on the initial measurement dates of each tranche received, the fair value of the embedded conversion option derivatives of $376,841 was recorded as derivative liabilities and was allocated as a debt discount up to the net proceeds of the Convertible Promissory Notes of $265,000 with the remainder of $111,841 charged as initial derivative expense.

The balance of the note payable as of December 31, 2018 and 2017 amounted to $270,000 and $151,630, comprised of principal balance of $270,000 and $270,000, respectively, net of debt discount relating to the bifurcated derivative of $0 and $118,370, respectively. On April 9, 2019, the Company entered into a new agreement with this lender that modified these Notes (See Note 15 – Subsequent Events).

RDW Capital, LLC.

On June 30, 2017, the Company issued RDW Capital, LLC a senior convertible note in the aggregate principal amount of $240,000, for an aggregate purchase price of $30,000 of which $15,000 had been recorded as advance from lender as of March 31, 2017 and the remaining $15,000 received on June 30, 2017. Through date of default, the principal due under the Note accrued interest at a rate of 12% per annum. All principal and accrued interest under the Note was due six months following the issue date of the Note, and is convertible into shares of the Company’s common stock, at a conversion price equal to fifty (50%) of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion. The Note includes anti-dilution protection, including a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company, as well as customary events of default, including non-payment of the principal or accrued interest due on the Note. Upon an event of default, all obligations under the Note will become immediately due and payable and the Company will be required to make certain payments to the Lender.

On December 31, 2017 the Company failed to make its required maturity date payment of principal and interest. In accordance with the note, the Company entered into default on January 3, 2018, which increased the interest rate to 24% per annum. As of the date of this report the lender has not notified the Company of default and has not exercised any of its remedies provided for in the note. One of the remedies the lender may request is an immediate repayment of the loan at 125% of the principal balance, which would result in the recording of $60,000 penalty expense and the related liability.

Under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in these convertible instruments were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion option derivatives were determined in 2017 using the Black-Scholes valuation model. On June 30, 2017, on the initial measurement date, the fair value of the embedded conversion option derivatives of $527,477 was recorded as derivative liabilities and was allocated as a debt discount up to the net proceeds of the Convertible Promissory Notes of $30,000 with the remainder of $497,477 charged as initial derivative expense.

The balance as of December 31, 2018 and 2017 amounted to $240,000 and $120,986, comprised of principal balance of $240,000 and $240,000, respectively, net of Original Issue Discount (OID) of $0 and $104,137 and debt discount relating to the bifurcated derivative of $0 and $14,877, respectively. On April 9, 2019, the Company entered into a new agreement with this lender that modified these Notes (See Note 15 – Subsequent Events).

Bellridge Capital, LLC.

On June 18, 2018, the Company entered into a securities purchase agreement (the “Purchase Agreement”), whereby it issued to an institutional investor (the “Lender”) a senior secured convertible note in the aggregate principal amount of $2,497,503 (the “Note”), for an aggregate purchase price of $1,665,000, net of an original issue discount of $832,503. In addition, the Company paid issue costs of $177,212. The original issue discount and issue costs were recorded as a debt discount to be amortized over the Note term. The principal due under the Note accrues interest at a rate of 10% per annum. Principal and interest payments of $232,940 were payable monthly beginning on December 18, 2018 and were due monthly over the term of the Note in cash or common stock of the Company, at the Lender’s discretion.

In August 2018, the Company defaulted on its convertible note payable with Bellridge due to (i) default on the payment of monthly interest payments due, (ii) default caused by the late filing of the Company’s report on Form 10-Q for the periods ended June 30, 2018 and September 30, 2018 and (iii) default of filing of a registration statement (See Note 7). Upon an event of default, all principal, accrued interest, and liquating damages and penalties were due upon request of the lender at 125% of such amounts.

F-40

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

On December 27, 2018, the lender waived any and all defaults in existence on the Note and the Company agreed to issue a warrant that is convertible into 2% of the issued and outstanding shares existing as the time the Company files a registration statement or makes an application to up list to a national stock exchange. Additionally, the principal interest amount due under the Note was modified with a monthly payment of principal and interests due beginning on January 18, 2019 of $156,219 with all remaining principal and interest amounts on the Note due on December 18, 2019. This modification was not considered a debt extinguishment, On April 9, 2019, the Company entered into a new agreement with this lender that modified these Notes (See Note 15 – Subsequent Events).

Pursuant to the warrant, at any time on or before the date that the Company files a registration statement on form S-l or applies for up-listing to a National Exchange, and on or prior to the close of business on the early of the first year anniversary of the issuance of December 27, 2018 (the “Termination Date”), Bellridge can to subscribe for and purchase from the Company up to 2% in shares (as subject to adjustment as defined in the warrant (the “Warrant Shares”) of common stock for an aggregate exercise price of $100. In connection with the issuance of this Warrant, the Company determined that this Warrant contains terms that are not fixed monetary amounts at inception. Accordingly, under the provisions of ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in this Warrant shall be accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of this Warrant shall be determined using the Monte-Carlo simulation model. On April 9, 2019, the Company entered into a new agreement with this lender that cancelled these warrants (See Note 15 – Subsequent Events).

All principal and accrued interest under the Note is convertible into shares of the Company’s common stock, at a conversion price equal to the lower of $1.50 and 65% of the lowest traded price during the fifteen trading days immediately prior to the conversion date. The Note includes anti-dilution protection, as well as customary events of default, including, but not limited to, non-payment of the principal or accrued interest due on the Note and cross default provisions on other Company obligations or contracts. Upon an event of default, all obligations under the Note will become immediately due and payable and the Company will be required to make certain payments to the Lender. In addition, on June 18, 2018, the Lender was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100 (the “Warrant”). On April 9, 2019, the Company entered into a new agreement with this lender that cancelled these warrants (See Note 15 – Subsequent Events).

The Lender was granted a right of first refusal on future financing transactions of the Company while the Note remains outstanding, plus an additional three months thereafter. In connection with the issuance of the Note, the Company entered into a security agreement with the Lender (the “Security Agreement”) pursuant to which the Company agreed that obligations under the Note and related documents will be secured by all of the assets of the Company. In addition, all of the Company’s subsidiaries are guarantors of the Company’s obligations to the Lender pursuant to the Note and have granted a similar security interest over substantially all of their assets. A portion of the proceeds of the Note were used to acquire 100% of the membership interests of Prime (See Note 3).

During the term of this Note, in the event that the Company consummates any public or private offering or other financing or capital raising transaction of any kind ( each a “Subsequent Offering”), in which the Company receives, in one or more contemporaneous transactions, gross proceeds of at least $5,000,000, at any time upon ten (10) days written notice to the Holder, but subject to the Holder’s conversion rights set forth in the Purchase Agreement, then the Company shall use 20% of the gross proceeds of the Subsequent Offering and shall make payment to the Holder of an amount in cash equal to the product of (i) the sum of (x) the then outstanding principal amount of this Note and (y) all accrued but unpaid interest, multiplied by (ii) (x) 110%, if the Prepayment Date is within 90 days of the date hereof the Closing Date (as defined in the Purchase Agreement), or (y) 125%, if the Prepayment Date is after the 90th day following the Closing Date, to which calculated amount the Company shall add all other amounts owed pursuant to this Note, including, but not limited to, all Late Fees and liquidated damages.

In connection with the Purchase agreement, the Company entered into a registration rights agreement which, among other things, required the Company to file a registration statement with the Securities and Exchange Commission no later than 120 days after June 18, 2018. The Company failed to file such registration statement. Accordingly, in addition to any other rights the Holders may have hereunder or under applicable law, on the default date and on each monthly anniversary of each such default date (if the applicable event shall not have been cured by such date) until the ninetieth day from such Event Date, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of one percent (1%) multiplied by the aggregate subscription amount paid by the Holder pursuant to the Purchase Agreement. Subsequent to the ninetieth day from such default date, the one percent (1%) penalty described in the foregoing sentence shall increase to two percent (2%), with an aggregate cap of twenty percent (20%) per annum. If the Company fails to pay any of these partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event. On December 27, 2018, the lender waived any and all defaults.

F-41

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

In connection with this Purchase Agreement, the Company paid a placement agent $120,000 in cash which is included in issue costs previously discussed above and this placement agent was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100 (the “Placement Warrant”).

In connection with the issuance of this Note, Warrants, and Placement Warrant, the Company determined that this Note and these Warrants contains terms that are not fixed monetary amounts at inception. Accordingly, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in the convertible instrument and the Warrant and Placement Warrant were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of this embedded conversion option derivative, and the Warrant and Placement Warrant were determined using the Binomial valuation model and Monte-Carlo simulation model, respectively.

In connection with the issuance of this Note, Initial Warrant and Placement Warrant, on June 18, 2018, the initial measurement date, the fair values of the embedded conversion option derivative and warrant derivatives of $8,326,853 was recorded as derivative liabilities and was allocated as a debt discount of $1,487,788, with the remainder of $6,839,065 charged to current period operations as initial derivative expense.

Summary of derivative liabilities

At the end of the period, the Company revalued the embedded conversion option and warrant derivative liabilities. In connection with these revaluations and the initial derivative expense, the Company recorded derivative expense of $5,799,282 and $309,521 for the years ended December 31, 2018 and 2017, respectively

During the years ended December 31, 2018 and 2017, the fair value of the derivative liabilities was estimated using the Black-Sholes valuation model, Binomial valuation model, and the Monte-Carlo simulation model with the following assumptions:

	2018	2017
Expected dividend rate	0	0
Expected term (in years)	0.01 to 2.00	0.38 to 1.00
Volatility	261.2% to 307.7%	258.6% to 526.5%
Risk-free interest rate	1.32% to 2.63%	0.66% to 1.76%

At December 31, 2018 and 2017, convertible promissory notes are as follows:

	December 31, 2018	December 31, 2017
Principal amounts	$3,007,503	$510,000
Less: unamortized debt discount	(1,595,627)	(237,384)
Convertible notes payable, net	1,411,876	272,616
Less: current portion of convertible notes payable	(1,411,876)	(272,616)
Convertible notes payable, net – long-term	$-	$-

For the years ended December 31, 2018 and 2017, amortization of debt discounts related to these convertible notes amounted to $1,139,259 and $277,951, respectively, which has been included in interest expense on the accompanying consolidated statements of operations. The weighted average interest rate during the year ended December 31, 2018 and 2017 was approximately 21.2% and 10.0%, respectively.

NOTE 8 – NOTES PAYABLE

Secured merchant loans

In connection with the acquisition of Prime (See Note 3), the Company assumed several notes payable liabilities amounting to $944,281 pursuant to secured merchant agreements (the “Assumed Secured Merchant Loans”). Pursuant to the Assumed Secured Merchant Loans, the Company is required to repay the noteholders by making daily payments on each business day or on demand payments until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. The Assumed Secured Merchant Loans are secured by the assets of Prime, and are personally guaranteed by the former majority member of Prime. During the period from acquisition date of Prime (June 18, 2018) to December 31, 2018, the Company repaid $786,330 of these notes. At December 31, 2018, notes payable related to Assumed Secured Merchant Loans amounted to $157,951.

F-42

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

On September 20, 2018, the Company entered into a secured Merchant Loan in the amount of $521,250 and received net proceeds of $375,000, net of original issue discount of $146,250. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $3,724 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. This Secured Merchant Loan is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. During the period from September 20, 2018 to December 31, 2018, the Company repaid $256,956 of this note. At December 31, 2018, note payable related to this Secured Merchant Loan amounted to $190,125, which is net of unamortized debt discount of $74,169.

On October 1, 2018, the Company entered into a secured Merchant Loan in the amount of $209,850 and received net proceeds of $137,962, net of original issue discount of $59,850 and net of origination fees of $12,038. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $1,749 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. Additionally, on October 1, 2018, the Company entered into a second secured Merchant Loan in the amount of $139,900 and received net proceeds of $92,000, net of original issue discount of $39,900 and net of origination fees of $8,000. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $1,166 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. These Secured Merchant Loans are secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. During the period from October 1, 2018 to December 31, 2018, the Company repaid $169,653 of these notes. At December 31, 2018, notes payable related to these Secured Merchant Loans amounted to $128,726, which is net of unamortized debt discount of $51,371.

On October 12, 2018, the Company entered into a secured Merchant Loan in the amount of $420,000. The Company simultaneously repaid a prior loan of $31,634, paid an origination fee of $10,500 and received net proceeds of $254,552, net of original issue discount of $123,314. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholder by making daily payments of $3,000 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank accounts. This Secured Merchant Loans is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime. During the period from October 12, 2018 to December 31, 2018, the Company repaid $162,000 of this note. At December 31, 2018, note payable related to this Secured Merchant Loan amounted to $171,752, which is net of unamortized debt discount of $86,248.

Promissory notes

In connection with the acquisition of Prime (See Note 3), the Company assumed several notes payable liabilities due to former members of Prime amounting to $459,750 (the “Member Notes”). The Member Notes have effective interest rates ranging from 7% to 10%, and are unsecured. During the period from acquisition date of Prime (June 18, 2018) to December 31, 2018, the Company repaid $459,750 of these notes. At December 31, 2018, notes payable related to former Member Notes amounted to $0.

In connection with the acquisition of Prime (See Note 3), the Company assumed several notes payable liabilities due to entities or individuals amounting to $297,005 (the “Note”). These notes have effective interest rates ranging from 7% to 10%, and are unsecured. During the period from acquisition date of Prime (June 18, 2018) to December 31, 2018, the Company borrowed an addition $50,000 and repaid $217,005 of these notes. At December 31, 2018, notes payable to these entities or individuals amounted to $130,000.

On August 1, 2018, the Company entered into a 10% Original Discount Senior Secured Demand Promissory Note with an investor. Pursuant to this promissory note, the Company borrowed $165,000 and received net proceeds of $150,000. The promissory note is payable on demand at any time prior to December 31, 2018. The promissory note was secured by the Company’s assets. On August 20, 2018, the Company repaid this promissory note of $165,000. Additionally, from October 31, 2018 to December 31, 2018, the Company entered into additional Original Discount Senior Secured Demand Promissory Notes with an investor (the “Promissory Note”). Pursuant to the Promissory Notes, the Company borrowed an aggregate of $770,000 and received net proceeds of $699,955, net of original issue discount of $70,000 and fees of $45. In December 2018, the Company repaid $220,000 of these promissory notes. At December 31, 2018, notes payable to this entity amounted to $505,945, which is net of unamortized debt discount of $44,055. The remaining notes are payable on demand at any time prior to March 15, 2019. These promissory notes are secured by the Company’s assets.

In October 2018, the Company entered into a promissory note with an individual totaling $110,000 and received net proceeds of $100,000, net of original issue discount of $10,000. In December 2018, the Company repaid this note.

From November 2018 to December 2018, the Company entered into separate promissory notes with two individual totaling $215,000 and received net proceeds of $200,000, net of original issue discounts of $15,000. In December 2018, the Company repaid these loans.

F-43

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Equipment and auto notes payable

In connection with the acquisition of Prime (See Note 3), the Company assumed several equipment notes payable liabilities due to entities amounting to $523,207 (the “Equipment Notes”). These Equipment Notes have effective interest rates ranging from 6.0% to 9.4%, and are secured by the underlying van or trucks. During the period from acquisition date of Prime (June 18, 2018) to December 31, 2018, the Company borrowed funds pursuant to Equipment Note agreements of $135,845, repaid $113,830 of these Equipment Notes, and reduce Equipment Notes by $56,933 related to the trade in of certain vans. At December 31, 2018, equipment notes payable to these entities amounted to $488,289.

During October and November 2018, the Company entered into auto financing agreements in the amount of $162,868. During the period from October 2018 to December 31, 2018, the Company repaid $1,832 of these notes. At December 31, 2018, auto notes payable to these entities amounted to $161,036.

At December 31, 2018 and 2017, notes payable consisted of the following:

	December 31, 2018	December 31, 2017
Principal amounts	$2,189,666	$-
Less: unamortized debt discount	(255,843)	-
Principal amounts, net	1,933,823	-
Less: current portion of notes payable	(1,509,804)	-
Notes payable – long-term	$424,019	$-

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Related party – lease

The Company executed a sublease agreement with an affiliate for office space for a one-year term. The sublease commenced on August 1, 2016 at a rate of $300 per month. The sublease was extended on August 1, 2017 and terminated on December 14, 2017, at which point the Company signed a new one-year term lease with the third-party landlord directly for the entire space previously occupied by the affiliate. The monthly rent under the renewed lease is $1,600 plus maintenance charges and taxes.

Common stock ownership

As a result of the Company’s non-effectiveness of the 1 for 30 reverse stock-split, which was previously represented to have been effective prior to the March 30, 2017 reverse merger, the Company’s Chief Executive Officer’s post reverse merger common stock ownership percentage has been reduced from approximately 99% to approximately 80%. The Company and the Chief Executive Officer are exploring remedies, which may include capital stock or other consideration, to correct this situation.

Employment agreement

On June 18, 2018, the Company entered into an employment agreement with the chief operating officer of Prime. The Company shall pay to this executive a base salary of $520,000 per year, payable in accordance with the Company’s usual pay practices. The executive’s base salary will increase by $260,000 per year upon (i) Prime achieving revenue of $20 million on an annualized basis (the “Initial Target Goal”) for four consecutive weeks; and (ii) each time Prime achieves revenue of an additional $10 million increment above the Initial Target Goal (i.e., $30 million, $40 million, $50 million, etc.) on an annualized basis for four consecutive weeks. Executive’s base salary shall be subject to review annually by the Manager and may be increased (but not decreased). The executive shall be entitled to participate in any bonus plan that the Manager or its designee may approve for the senior executives of the Company and shall be entitled to participate in benefits under the Company’s benefit plans, profit sharing and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its employees or senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing, during the Employment, the Company will provide, at the Company’s expense, health and major medical insurance benefits to the Executive and his family members which are at least equal to the benefits provided to the Executive and his family members immediately prior to the Effective Date. The term of this Agreement (as it may be extended by the following sentence or terminated earlier pursuant to terms in the employment agreement shall begin on the Effective Date and end on the close of business on May 31, 2023. The Employment Term shall be automatically extended for additional one-year periods unless, at least sixty (60) days prior to the end of the expiration of the Employment Term.

F-44

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Operating lease agreements

On November 30, 2018, the Company entered into a commercial lease agreement for the lease of sixty parking spaces under an operating lease through November 2023 for a monthly rental fee of $6,000. Either party can cancel this lease on the annual anniversary date of the lease provided that the party who wishes to terminate provides the other party with at least 30-day prior written notice of such termination.

In December 2018, the Company entered into a lease agreement for the lease of office and warehouse space and parking spaces under a non-cancelable operating lease through December 2023. From the lease commencement date until the last day of the second lease year, monthly rent shall be $14,000. At the beginning of the 30th month following the commencement date and through the end of the term, minimum rent shall be $14,420 per month. The Company shall have one option to renew the term of this lease for an additional five years. In January 2019, the Company paid a security deposit of $28,000.

At December 31, 2018, future minimum lease payments due under operating leases is as follows:

Year	Amount
2019	$168,000
2020	168,000
2021	173,040
2022	173,040
2023	173,040
Total	$855,120

Other

From time to time, we may be involved in litigation relating to claims arising out of our operation in the normal course of business. As of December 31, 2018, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on results of our operations.

NOTE 10– STOCKHOLDERS’ DEFICIT

Preferred stock

The preferred stock is designated Series A Convertible Preferred Stock. Each share of preferred stock has a par value of $.001 and a stated value of $1.00. Dividends are payable at the rate per share of 7% per annum cumulative based on the stated value. The Series A preferred shares have no voting rights, except as required by law. Each share of preferred stock is convertible based on the stated value at a conversion price of $20.83 at the option of the holder; provided, however, if a triggering event occurs, as defined in the document, the conversion price shall thereafter be reduced, and only reduced, to equal forty percent of the lowest VWAP during the thirty consecutive trading day period prior to the conversion date. As of December 31, 2018, the Company believes a triggering event has occurred. The beneficial ownership limitation attached to conversion is 4.99%, which can be decreased or increased, upon not less than 61 days’ notice to the Company, but in no event exceeding 19.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon conversion of the preferred stock. After 36 months, the Company has the right to redeem all, but not less than all, of the outstanding preferred shares in cash at a price equal to 130% of the stated value plus any accrued but unpaid dividends thereon. Undeclared cumulative preferred stock dividends were approximately $560,000 as of December 31, 2018.

Recapitalization

On March 30, 2017, the Company closed the Share Exchange Agreement between Save-On and the Company was deemed to have issued 4,000,000 Series A convertible preferred shares and 113,294 common shares to the original shareholders of the Company. In connection with the recapitalization, the Company acquired assets of $10,000 and assumed liabilities of $48,458.

Common stock issued for services

On June 18, 2018, the Company granted 1,500,000 shares of its common stock to the Company chief executive officer for services rendered. The shares were valued at $3,090,000, or $2.06 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded stock-based compensation of $3,090,000.

F-45

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

On June 18, 2018, the Company granted 600,000 shares of its common stock to two consultants for services rendered. The shares were valued at $1,236,000, or $2.06 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded stock-based professional fees of $1,236,000.

Common stock issued for acquisition

In connection with the acquisition (See Note 3), the Company issued 1,500,000 unregistered shares of its common stock valued at $3,090,000, or $2.06 per share, the fair value of the Company’s common stock based on the quoted closing price of the Company’s common stock on the Closing Date.

Common stock issued as loan fee

In October 2018, the Company issued 50,000 shares of its common stock to the related party lender in connection with loans made between July and October 2018. The shares were valued at $100,000, or $2.00 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded interest expense – related party of $100,000.

Warrants

In connection with the Purchase Agreement (See Note 7 under Bellridge), the Lender was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100. Additionally, the placement agent was issued a warrant, with a term of two years, to purchase up to 4.75% of the fully-diluted outstanding Common Stock of the Company, for an aggregate purchase price of $100.

On December 27, 2018, the lender waived any and all defaults in existence on the Note and the Company agreed to issue a warrant that is convertible into 2% of the issued and outstanding shares existing as the time the Company files a registration statement or makes an application to up list to a national stock exchange (See Note 7 under Bellridge).

Warrant activities for the year ended December 31, 2018 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance Outstanding December 31, 2017	-	$-	-	$-
Granted	1,648,570	0.00	1.47
Balance Outstanding December 31, 2018	1,648,570	$0.00	1.47	$2,472,655
Exercisable, December 31, 2018	1,648,570	$0.00	1.47	$2,472,655

NOTE 11– RELATED PARTY TRANSACTIONS AND BALANCES

In 2016, the Company executed a sublease agreement with an affiliate for office space for a one-year term. The sublease commenced on August 1, 2016 at a rate of $300 per month. The sublease was extended on August 1, 2017 and terminated on December 14, 2017, at which point the Company signed a new one-year term lease with the third-party landlord directly for the entire space previously occupied by the affiliate. Rent expense to the affiliate was $0 and $3,300 for the year ended December 31, 2018 and 2017, respectively, and is included in discontinued operations.

In 2017, the Company utilized various ancillary services of the affiliate including software and certain technology without any charge by the affiliate. Additionally, in 2017, the Company utilized certain employees of the affiliate without any charge by the affiliate. As a result, the Company did not incur any labor charges for the period January 1, 2017 through December 15, 2017, except the salary of the Chief Executive Officer.

Accounts payable – related party

In 2018 and 2017, the Company utilized an affiliate company as one of the carriers, providing auto transportation, in the normal course of business. The carrier fees incurred to this affiliate were $50,625 and $13,350 for the years ended December 31, 2018 and 2017, respectively. At December 31, 2018, amount due to this affiliate amounted to $3,700 and is included in liabilities of discontinued operations on the accompanying consolidated balance sheets.

F-46

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Due to related parties

During 2018 and 2017, certain revenue and related costs related to discontinued operations initially recorded by the Company were deemed as affiliate revenue and related costs and were therefore reversed. This was caused by either customers who had not yet approved the Company as a vendor or remittances which were made to the affiliate directly. Such remittances were then remitted from the affiliate back to the Company. The outcome resulted in a net due to affiliate of $0 and $23,551 as of December 31, 2018 and 2017, respectively, which is included in liabilities of discontinued operations on the accompanying consolidated balance sheets.

In connection with the acquisition of Prime (See Note 3), the Company acquired a balance of $14,019 that was due from the former majority owner of Prime. Pursuant to the terms of the SPA, the Company agreed to pay $489,174 in cash to the former majority owner of Prime who then advanced back the $489,174 to Prime. During the period from acquisition date of Prime (June 18, 2018) to December 31, 2018, the Company repaid $216,155 of this advance. This advance is non-interest bearing and is due on demand. At December 31, 2018, amount due to this related party amounted to $259,000.

During the period from acquisition date of Prime (June 18, 2018) to December 31, 2018, an employee of Prime who exerts significant influence over the business of Prime, paid costs and expenses of $56,507 on behalf of the Company and was reimbursed $40,207 by the company. These advances are non-interest bearing and is due on demand. At December 31, 2018, amounts due to this related party amounted to $16,300.

Notes payable – related party

From July 25, 2018 through December 31, 2018, the Company entered into a Promissory Notes with the Company’s chief executive office or the spouse of the Company’s chief executive officer. Pursuant to these promissory notes, the Company borrowed an aggregate of $1,150,000 and received net proceeds of $1,050,000, net of original issue discounts of $100,000. From July 25, 2018 through December 31, 2018, $930,000 of these loans were repaid. At December 31, 2018, notes payable – related party amounted to $213,617, which is net of unamortized debt discount of $6,383.

NOTE 12 – INCOME TAXES

The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The deferred tax assets at December 31, 2018 and 2017 consist only of net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income.

On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law, a tax reform bill which, among other items, reduces the current federal income tax rate to 21% from 34%. The rate reduction is effective January 1, 2018, and is permanent. The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of December 31, 2017, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. Since the Company has provided a full valuation allowance against its deferred tax assets, the revaluation of the deferred tax assets did not have a material impact on any period presented. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

The items accounting for the difference between income taxes at the effective statutory rate and the Company’s effective tax rate for the years ended December 31, 2018 and 2017 were as follows:

	Year Ended December 31, 2018	Year Ended December 31, 2017

Income tax benefit at U.S. statutory rate	21.00%	34.00%
Income tax benefit - State	4.18%	3.65%
Permanent items	(18.19)%	(31.55)%
Effect of change in valuation allowance	(6.99)%	(4.11)%
Effect of change in effective rate from the Act	-	(1.99)%
Effective income tax rate	0.00%	0.00%

F-47

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

The Company’s approximate net deferred tax asset as of December 31, 2018 and 2017 was as follows:

	December 31, 2018	December 31, 2017
Deferred Tax Asset:
Net operating loss carryover	$1,042,542	$30,600
Less: valuation allowance	(1,042,542)	(30,600)
Net deferred tax asset	$-	$-

The net operating loss carryforward was approximately $4,139,807 at December 31, 2018. The Company provided a valuation allowance equal to the net deferred income tax asset as of December 31, 2018 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. During the year ended December 31, 2018, the valuation allowance increased by $1,011,942. Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to an annual limitation as a result of ownership changes that may occur in the future. The 2017 estimated loss carry forward of $120,600 expires on December 31, 2037. The 2018 estimated loss carry forward may be carried forward indefinitely subject to annual usage limitations.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2015 to 2018 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 13 – CONCENTRATIONS

For the year ended December 31, 2018, one customer represented 98.6% of the Company’s total net revenues from continuing operations. This revenue is from one Prime customer for the period from June 19, 2018 to December 31, 2018. At December 31, 2018, one customer from continuing operations represented 95.7% of the Company’s accounts receivable balance.

During the period from June 19, 2018 and December 31, 2018, the Company rented delivery vans from one vendor. Any shortage of supply of vans available to rent to the Company could have a material adverse effect on the Company’s business, financial condition and results of operations.

All revenues are derived from customers in the United States.

NOTE 14 – SEGMENT INFORMATION

During the year ended December 31, 2017, and for the period from January 1, 2018 to June 18, 2018, the Company operated in one reportable business segment consisting of brokerage and logistic services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight which is reflected as a discontinued operations. Since June 18, 2018, the Company operated in two reportable business segments included in continuing operations - (1) a segment which concentrates on deliveries for on-line retailers in New York, New Jersey and Pennsylvania (the “Prime” segment), and (2) a segment with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office. The Company’s reportable segments were strategic business units that offered different products. They were managed separately based on the fundamental differences in their operations and locations.

F-48

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

Information with respect to these reportable business segments for the years ended December 31, 2018 and 2017 was as follows:

	For the Year ended December 31,
	2018	2017
Revenues:
Prime	$13,411,210	$-
Shypdirect	208,950	-
	13,620,160	-
Depreciation and amortization:
Prime	664,350	-
Shypdirect	-	-
	664,350	-
Interest expense
Prime	413,424	-
Shypdirect	-	-
Other (a)	1,500,268	312,416
	1,913,692	312,416
Net (loss) income
Save On – discontinued operations	100,379	67,563
Prime	(2,482,599)	-
Shypdirect	(197,883)	-
Other (a)	(11,898,054)	(812,368)
	$(14,478,157)	$(744,805)

	December 31, 2018	December 31, 2017
Identifiable long-lived tangible assets at December 31, 2018 and 2017 by segment
Prime	$936,831	$-
Shypdirect	-	-
	$936,831	$-

(a)	The Company does not allocate any general and administrative expense of its holding company activities to its reportable segments, because these activities are managed at the corporate level.

NOTE 15 – SUBSEQUENT EVENTS

Secured merchant loans

On January 14, 2019, the Company entered into a secured Merchant Loan in the amount of $764,500. The Company simultaneously repaid a prior loan of $223,329 which was entered into during September 2018, paid an origination fee of $10,034 and received net proceeds of $316,637, net of original issue discount of $214,500. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $6,371 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank account. This Secured Merchant Loans is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime.

On January 24, 2019, the Company entered into a secured Merchant Loan in the amount of $417,000. The Company simultaneously paid an origination fee of $7,998 and received net proceeds of $292,002, net of original issue discount of $117,000. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $3,972 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank account. This Secured Merchant Loans is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime.

F-49

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

On January 28, 2019, the Company entered into a secured Merchant Loan in the amount of $759,000 and received net cash of $315,097 after paying origination fee of $25,750, an original issue discount of $209,000, and the repayment of previous loans and interest due to this lender of $209,153. Pursuant to this Secured Merchant Loan, the Company is required to repay the noteholders by making daily payments of $4,897 on each business day until the loan amounts are paid in full. Each payment is deducted directly from the Company’s bank account. This Secured Merchant Loans is secured by the Company’s assets and are personally guaranteed by the former majority member of Prime.

From February 25, 2019 to March 6, 2019, the Company entered into four secured Merchant Loans in the aggregate amount of $1,199,200. The Company simultaneously repaid prior loans of $69,327 which were entered into during October 2018, paid origination fees totaling $78,286 and received net proceeds of $652,387, net of original issue discounts of $399,200. Pursuant to these four secured Merchant Loans, the Company was required to pay the noteholders by make daily payments aggregating $11,993 on each business day until the loan amounts were paid in full. Each payment was deducted from the Company’s bank account. On April 10, 2019, the Company paid off these secured Merchant Loans in full by paying an aggregate amount of $703,899. As a result of paying off these loans early, the noteholders reduced the origination fees and debt discounts by $229,195 in the aggregate.

Promissory Notes

From January 2019 to April 2019, the Company entered into separate promissory notes with seven individuals totaling $1,616,250 and received net proceeds of $1,435,000, net of original issue discounts of $181,250. These Notes are due between 45 and 273 days from the respective Note date. Other than the original issue discount, no additional interest is due to the holders. In connection with these promissory notes, the Company issued 53,000 warrants to purchase 53,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants are exercisable over a five year period.

During January 2019, the Company entered into a separate promissory note with an individual totaling $26,900 at a simple annual interest rate of 15% bring the total promissory note balance to $77,090 for this individual. From February 2019 to April 2019, the Company repaid $60,000 of these promissory notes. In connection with this promissory note, the Company issued warrants to purchase 1,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The warrants are exercisable over a five year period.

During March 2019, the Company entered into two separate promissory notes with an entity totaling $165,000 and received net proceeds of $150,000, net of original issue discounts of $15,000. During March 2019, the Company repaid $55,000 of these promissory notes.

Notes payable – related parties

During January 2019, the Company repaid an existing promissory note totaling $220,000 with the spouse of the Company’s chief executive officer. In addition, during February 2019, the Company entered into another promissory note with the spouse of the chief executive officer totaling $230,000, net of an original issue discount of $30,000.

Convertible debt and related warrants

On April 9, 2019, the Company entered into an agreement with Bellridge Capital, L.P. (“Bellridge”) that modifies its existing obligations to Bellridge (See Note 7) as follows:

●	the overall principal amount of that certain Convertible Promissory Note, dated June 18, 2018, issued by the Company in favor of Bellridge (the “Note”) was reduced from $2,497,502 to $1,800,000, in exchange for the issuance to Bellridge of 800,000 shares of restricted common stock, which shall be delivered to Bellridge, either in whole or in part, at such time or times as when the beneficial ownership of such shares by Bellridge will not result in Bellridge’s beneficial ownership of more than the Beneficial Ownership Limitation and such shares will be issued within three business days of the date the Bellridge has represented to the Company that it is below the Beneficial Ownership Limitation. Such issuances will occur in increments of no fewer than the lesser of (i) 50,000 shares and (ii) the balance of the 800,000 shares owed. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable pursuant to this Agreement. As of April 15, 2019, 100,000 of these shares have been issued;

●	the maturity date of the Note was extended to August 31, 2020;

●	the interest rate was reduced from 10% to 5% per annum;

●	if the Company completes an offering of equity or equity linked securities (including warrants, convertible preferred stock, convertible debentures or convertible promissory note) which results in gross proceeds to the Company of at least $4,000,000, then the Company shall use a portion of the proceeds thereof to repay not less than half of the obligations then outstanding pursuant to the Note;

F-50

TRANSPORTATION AND LOGISTICS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

●	if the Company completes an offering of debt which results in gross proceeds to the Company of at least $3,000,000, then the Company shall use a portion of the proceeds thereof to repay any remaining obligations then outstanding pursuant to the Note;

●	the convertibility of the Note will now be amended such that the Note shall only be convertible at a conversion price to be mutually agreed upon between the Company and the Holder;

●	the registration rights previously granted to Bellridge have now been eliminated; and

●	those certain Warrants, dated June 18, 2018 and December 27, 2018, respectively, issued by the Company in favor of Bellridge shall be cancelled and of no further force or effect. In exchange, the Company will issue Bellridge 360,000 shares of restricted common stock.

In addition, on April 9, 2019, warrant holders holding warrants exercisable into an aggregate of 4.75% of the outstanding common stock of the Company all agreed to exercise such warrants for an aggregate of 240,000 shares of common stock of the Company.

On April 9, 2019, the Company entered into agreements with another institutional investor, RedDiamond Partners LLC, holding convertible notes representing an aggregate principal amount of $510,000, and agreed with such holder to:

●	extend the maturity date of the notes to December 31, 2020;

●	remove all convertibility features of the notes; and

●	if the Company completes an offering of equity or equity linked securities (including warrants, convertible preferred stock, convertible debentures or convertible promissory note) which results in gross proceeds to the Company of at least $4,000,000, then the Company shall use a portion of the proceeds thereof to repay not less than half of the obligations then outstanding pursuant to the notes.

On March 13, 2019, the Company entered into a convertible note agreement with an individual in the amount of $500,000. Commencing on April 11, 2019, and continuing on the eleventh day of each month thereafter, payments of interest only on the outstanding principal balance of this Note of $7,500 shall be due and payable. Commencing on October 11, 2019 and continuing on the eleventh day of each month thereafter through April 11, 2021, payments of principal and interest of $31,902 shall be made, if not sooner converted as provided in the note agreement. The payment of all or any portion of the principal and accrued interest may be paid prior to the April 11, 2021. Interest shall accrue with respect to the unpaid principal sum identified above until such principal is paid or converted as provided below at a rate equal to 18% per annum compounded annually. All past due principal and interest on this Note shall bear interest from maturity of such principal or interest (in wha1ever manner same may be brought about) until paid at the lesser of (i) 20% per annum, or (ii) the highest non-usurious rate allowed by applicable law. This Note may be converted by Holder at any time in principal amounts of $100,000 in accordance with the terms by delivery of written notice to the Company, into that number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this Note that is being converted by $1.37.

On April 11, 2019, the Company entered into a convertible note agreement with an entity in the amount of $2,000,000. Commencing on May 11, 2019, and continuing on the eleventh day of each month thereafter, payments of interest only on the outstanding principal balance of this Note of $30,000 shall be due and payable. Commencing on November 11, 2019 and continuing on the eleventh day of each month thereafter through April 11, 2021, payments of principal and interest of $117,611, if not sooner converted as provided in the note agreement. The payment of all or any portion of the principal and accrued interest may be paid prior to the April 11, 2021. Interest shall accrue with respect to the unpaid principal sum identified above until such principal is paid or converted as provided below at a rate equal to 18% per annum compounded annually. All past due principal and interest on this Note shall bear interest from maturity of such principal or interest (in wha1ever manner same may be brought about) until paid at the lesser of (i) 20% per annum, or (ii) the highest non-usurious rate allowed by applicable law. This Note may be converted by Holder at any time in principal amounts of $100,000 in accordance with the terms by delivery of written notice to the Company, into that number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this Note that is being converted by $11.81.

Series A preferred stock

On April 9, 2019, the Company entered into agreements with all holders of their Series A Convertible Preferred Stock to exchange all 4,000,000 outstanding shares of preferred stock for an aggregate of 2,600,000 shares of restricted common stock.

Shares issued for services

On February 25, 2019, the Company granted an aggregate of 2,670,688 shares of its common stock to an executive officer, employees and consultants of the Company for services rendered. The shares were valued at $2,750,809, or $1.03 per share, based on the quoted trading price on the date of grant. In connection with these shares, the Company recorded stock-based compensation of $2,750,809.

Discontinued operations

On May 1, 2019, the Company entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company. In addition, the Company granted an aggregate of 80,000 options to certain employees of Save On. Mr. Yariv ceased to be an officer or director of the Company effective with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the Securities and Exchange Commission of April 16, 2019.

Pursuant to Accounting Standard Codification (“ASC”) 205-20-45, the financial statement in which net income or loss of a business entity is reported shall report the results of operations of the discontinued operation in the period in which a discontinued operation either has been disposed of or is classified as held for sale. Accordingly, the Company shall reflect Save On as a discontinued operations beginning in the second quarter of 2019, the period that Save On was disposed of and retroactively for all periods presented in the accompanying consolidated financial statements. The business of Save On is considered discontinued operations because: (a) the operations and cash flows of Save On were eliminated from the Company’s operations; and (b) the Company has no interest in the divested operations.

The assets and liabilities classified as discontinued operations in the Company’s consolidated financial statements as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 is set forth below.

	December 31, 2018	December 31, 2017
Assets:
Current assets:
Accounts receivable, net	$334,275	$254,150
Prepaid expenses and other	1,619	663
Total current assets	335,894	254,813
Total assets	$335,894	$254,813
Liabilities:
Current liabilities:
Accounts payable	$409,053	$176,026
Accounts payable – related party	3,700	-
Due to affiliate	-	23,551
Accrued expenses and other liabilities	27,992	14,550
Total current liabilities	440,745	214,127
Total liabilities	$440,745	$214,127

The summarized operating result of discontinued operations included in the Company’s condensed consolidated statements of operations is as follows:

	Year Ended
	December 31,
	2018	2017
Revenues	$4,498,499	$1,301,332
Cost of revenues	3,438,556	992,514
Gross profit	1,059,943	308,819
Operating expenses	959,564	241,255
Income from discontinued operations	100,379	67,563
Loss on disposal of discontinued operations	-	-
Income from discontinued operations, net of income taxes	$100,379	$67,563

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We are paying all of the expenses related to this offering. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$3,641
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Miscellaneous Fees and Expenses	6,359
Total	$45,000

Item 14. Indemnification of Directors and Officers.

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration under Section 4(2) of the Securities Act and are deemed to be restricted securities for purposes of the Securities Act. There were no underwriters or placement agents employed in connection with any of these transactions. Use of the exemption provided in Section 4(2) for transactions not involving a public offering is based on the following facts:

●	Neither we nor any person acting on our behalf solicited any offer to buy or sell securities by any form of general solicitation or advertising.

●	The recipients were either accredited or otherwise sophisticated individuals who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.

●	The recipients had access to business and financial information concerning our company.

●	All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

The following transactions give effect to the one-for-250 reverse stock split effected on July 18, 2018.

On January 29, 2016, we sold a total of 97,826 shares of common stock to an investor for gross proceeds of $90,000. Such sale was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated under the Securities Act.

On February 9, 2016, we issued 160,000 shares of common stock to our Chief Executive Officer pursuant to his employment agreement. The fair value of the shares of common stock was $9,600.

On April 28, 2016, we issued 50,000 shares of common stock to our Chief Operating Officer as consideration for consulting services.

On June 3, 2016, we issued 1,022,122 shares of common stock in exchange for the payment of outstanding compensation due to John Barton in the amount of $71,250, and outstanding loans payable of $10,118.

On April 25, 2017, we entered into a purchase agreement with an investor to issue senior convertible promissory notes in the aggregate principal amount of $355,000 (the “Notes”) for an aggregate purchase price of $355,000. The principal due under the Notes accrues interest at a rate of 12% per annum. All principal and accrued interest under the Notes is due one year following the issue date of such Notes, and is convertible into shares of our common stock at a conversion price equal to 65% of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion.

On June 18, 2018, we issued 1,500,000 shares of common stock to our Chief Executive Officer for services rendered. The shares were value at $3,090,000, or $2.06 per share.

On June 18, 2018, we issued 600,000 shares of common stock to two consultants for services rendered. The shares were value at $1,236,000, or $2.06 per share.

On June 19, 2018, we issued an institutional investor a senior secured convertible note in the principal amount of $2,497,502.50 for a purchase price of $1,665,000. The principal due under such note accrues interest at a rate of 10% per annum.

In October 2018, we issued 50,000 shares of common stock to a related-party lender in connection with loans made between July and October 2018. The shares were valued at $100,000, or $2.00 per share.

On March 11, 2019 and April 11, 2019, we issued non-negotiable senior convertible promissory notes to two investors affiliated with John Mercadante, our Chairman of the Board and Chief Executive Officer, in the principal amounts of $500,000 and $2,000,000, respectively. The principal due under the notes accrues interest at the rate of 18% per annum, with such interest being payable monthly over the term of the notes in cash or common stock, at the holder’s election.

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On February 25, 2019, we issued an aggregate of 2,670,688 shares of common stock to an executive officer, employees and consultants of our company for services rendered. The shares were valued at $2,750,808, or $1.03 per share.

On April 9, 2019, we entered into an agreement with an investor that cancelled outstanding warrants held by such investor in exchange for an aggregate of 600,000 shares of common stock, valued at $7,686,000, or $12.81 per share.

On April 9, 2019, entered into an agreement with an investor that modified our existing obligations to such investor by reducing the principal balance of the note outstanding held by such investor to $1,800,000, in exchange for the issuance of 800,000 shares of restricted common stock, valued at $10,248,000, or $12.81 per share.

On May 1, 2019, we issued an aggregate of 30,000 shares of common stock, valued at $265,500, or $8.85 per share, to consultants.

On June 14, 2019, we issued 200,000 shares of common stock, valued at $2,200,000, or $11.00 per share, to an employee of our company for services rendered.

On August 30, 2019, we issued $1,067,500 worth of units, each unit comprised of one share of common stock and a warrant to purchase one share of common stock.

On August 30, 2019, we also issued (i) original issue discount senior secured convertible notes, issued at a 10% original issue discount, for a total purchase price of $2,222,854, and (ii) 987,940 warrants to purchase common stock. Interest accrues on the aggregate unconverted and then outstanding principal amount of the notes at the rate of 10% per annum. The notes are convertible into shares of common stock at the conversion price of $2.50 per share.

Between July 1, 2019 and September 30, 2019, we issued an aggregate of 1,438,711 shares of common stock to eight investors upon the exchange or conversion of an aggregate of $3,596,777 of indebtedness, or a purchase or conversion price of $2.50 per share.

On October 2, 2019, we issued 300,000 shares of common stock, valued at $750,000, or $2.50 per share, to a consultant.

The issuance of all securities set forth above, unless otherwise indicated, were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of March 30, 2017, by and among the Registrant, Save on Transport Inc. and Steven Yariv (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K dated April 5, 2017).

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K dated June 30, 2015).

3.2	Certificate of Change filed with the Nevada Secretary of State, dated December 18, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated December 24, 2013).

3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation dated July 16, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated July 23, 2018).

3.4	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K dated December 20, 2011).

4.1	Form of Senior Convertible Promissory Note from 2017 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K dated April 27, 2017).

4.2	Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of PetroTerra Corp., dated August 7, 2017 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K dated August 8, 2017).

4.3	Form of Senior Secured Convertible Promissory Note dated June 16, 2018 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K dated June 27, 2018).

4.4	Common Stock Purchase Warrant, issued by the Company on June 19, 2018 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K dated June 27, 2018).

4.5	Form of Senior Convertible Promissory Note dated August 30, 2019 (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K dated September 9, 2019).

4.6	Form of Common Stock Purchase Warrant issued by the Registrant on August 30, 2019 to lenders (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K dated September 9, 2019).

4.7	Form of Common Stock Purchase Warrant issued by the Registrant on August 30, 2019 to equity purchasers (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K dated September 9, 2019).

5.1**	Opinion of Pryor Cashman LLP.

10.1	Securities Purchase Agreement, dated as of April 25, 2017, by and among the Company and the Lender (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated April 27, 2017).

10.2	Securities Purchase Agreement, dated June 18, 2018, between the Company and an institutional investor (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated June 27, 2018).

10.3	Security Agreement, dated June 18, 2018, between the Company and an institutional investor (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K dated June 27, 2018).

10.4	Stock Purchase Agreement, dated June 18, 2018, between the Company, Prime EFS LLC and the sellers signatory thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K dated June 26, 2018).

10.5	Agreement, dated April 9, 2019, by and between the Company and Bellridge Capital, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated April 10, 2019).

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Exhibit Number	Description

10.6	Form of Agreements, by and between the Company and RedDiamond Partners LLC incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated April 10, 2019).

10.7	Form of Series A Convertible Preferred Stock Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated April 10, 2019).

10.8	Securities Purchase Agreement dated August 30, 2019 between the Registrant and lenders (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K dated September 9, 2019).

10.9*	Security Agreement dated August 30, 2019 among the Registrant, the subsidiaries of the Registrant, the lenders and Cavalry Fund I LP, as collateral agent.

10.10	Registration Rights Agreement dated August 30, 2019 between the Registrant and lenders (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K dated September 9, 2019).

10.11	Securities Purchase Agreement dated August 30, 2019 between the Registrant and equity purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated September 9, 2019).

10.12	Registration Rights Agreement dated August 30, 2019 between the Registrant and equity purchasers (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K dated September 9, 2019).

21.1*	List of Subsidiaries.

23.1**	Consent of Pryor Cashman LLP (contained in Exhibit 5.1).

23.2*	Consent of Salberg & Company, P.A.

*	Filed herewith.
**	To be filed by amendment.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (? 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (? 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on October 10, 2019.

TRANSPORATION AND LOGISTICS SYSTEMS, INC.

By:	/s/John Mercadante
Name: John Mercadante
Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors and officers of Transportation and Logistics Systems, Inc. (the “Company”), hereby severally constitute and appoint John Mercadante and Douglas Cerny, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/John Mercadante	President, Chief Executive Officer and Chairman of the Board of Directors	October 10, 2019
John Mercadante	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas Cerny	Director	October 10, 2019
Douglas Cerny

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